UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

TROVER SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Trover Solutions, Inc.

(2)
Aggregate number of securities to which transaction applies: 8,494,977 shares of common stock. The aggregate number of 8,494,977 shares of the Registrant’s common stock to which this transaction applies includes all outstanding shares of common stock, excluding shares held in the Registrant’s treasury.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $8,038 was calculated by multiplying the sum of (1) the proposed aggregate cash payment of $59,464,839 for 8,494,977 shares of common stock of the Registrant at $7.00 per share and (2) the proposed aggregate cash payment of $3,975,678 to be paid to persons holding options to acquire shares of common stock of the Registrant in consideration of cancellation of such options (assuming options to purchase an aggregate of 1,207,204 shares of common stock are cancelled in exchange for cash in the transaction) by .00012670.

(4)	Proposed maximum aggregate value of transaction:

$63,440,517

(5)	Total fee paid:

$8,038

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement Subject to Completion — Dated March 11, 2004

TROVER SOLUTIONS, INC.
1600 Watterson Tower
Louisville, Kentucky 40218

____________, 2004

Dear Fellow Stockholders:

I am pleased to report that on February 19, 2004, Trover entered into a merger agreement with TSI Holding Co., Inc., and TSI Acquisition Co., Inc. The merger agreement provides for Trover to be purchased and taken private through a merger transaction in which all of your shares of Trover common stock will be converted into the right to receive $7.00 per share in cash, without interest on that amount. Both TSI Acquisition Co., Inc. and TSI Holding Co., Inc. are affiliates of Tailwind Capital Partners LLC, which manages Thomas Weisel Capital Partners, L.P., a private equity fund.

The merger agreement was negotiated at the direction of a special committee of independent directors formed after Trover’s senior management team (including myself) made our own buy-out proposal. The special committee ran an auction process and ultimately selected the Tailwind proposal from among the various indications of interest it received. In deciding to approve and recommend the merger agreement, the special committee considered a variety of factors, including the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that, as of February 19, 2004, the consideration to be received by you pursuant to the merger agreement is fair, from a financial point of view. A copy of that opinion is included as Appendix B to the accompanying proxy statement, which you should read carefully and in its entirety.

After careful consideration, the board of directors of Trover, based in part upon the unanimous recommendation of the special committee, unanimously determined that the merger agreement and the proposed merger are fair to, and in the best interests of, Trover stockholders. Your board of directors recommends that you vote “FOR” adoption of the merger agreement.

When you consider the recommendation of the board of directors to adopt the merger agreement, you should be aware that some of our board members and executive officers, including myself, have interests in the merger that may be different from, or in addition to, the interests of Trover’s stockholders generally because we intend to continue to be employees of and investors in Trover after the merger.

The proposed merger is more fully described in the accompanying proxy statement. We are asking you to adopt the merger agreement and thereby approve the merger at a special meeting for such purpose to be held on ___, 2004 at 10:00 a.m., Eastern Standard Time, at Watterson Tower, 12th Floor, 1930 Bishop Lane, Louisville, Kentucky 40218.

If you do not wish to accept the merger consideration provided in the merger, you have the right to exercise appraisal rights under Delaware law and obtain the “fair value” of your shares of common stock of Trover, provided that you do not vote in favor of adopting the merger agreement and you otherwise comply with the conditions established under applicable Delaware law, which are explained in the accompanying proxy statement.

Your vote is very important! We cannot complete the proposed transaction unless the holders of a majority of the outstanding shares of Trover common stock affirmatively vote to adopt the merger agreement. Failing to return your proxy card or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

To adopt the merger agreement and thereby approve the merger you should cast a "FOR” vote by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted “FOR” the adoption of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Please read the entire accompanying proxy statement carefully, including the appendices. In particular, before voting, you should carefully consider the discussion in the section of the proxy statement entitled “Special Factors.”

Sincerely,
/s/ Patrick B. McGinnis
Patrick B. McGinnis
Chairman of the Board and Chief Executive Officer

___, 2004
Louisville, Kentucky

This proxy statement is dated ___, 2004 and is first being mailed to stockholders of Trover on or about ___, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

TROVER SOLUTIONS, INC.
1600 Watterson Tower
Louisville, Kentucky 40218

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _______________, 2004
_________________________

To the Stockholders of Trover Solutions, Inc.:

Notice is hereby given that a special meeting of the stockholders of Trover Solutions, Inc. will be held on ___, 2004 at 10:00 a.m., Eastern Standard Time, at Watterson Tower, 12th Floor, 1930 Bishop Lane, Louisville, Kentucky 40218 to consider and vote upon:

1.	A proposal to adopt the Agreement and Plan of Merger, dated as of February 19, 2004, by and among TSI Holding Co., Inc., TSI Acquisition Co., Inc. and Trover, and thereby approve the merger contemplated by the merger agreement pursuant to which, among other things, TSI Acquisition Co., Inc. will be merged with and into Trover, with Trover being the surviving corporation, upon the terms and subject to the conditions of the merger agreement described in the accompanying proxy statement;

2.	A proposal to approve the adjournment or postponement of the special meeting to a later date if necessary in order to solicit additional proxies in favor of the adoption of the Agreement and Plan of Merger; and

3.	Any other proposals or other business as may properly come before the special meeting or any adjournments or postponements thereof.

The proposals are described in detail in the accompanying proxy statement and the appendices thereto.

Please read the entire accompanying proxy statement carefully, including the appendices. In particular, before voting, you should carefully consider the discussion in the section of the proxy statement entitled “Special Factors.”

The board of directors of Trover has fixed the close of business on ___, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of record of shares of Trover common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

After careful consideration, the board of directors of Trover, based in part upon the unanimous recommendation of a special committee comprised of independent members of the board of directors of

Trover, unanimously determined that the merger agreement and proposed merger are fair to, and in the best interests of, Trover stockholders. Your board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of Trover common stock you own. Please vote your shares as soon as possible to ensure that your shares are represented at the special meeting. To vote your shares, you must complete and return the enclosed proxy card. If you hold your shares in your own name, you also may cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not instruct your broker or bank on how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement and the approval of the merger.

By Order of the Board of Directors,
/s/ Douglas R. Sharps
Douglas R. Sharps
Executive Vice President, Chief Financial Officer and Secretary

Louisville, Kentucky
___, 2004

If you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to exercise appraisal rights under Section 262 of the Delaware General Corporation Law and obtain the “fair value” of your shares of common stock of Trover, provided that you comply with the conditions established under applicable Delaware law. For a discussion regarding your appraisal rights, see the section titled “The Special Meeting—Appraisal Rights” in the accompanying proxy statement and Appendix C to the proxy statement, which sets forth the text of that statute.

i

(continued)

Page
Treatment of Stock Options and Restricted Stock	52
Payment	53
Trover Special Meeting	53
Representations and Warranties	53
Conduct of Our Business Pending the Merger	55
Covenant Regarding No Solicitation; Covenant to Recommend	56
Indemnification and Insurance	57
Employee Matters	57
Other Covenants	57
Conditions to the Merger	58
Termination of the Merger Agreement	59
Break-up Fees; Expense Reimbursement	59
Amendment	60
COMMON STOCK PURCHASE INFORMATION	61
Purchases By Trover	61
Purchases by the Tailwind Entities and the Management Investors	61
Recent Transactions	61
TROVER SELECTED HISTORICAL FINANCIAL DATA	63
COMMON STOCK MARKET AND MARKET PRICE	64
NUMBER OF STOCKHOLDERS	64
DIVIDENDS	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65
Security Ownership of Certain Beneficial Owners	65
Security Ownership of Management	66
INDEPENDENT AUDITORS	67
FUTURE STOCKHOLDER PROPOSALS	67
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	67
APPENDIX A Agreement and Plan of Merger, dated as of February 19, 2004, by and among TSI Holding Co., Inc., TSI Acquisition Co., Inc. and Trover Solutions, Inc.	A-1
APPENDIX B Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.	B-1
APPENDIX C Section 262 of the Delaware General Corporation Law	C-1
APPENDIX D Information Regarding the Directors and Executive Officers of Trover and the Tailwind Entities and Affiliates.	D-1

ii

SUMMARY

This summary briefly describes the information in this proxy statement that we believe to be material, but it may not contain all of the information that is important to you. To understand the proposed merger transaction and other matters relevant to the special meeting, you should carefully read this entire document as well as the additional documents to which it refers, including the merger agreement, which is attached to this proxy statement as Appendix A, and our Annual Report on Form 10-K for the year ended December 31, 2003. We have included references to pages in this document to assist you in locating more complete discussions of the topics presented in this summary. To learn how to obtain additional information beyond what is provided in this document, see “Where Stockholders Can Find More Information” on page ___.

For purposes of this proxy statement:

•	“Trover,” “we,” “us” and “our” refer to Trover Solutions, Inc.;

•	“Tailwind” refers to Tailwind Capital Partners LLC;

•	“Parent” refers to TSI Holding Co., Inc.;

•	"Acquisition Corp.” refers to TSI Acquisition Co., Inc.;

•	“Tailwind Entities” refers to Tailwind, Thomas Weisel Capital Partners, L.P., the affiliated co-investors of Thomas Weisel Capital Partners, Parent and Acquisition Corp., collectively; and

•	“Management Investors” refers to Patrick B. McGinnis (our Chairman of the Board and Chief Executive Officer), Robert G. Bader, Jr. (our Executive Vice President—Healthcare Sales, Marketing & Corporate Client Solutions), Mark J. Bates (our Executive Vice President––Healthcare Recoveries Division, Overpayments), Robert L. Jefferson (our Senior Vice President—TransPaC Solutions), Debra M. Murphy (our Executive Vice President—Healthcare Recoveries Division, Subrogation) and Douglas R. Sharps (our Executive Vice President—Finance & Administration, Chief Financial Officer and Secretary), collectively.

Special Meeting — See page ___

The special meeting of our stockholders at which you will be asked to vote on the merger agreement is to be held at 10:00 a.m. Eastern Standard Time on ___, 2004, at Watterson Tower, 12th Floor, 1930 Bishop Lane, Louisville, Kentucky 40218. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on ___, 2004, which is the record date for the special meeting. You will have one vote for each share of our common stock that you owned at the close of business on the record date. If your shares are held in street name by a broker, you will need to provide your broker with instructions on how to vote your shares. On the record date, there were ___shares of our common stock outstanding and entitled to vote at the special meeting.

Purpose of the Special Meeting — See page ___

The special meeting has been called in order for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 19, 2004, and referred to throughout this document as the merger agreement, by and among Parent, Acquisition Corp. and Trover. The merger agreement provides that if our stockholders adopt the merger agreement and certain other conditions are satisfied, Acquisition Corp. will be merged with and into Trover, and Trover will be the surviving corporation. Upon completion of the merger, Trover will be wholly owned by Parent.

Stockholder Approval Required — See page

The merger will be completed only if the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

The Participants — See page ___

Trover. We were incorporated in Delaware on June 30, 1988. We provide subrogation and certain other claims recovery and cost containment services, on an outsourcing basis, to the private healthcare payor industry and the property and casualty insurance industry.

Acquisition Corp. Acquisition Corp. is a Delaware corporation that was recently formed by Tailwind for the sole purpose of completing the merger. Acquisition Corp. is wholly owned by Parent and has not engaged in any business except in anticipation of the merger.

Parent. Parent is a Delaware corporation that was recently formed by Tailwind for the sole purpose of acquiring Trover. Parent has not engaged in any business except in anticipation of the merger. The stockholders of Parent following the merger will be Thomas Weisel Capital Partners, L.P., its co-investors and the Management Investors.

Thomas Weisel Capital Partners, L.P. and Its Affiliated Co-investors. Thomas Weisel Capital Partners is a Delaware limited partnership with backing from leading institutional investors and a current portfolio of over 30 companies primarily focused in the growth sectors of the economy, including healthcare, technology and business services, and media and communications. The general partner of Thomas Weisel Capital Partners is Tailwind. The following affiliated entities will co-invest with Thomas Weisel Capital Partners in Trover by acquiring stock of Parent: TWP CEO Founders’ Circle (QP), L.P., TWP CEO Founders’ Circle (AI), L.P., Thomas Weisel Partners Group LLC and Thomas Weisel Capital Partners Employee Fund, L.P.

Tailwind, Thomas Weisel Capital Management LLC and Thomas Weisel Partners Group LLC. Tailwind, a Delaware limited liability company, is the general partner of Thomas Weisel Capital Partners and in this capacity it is responsible for identifying, negotiating, structuring, acquiring, holding and disposing of the investments of, and otherwise managing, Thomas Weisel Capital Partners. The day-to-day business of Tailwind is managed by individuals who serve as its managing partners, with oversight by Thomas Weisel Capital Management LLC, a Delaware limited liability company, as managing member of Tailwind. Thomas Weisel Partners Group LLC, a Delaware limited liability company, is the managing member of Thomas Weisel Capital Management LLC and is a holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a privately held investment banking firm. The business and affairs of Thomas Weisel Partners Group LLC are managed by its executive committee.

Management Investors. The Management Investors are the members of our senior management who will own shares of Parent common stock and options to acquire Parent common stock if the merger is consummated. The Management Investors are Patrick B. McGinnis (our Chairman of the Board and Chief Executive Officer), Robert G. Bader, Jr. (our Executive Vice President—Healthcare Sales, Marketing & Corporate Client Solutions), Mark J. Bates (our Executive Vice President––Healthcare Recoveries Division, Overpayments), Robert L. Jefferson (our Senior Vice President—TransPaC Solutions), Debra M. Murphy (our Executive Vice President—Healthcare Recoveries Division, Subrogation) and Douglas R. Sharps (our Executive Vice President—Finance & Administration, Chief Financial Officer and Secretary).

Background of the Merger — See page ___

The process that resulted in the proposed merger began when Patrick B. McGinnis, who is our chief executive officer and also serves as the chairman of our board of directors, recommended that the board consider a transaction in which Mr. McGinnis and other members of our executive management would pursue a buy-out transaction in which all of Trover’s outstanding shares of common stock would be purchased by an employee stock ownership plan (“ESOP”). In June 2003, Trover’s board of directors formed a special committee of independent directors to review the strategic issues facing us and alternatives that might be available to enhance stockholder value. The special committee retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) as financial advisor and directed Houlihan Lokey to solicit proposals from parties who might be interested in acquiring us. Houlihan Lokey contacted 84 parties, 39 of whom entered into confidentiality agreements and were provided information regarding us and 18 of whom submitted indications of interest. The special committee selected the Tailwind proposal from among those indications of interest. After significant negotiations, the special committee and Tailwind reached the agreements reflected in the merger agreement. “Special Factors––Background of the Merger” and “Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger.”

Recommendation of the Special Committee — See page ___

The special committee has unanimously determined that the terms of the merger as contemplated by the merger agreement are fair to, and in the best interests of, the Trover stockholders. Consequently, the special committee recommended that the Trover board of directors adopt the merger agreement and submit the merger agreement to the Trover stockholders. The members of the special committee are Jill L. Force (Chair), William C. Ballard, John H. Newman, Lauren N. Patch and Chris B. Van Arsdel. The special committee consists solely of independent directors who are not officers or employees of or consultants to Trover or the Tailwind Entities and who have no financial interest in the completion of the merger that is different from Trover’s stockholders and option holders generally.

Recommendation of the Board of Directors — See page ___

The board of directors of Trover, based in part on the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the proposed merger are fair to, and in the best interests of, Trover’s stockholders and recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Financial Advisor — See page ___

One of the factors considered by our board of directors and the special committee in deciding to approve the terms of the merger agreement and the merger was the opinion of Houlihan Lokey, the financial advisor retained by the special committee. Houlihan Lokey delivered a written opinion to the Trover board of directors that, as of the date of its opinion, the price per share to be received by the holders of Trover common stock in the proposed merger pursuant to the merger agreement is fair such holders from a financial point of view. A copy of that opinion is attached as Appendix B to this proxy statement.

Purpose and Effects of the Merger — See page ___

For Trover, the purpose of the merger is to allow Trover’s stockholders to receive cash for their shares at a price that represents a substantial premium over the market prices at which the common stock traded before Trover announced the formation of the special committee and in a transaction that allows all stockholders to obtain this price notwithstanding the limited public float and low trading volume of the Trover common stock.

For the Tailwind Entities, the purpose of the merger is to acquire a controlling interest in Trover.

Upon consummation of the merger, all shares of Trover common stock, other than shares held by stockholders who perfect their appraisal rights under Delaware law, shares held by Parent and Acquisition Corp. and shares held by Trover or its subsidiaries as treasury stock, automatically will be converted into the right to receive $7.00 in cash, without interest on that amount. Only stockholders who do not elect to seek appraisal rights (or who fail properly to seek such appraisal rights) under Delaware law will be entitled to receive the merger consideration. Following completion of the merger, Trover, as the surviving corporation in the merger, will cease to be a public company and instead will be privately held, shares of Trover common stock will no longer be traded on the Nasdaq National Market and there will be no other public market for those shares.

Treatment of Stock Options in the Merger — See page

Except as described below, upon consummation of the merger, all outstanding and unexercised options to purchase shares of Trover common stock, whether or not then vested, will be cancelled and each holder of an option will be entitled to receive a cash payment in an amount equal to the product of (i) the number of shares of Trover common stock subject to the option and (ii) the excess, if any, of $7.00 over the exercise price per share of the option. Options with an exercise price equal to or greater than $7.00 per share will be cancelled at the effective time of the merger without any payment or other consideration to the holder.

Interests of Trover’s Directors and Executive Officers — See page ___

In the merger, the members of our management and board of directors will be entitled to receive the same $7.00 per share payment for their shares of Trover common stock as our other stockholders. Their Trover stock options will be treated in the same way as those of all other option holders, except that the merger agreement provides that some of our employees may agree with Parent that those employees will “roll over” their existing Trover stock options following the completion of the merger, and we expect that some members of our management team will make this roll-over election. We have been advised that the Management Investors, pursuant to an invitation by Tailwind, expect to invest an aggregate of approximately $1.1 million in the buy-out by purchasing common stock of Parent at the time the merger is completed.

Mr. McGinnis has entered into a definitive agreement regarding his continued employment with Trover following the merger on terms substantially similar to those in his current employment agreement with Trover. Mr. McGinnis has borrowed money from Trover that he is required to repay with interest. The loan is repayable in full on January 1, 2005. At February 29, 2004, the unpaid balance of that loan (including accrued unpaid interest) was $998,506. Parent has agreed that, when the merger is completed, Trover will extend the maturity of the loan to January 1, 2009 (which Trover would be legally prohibited from doing if it remained a public company). Tailwind has told us that it expects Trover’s current management will be retained after the merger. Pursuant to severance agreements with Trover, certain executive officers will be entitled to change-of-control payments if their employment is terminated or they voluntarily terminate their employment for good reason within two years following the merger. Because of these arrangements, some members of Trover’s management team may have interests in respect of the merger that are different from the interests of Trover stockholders generally. The members of the special committee have no financial interest in the completion of the merger that is different from Trover’s stockholders and option holders generally.

Merger Financing — See page ___

Tailwind estimates that approximately $65.9 million will be required by Parent in order to pay the merger consideration that will be due to Trover’s stockholders and option holders under the merger agreement and to pay the related fees and expenses of Parent and Acquisition Corp. Tailwind expects this amount to be funded through a combination of equity contributions by Thomas Weisel Capital Partners, its co-investors and the Management Investors, new credit facilities to be provided by an institutional lender and Trover’s available cash reserves following the completion of the merger. Tailwind has received a financing commitment from CapitalSource Finance LLC for $27.5 million of senior secured credit facilities, and it intends to apply borrowings of approximately $25 million under these facilities to the merger-related funding requirements. The obligations of Parent and Acquisition Corp. to complete the merger are not subject to a financing condition, and Thomas Weisel Capital Partners has agreed to provide sufficient funds to consummate the merger, whether or not new credit facilities are obtained, subject to the conditions set forth in the merger agreement.

Conditions to the Completion of the Merger — See page ___

The merger is subject to the satisfaction of a number of conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock and that between December 31, 2002 and the effective time of the merger, except for matters already disclosed to Parent, no change, event, circumstance or development will have occurred, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Trover.

Limitation on Considering Other Offers — See page ___

We have agreed in the merger agreement not to participate in any discussions or negotiations regarding an alternative transaction, provide any information with respect to a potential alternative transaction or solicit, initiate or encourage the submission of any proposal by a third party for an alternative transaction while the merger is pending and that during the same period our board of directors may not approve or recommend an alternative transaction, in each case except in the limited circumstances specified in the merger agreement.

Termination of the Merger Agreement — See page ___

Trover and Parent may agree to terminate the merger agreement at any time before the merger. In addition, the merger agreement may be terminated by either Trover or Parent for a number of other reasons. Under certain circumstances, following a termination of the merger agreement, Trover would be required to reimburse Parent for its out-of-pocket expenses in an amount not to exceed $2 million and also may be required to pay termination and break-up fees of up to an additional $2 million.

U.S. Federal Income Tax Consequences — See page ___

Generally, you will recognize gain or loss for U.S. Federal income tax purposes on your exchange of your shares of Trover common stock for cash in the merger. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Appraisal Rights — See page ___

Under Delaware law, in connection with the merger you have the right to seek an appraisal by a Delaware court of the fair value of your shares of Trover common stock, but only if you comply with all requirements set forth under Delaware law as described on pages ___through ___of this proxy statement and in Appendix C to this proxy statement. Depending on the determination of the court, the appraised fair value of your shares of Trover common stock, which will be paid to you following the merger if you seek an appraisal, may be more than, less than or the same as the $7.00 per share otherwise payable in the merger.

QUESTIONS AND ANSWERS ABOUT THE
SPECIAL MEETING OF STOCKHOLDERS AND THE MERGER

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to adopt the merger agreement, dated as of February 19, 2004, by and among Parent, Acquisition Corp. and Trover, pursuant to which Acquisition Corp. will be merged with and into Trover.

Q:	What is Acquisition Corp.?

A:	Acquisition Corp. is a newly organized Delaware corporation formed and wholly owned by Parent. When Acquisition Corp. is merged with and into Trover, its separate corporate existence will end (because Trover will be the surviving corporation in the merger) and Parent will own all the outstanding shares of Trover’s capital stock.

Q:	What will happen to my shares in the merger?

A:	Upon consummation of the merger, all of your shares of Trover common stock will be converted into the right to receive $7.00 in cash, without interest, unless you exercise appraisal rights under Delaware law in accordance with all applicable requirements. Accordingly, following the merger you will have no continuing equity ownership interest in Trover.

Q:	How does Trover’s board of directors recommend I should vote?

A:	The board of directors recommends you vote “FOR” adoption of the merger agreement.

Q:	Why are we proposing to merge with Acquisition Corp.?

A:	The process that resulted in the proposed merger began when Patrick B. McGinnis, who is our chief executive officer and also serves as the chairman of our board of directors, recommended that the board consider a transaction in which Mr. McGinnis and other members of our executive management would pursue a buy-out transaction in which all of Trover’s outstanding shares of common stock would be purchased by an employee stock ownership plan (“ESOP”). In June 2003, Trover’s board of directors formed a special committee of independent directors to review the strategic issues facing us and alternatives that might be available to enhance stockholder value. The special committee retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) as financial advisor and directed Houlihan Lokey to solicit proposals from parties who might be interested in acquiring us. Houlihan Lokey contacted 84 parties, 39 of whom entered into confidentiality agreements and were provided information regarding us and 18 of whom submitted indications of interest. The special committee selected the Tailwind proposal from among those indications of interest. After significant negotiations, the special committee and Tailwind reached the agreements reflected in the merger agreement. See “Special Factors––Background of the Merger” beginning on page ___and “Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger” beginning on page ___.

Q:	What factors did the board consider in deciding to recommend that our stockholders adopt the merger agreement?

A:	The board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, our stockholders. In deciding to recommend that the stockholders adopt the merger agreement, our board of directors considered a number of factors, including the following:

•	the relative merits of the merger as compared to the alternative of remaining an independent public company, having regard for, among other things, the recent share price performance of our common stock, the lack of securities analyst coverage for our stock, the significant uncertainties associated with our business and the costs of operating as a public company;

•	the thorough search for other potential buyers that might have offered a higher price per share;

•	that the price per share to be received in the merger represents a premium over the prices at which our common stock has traded in the recent past;

•	the unanimous recommendation of the special committee;

•	the opinion provided by Houlihan Lokey that the consideration to be received by holders of Trover common stock pursuant to the merger agreement is fair to those holders from a financial point of view;

•	the lack of liquidity of the shares of Trover common stock due to the absence of an active trading market in the common stock;

•	the persistent low trading volume and market price over the past five years and the absence of any indication that the price performance of Trover’s common stock necessarily would improve even if Trover’s financial performance were to improve;

•	our financial condition and prospects, and current industry, economic and market conditions; and

•	the terms and provisions of the merger agreement and the terms and provisions of the related documents.

Q:	What will happen in the merger?

A:	In the merger, Acquisition Corp. will be merged with and into Trover, and Trover will be the surviving corporation. Following completion of the merger, Trover, as the surviving corporation, will continue its operations as a privately held company. After the merger, our common stock will not be traded on the Nasdaq National Market or any other public market and Trover no longer will file periodic or other reports with the Securities and Exchange Commission. As a result of the merger, our current stockholders (with the exception of certain members of management who intend to invest in Parent and certain employees who agree to exchange their stock options in Trover for options to acquire common stock of Parent) will cease to have an equity interest in Trover and will not participate in Trover’s future earnings or growth.

Q:	What level of premium to the recent trading price of our common stock is implied by the merger consideration?

A:	The merger consideration of $7.00 per share represents:

•	a premium of approximately 21% over the $5.80 closing sale price per share of common stock on July 31, 2003, the last trading day preceding our announcement of the appointment of the special committee and

•	a premium of approximately 33.6% over the $5.24 average daily closing sale price per share of common stock during the 52-week period preceding our announcement of the appointment of the special committee.

Q:	What will happen to my stock options in the merger?

A:	Except as described below, all outstanding and unexercised options to purchase shares of Trover common stock will, as of the effective time of the merger, be cancelled. Each holder of an “in-the-money” option (an option with an exercise price lower than $7.00 per share) will be entitled to receive a cash payment in respect of the option in an amount equal to (i) the number of shares of Trover common stock issuable upon exercise of the option multiplied by (ii) the amount by which the exercise price per share of the option is less than the merger consideration per share of $7.00. “Out-of-the-money” options (options with an exercise price equal to or more than $7.00) will be cancelled at the effective time of the merger without any payment or other consideration to the holder. This treatment will apply regardless of whether particular stock options otherwise would be fully exercisable—in other words, the vesting of any unvested options will be accelerated. The options previously issued to members of the special committee will be treated in the same way as all other options, as described above.

The merger agreement provides that, before the consummation of the merger, Parent may enter into agreements with one or more of Trover’s employees providing that the options held by those employees will be “rolled over”—that is, exchanged for options to acquire equity interests in Parent after the merger. Upon consummation of the merger, each outstanding option (whether or not then vested or exercisable) held by an employee who has agreed to such an exchange will be exchanged for an option to acquire shares of Parent common stock on terms comparable to the terms of the employee’s option immediately before the effective time of the merger.

Q:	Who is soliciting my proxy?

A:	The board of directors of Trover. Trover has hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies.

Q:	Why did the board of directors form the special committee?

A:	The process that resulted in the proposed merger began when Patrick B. McGinnis, who is our chief executive officer and also serves as the chairman of our board of directors, recommended that the board consider a transaction in which Mr. McGinnis and other members of our executive management would pursue a buy-out transaction in which all of Trover’s outstanding shares of common stock would be purchased by an ESOP. Trover’s board of directors formed a special committee of independent directors and authorized the special committee to evaluate the strategic alternatives available to Trover, to evaluate the ESOP proposal, to solicit and evaluate alternative proposals and to negotiate the terms of any proposal that the special committee might determine to pursue. The members of the special committee are Jill L. Force (Chair), William C. Ballard, John H. Newman, Lauren N. Patch and Chris B. Van Arsdel. The special committee consists solely of independent directors who are not (and have not been in the past) officers or employees of or consultants to Trover or the Tailwind Entities and who have no financial interest in the completion of the proposed merger different from Trover’s stockholders and option holders generally.

Q:	What are the consequences of the merger for Trover’s management and the board of directors?

A:	In the merger, the members of our management and board of directors will be entitled to receive the same $7.00 per share for their shares of Trover common stock as our other stockholders. Their Trover stock options will be treated in the same way as those of all other option holders, except that the merger agreement provides that some of our employees may agree with Tailwind that those employees will “roll over” their existing Trover stock options following the completion of the merger, and we expect that some members of our management team will make this roll-over election. In addition, we have been advised that the Management Investors, pursuant to an invitation by Tailwind, expect to invest an aggregate of approximately $1.1 million by purchasing common stock of Parent at the time the merger is completed.

Mr. McGinnis has entered into a definitive agreement regarding his continued employment with Trover following the merger on terms substantially similar to those in his current employment agreement with Trover. Mr. McGinnis has borrowed money from Trover that he is required to repay with interest. Parent has agreed that when the merger is completed, Trover will extend the maturity of the loan to January 1, 2009. Trover would be legally prohibited from extending the maturity of the loan if it remained a public company. Tailwind has told us that it expects Trover’s current management will be retained after the merger. Pursuant to severance agreements with Trover, certain executive officers will be entitled to change-of-control payments if their employment is terminated or they voluntarily terminate their employment for good reason within two years following the merger. Because of these arrangements, some members of Trover’s management team may have interests in respect of the merger that are different from the interests of Trover stockholders generally. The members of the special committee have no financial interest in the completion of the merger that is different from Trover’s stockholders and option holders generally.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. Before consummation of the merger, a number of closing conditions must be satisfied or waived. The conditions include, among others, the adoption of the merger agreement by the requisite vote of our stockholders, the continued accuracy of the representations and warranties that we made in the merger agreement, the performance in all material respects of the various agreements contained under the merger agreement, the absence of a material adverse change in Trover’s business and the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. If the conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to adopt the merger agreement. Completion of the merger is not subject to a financing condition.

Q:	When do you expect the merger to be completed?

A:	We are working toward consummating the merger as quickly as practicable. If the merger agreement is adopted by the stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting on ___, 2004. Because of various risks and uncertainties, however, there can be no assurance that the merger will be completed by that date, or at all. See “Special Factors—Risks that the Merger Will Not Be Completed” beginning on page ___.

Q:	What are the U.S. Federal income tax consequences of the merger?

A:	The receipt of cash for shares of Trover’s common stock in the merger will be a taxable transaction for U.S. Federal income tax purposes. Generally, you will recognize gain or loss for U.S. Federal income tax purposes equal to the difference between $7.00 per share and your tax basis for the shares of common stock that you surrender in the merger. See “Material U.S. Federal Income Tax Consequences” beginning on page ___.

We recommend that you carefully read the information regarding U.S. federal income tax consequences contained in this proxy statement and consult with your tax advisor regarding the tax consequences of the merger to you.

Q:	Who is entitled to vote on the merger agreement?

A:	Holders of Trover common stock as of the close of business on ___, 2004, the record date for the special meeting, may vote in person or by proxy at the special meeting.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of Trover common stock that were outstanding on the record date is required to adopt the merger agreement.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement and complete, date and sign your proxy card and return it in the enclosed addressed envelope as soon as possible so that your shares of Trover common stock will be represented at the special meeting of Trover’s stockholders. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

If you sign, date and mail your proxy card without specifying how you want to vote, your proxy will be voted “FOR” adoption of the merger agreement.

Your failure to vote in person or return your signed and dated proxy card will have the same effect as a vote “AGAINST” adoption of the merger agreement. If you return your signed and completed proxy card but check the box marked “Abstain,” your proxy will have the same effect as a vote “AGAINST” adoption of the merger agreement.

You should not send any stock certificates with your proxy cards.

Q:	May I vote in person?

A	Yes. You may attend the special meeting of our stockholders and vote your shares in person even if you previously have signed and returned your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You may do this in one of three ways:

(1)     You may send a written notice to Trover’s Secretary, Douglas R. Sharps, at Trover’s executive offices, which are located at 1600 Watterson Tower, Louisville, Kentucky 40218, stating that you would like to revoke your proxy.

(2) You may complete and submit a new, later-dated proxy card.

(3) You may attend the meeting and vote in person. Your attendance alone will not revoke your proxy, however; to do so, you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change those instructions.

If you choose either of the first two methods, your notice of revocation or your later-dated proxy must be actually received at the applicable address before the special meeting.

Q:	If my shares are held in “street name” through my broker, will my broker vote my shares for me without any action on my part?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures specified by your broker. Failure to so instruct your broker will have the same effect as a vote "AGAINST” the adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions specifying how and where to send your stock certificate and obtain the merger consideration of $7.00 per share in cash, without interest. You should not send any stock certificates with your proxy cards.

Q:	When will I receive the merger consideration?

A:	After the merger is consummated you will receive $7.00 in cash, without interest on that amount, for each share of Trover common stock you own at the effective time of the merger. This money will be sent to you promptly after we receive from you a properly completed letter of transmittal together with your stock certificates or, if you do not own any physical stock certificates, promptly after we receive your properly completed letter of transmittal and electronic transfer of your Trover common stock. We will send you the letter of transmittal promptly after the merger is completed.

Q:	Do I have a right to seek an appraisal of my shares?

A:	Yes. Under Delaware law, you may elect to be paid the fair value of your shares, as determined by a court in an appraisal proceeding, but only if you comply with all the applicable requirements of Delaware law as described on pages ___through ___of this proxy statement and in Appendix C to this proxy statement. If you make this election, the amount of cash you receive for your shares will be the amount set by the court, which may be more than, less than or the same as the $7.00 per share to be paid in the merger. You cannot use the appraisal process if your shares are voted for the adoption of the merger agreement or if the merger is not completed. See “The Special Meeting—Appraisal Rights” beginning on page ___.

Q:	Who can help to answer my questions?

A:	The information provided above in question and answer format is for your convenience only and is only a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the documents attached as appendices and our Annual Report on Form 10-K for the year ended December 31, 2003, which is being mailed together with this proxy statement. If you would like additional copies of the proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2003 (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call: (800) 501-4529

Q:	Where can I learn more information about Trover and the Tailwind Entities?

A:	To learn more information about Trover and the Tailwind Entities, see “Where Stockholders Can Find More Information” beginning on page ___.

THE PARTICIPANTS

Parties to the Merger Agreement

Trover. Trover Solutions, Inc., a Delaware corporation, is an independent provider of outsourcing of subrogation recovery services and other recovery and cost containment services to the private healthcare payor industry and to the property and casualty insurance industry. Our primary business is medical claims recovery, and our primary product is subrogation recovery, which generally entails the identification, investigation and recovery of accident-related medical benefits incurred by our clients on behalf of their insureds, but for which other persons or entities have primary responsibility. Our other medical claims recovery services include the auditing of the bills of medical providers, the recovery of overpayments attributable to duplicate payments, failures to coordinate benefits and similar errors in payment and the auditing of physician evaluation and management claims for consistency with medical records. We offer our healthcare recovery services on a nationwide basis to health maintenance organizations, indemnity health insurers, self-funded employee health plans, companies that provide claims administration services to self-funded plans, Blue Cross and Blue Shield organizations and provider organized health plans. We also sell our proprietary recovery software in a browser-based application service provider form. The principal office address of Trover is 1600 Watterson Tower, Louisville, Kentucky 40218 and its telephone number is (502) 454-1340.

Our revenues and net income for the year ended December 31, 2003 were $65.7 million and $5.8 million, respectively, and our earnings for that period were $.66 per share on a fully diluted basis. Of our total revenues for 2003, approximately $64.7 million were attributable to our healthcare recovery services segment and $1.0 million were attributable to our property and casualty recovery services segment (which we operate in a business unit called “TransPaC Solutions”). We had only negligible external revenues attributable to our software segment (which we operate in a business unit called “Troveris”). Our software and property and casualty recovery services activities are relatively new additions to our business.

Additional information concerning Trover’s business, operations, and financial condition is included elsewhere in this proxy statement, including at “Trover Selected Historical Financial Data” on page ___. Information about Trover is also set forth in Trover’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference into this proxy statement. A copy of that Annual Report on Form 10-K is being mailed to each stockholder of record with this proxy statement. In addition, see “Where Stockholders Can Find More Information” on page ___. Additional information with respect to Trover’s executive officers and directors is set forth in Appendix D.

Acquisition Corp. Acquisition Corp. is a Delaware corporation that was recently formed by Tailwind for the sole purpose of completing the merger with Trover. Acquisition Corp. is wholly owned by Parent and has not engaged in any business except in anticipation of the merger. The principal office address of Acquisition Corp. is c/o Tailwind Capital Partners LLC, 390 Park Avenue, 17th Floor, New York, New York 10022 and its telephone number is (212) 271-3700. Additional information with respect to Acquisition Corp. and its executive officers and directors is set forth in Appendix D.

Parent. Parent is a Delaware corporation that was formed recently by Tailwind for the sole purpose of acquiring Trover. Parent has not engaged in any business except in anticipation of the merger. The stockholders of Parent following the merger will be Thomas Weisel Capital Partners, its co-investors and the Management Investors. The principal office address for Parent is c/o Tailwind Capital Partners LLC, 390 Park Avenue, 17th Floor, New York, New York 10022 and its telephone number is (212) 271-3700. Additional information with respect to Parent and its executive officers and directors is set forth in Appendix D.

Management Investors. The Management Investors are the members of our senior management who expect to purchase shares of Parent common stock and to hold options to acquire Parent common stock if the merger is consummated. The Management Investors are: Patrick B. McGinnis (our Chairman of the Board and Chief Executive Officer), Robert G. Bader, Jr. (our Executive Vice President—Healthcare Sales, Marketing & Corporate Client Solutions), Mark J. Bates (our Executive Vice President––Healthcare Recoveries Division, Overpayments), Robert L. Jefferson (our Senior Vice President—TransPaC Solutions), Debra M. Murphy (our Executive Vice President—Healthcare Recoveries Division, Subrogation) and Douglas R. Sharps (our Executive Vice President—

Finance & Administration, Chief Financial Officer and Secretary). The principal office address of each of the Management Investors is 1600 Watterson Tower, Louisville, Kentucky 40218, and their telephone number is (502) 454-1340.

Thomas Weisel Capital Partners and Its Affiliated Co-investors. Thomas Weisel Capital Partners, L.P., a Delaware limited partnership, is a private investment fund with backing from leading institutional investors and a current portfolio of over 30 companies primarily focused in the growth sectors of the economy, including healthcare, technology and business services, and media and communications. The general partner of Thomas Weisel Capital Partners is Tailwind. The following affiliated entities are co-investors with Thomas Weisel Capital Partners: TWP CEO Founders’ Circle (QP), L.P., TWP CEO Founders’ Circle (AI), L.P., Thomas Weisel Partners Group LLC and Thomas Weisel Capital Partners Employee Fund, L.P. The principal office address of Thomas Weisel Capital Partners and each of its affiliated co-investors, except Thomas Weisel Partners Group LLC, is c/o Tailwind Capital Partners LLC, 390 Park Avenue, 17th Floor, New York, New York 10022 and its telephone number is (212) 271-3700. The principal office address of Thomas Weisel Partners Group LLC is One Montgomery Street, Suite 3700, San Francisco, California 94104 and its telephone number is (415) 364-2500. Additional information with respect to Thomas Weisel Capital Partners and its affiliated co-investors is set forth in Appendix D.

Tailwind, Thomas Weisel Capital Management LLC and Thomas Weisel Partners Group LLC. Tailwind, a Delaware limited liability company, is the general partner of Thomas Weisel Capital Partners and in this capacity it is responsible for identifying, negotiating, structuring, acquiring, holding and disposing of the investments of, and otherwise managing, Thomas Weisel Capital Partners. The day-to-day business of Tailwind is managed by individuals who serve as its managing partners, with oversight by Thomas Weisel Capital Management LLC, a Delaware limited liability company, as managing member of Tailwind. Thomas Weisel Partners Group LLC, a Delaware limited liability company, is the managing member of Thomas Weisel Capital Management LLC and is a holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a privately held investment banking firm. The business and affairs of Thomas Weisel Partners Group LLC are managed by its executive committee. The principal office address of Tailwind and Thomas Weisel Capital Management LLC is 390 Park Avenue, 17th Floor, New York, New York 10022 and their telephone number is (212) 271-3700. Additional information with respect to Tailwind, Thomas Weisel Capital Management LLC, Thomas Weisel Partners Group LLC, the managing partners of Tailwind, the board of managers of Thomas Weisel Capital Management LLC and the executive committee of Thomas Weisel Partners Group LLC is set forth in Appendix D.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this proxy statement include the intent, belief or current expectations of the board of directors of Trover, the Tailwind Entities and the Management Investors with respect to Trover, including (i) the performance of the backlog from terminated clients, (ii) changes in earnings per share, revenue, and pretax income/(loss) for its individual segments and on a consolidated basis for future periods, (iii) estimates of new sales, attrition, and installations in the Healthcare Recovery Services segment for future periods, (iv) estimates of future performance, including as contained in Trover’s 2004 business plan and (v) the likelihood and timing of the consummation and the effects of the merger. Forward-looking statements in this proxy statement also include the assumptions on which such statements are based.

The forward-looking statements are not guarantees of any level of future performance and involve risks and uncertainties and possible improvements, and actual results may differ materially from those contemplated by these forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this proxy statement include, but are not limited to, Trover’s lack of operating history in the property and casualty and software markets; the ability of Trover to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy; Trover’s ability to manage growth; changes in laws and government regulations applicable to Trover and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of Trover’s financial results; and all risks and possibilities for growth inherent in the development, introduction and implementation of new products or services. These and other factors are discussed elsewhere in this proxy statement and in the documents that are incorporated by reference into this proxy statement.

Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

SPECIAL FACTORS

Background of the Merger

In the opinion of our board of directors, Trover’s public market valuation has been constrained for at least the past two years due to a number of factors including, but not limited to, Trover’s:

•	small market capitalization, which at February 18, 2004 (the day before the merger agreement was executed) was only $58 million;

•	limited public float, which was only approximately 7.5 million shares as of February 15, 2004;

•	relatively low trading volume, which over the year preceding our announcement of the appointment of the special committee averaged only approximately 17,400 shares per week;

•	lack of research coverage from securities analysts;

•	high level of historical and pending litigation;

•	inability to generate consistent revenue and earnings growth for at least the last two years; and

•	uncertain outlook, in light of the continuing saturation of, and resulting price competition within, our core subrogation business and our need to develop new lines of business which, while potentially lucrative, to date have not achieved significant success.

A similar set of considerations was reviewed by our board of directors in the summer of 1999. At that time, several members of our management team, including Mr. McGinnis, advised the board of directors that they wished to work with a private equity firm to develop a proposal to acquire Trover in a leveraged buy-out. The board of directors formed a special committee, which comprised all the independent directors serving at that time, to consider this proposal and to broadly explore possible ways of maximizing stockholder value. The committee engaged Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), an investment banking firm, to advise it. At the request of the committee, DLJ reviewed possible strategic alternatives to maximize stockholder value. Among the alternatives reviewed were increasing financial flexibility, pursuing acquisitions or strategic combinations and consideration of a management-led “going private” transaction or leveraged recapitalization. After discussing the advantages and disadvantages of the strategic alternatives suggested by DLJ, the committee authorized DLJ to solicit potential buyers or merger partners for Trover. DLJ’s solicitation produced no offers that the committee considered worthy of pursuing and accordingly, in the spring of 2000, DLJ’s engagement was terminated and the board disbanded the committee.

After the conclusion of that process, we continued to conduct business generally in the ordinary course. Beginning in 2000, we sought to expand our business operations into areas that were new for us but nonetheless are related to our historic core business of healthcare recovery services. In particular, we began offering recovery services to the property and casualty insurance industry (through TransPaC Solutions), and we subsequently began marketing proprietary browser-based recovery software in an application service provider delivery model (through Troveris). We initiated this expansion with a view to leveraging our core competencies into areas that our management believes have significant growth potential. Our expansion also was defensive in part, in that we were seeking new growth opportunities in order to offset the projected limited growth (and possible decline) of our healthcare recovery services business. From 2002 to 2003, our revenues from the healthcare recovery services business declined by approximately $4.1 million, or approximately 6%.

On March 12, 1999, our board of directors authorized a $10 million stock repurchase plan. On May 10, 2002, the board authorized stock repurchases of an additional $10 million. Between the initiation of the stock repurchase plan and March 14, 2003, we repurchased 3,269,630 shares of our common stock for an aggregate purchase price of $14.5 million, an average purchase price of $4.43 per share. We did not repurchase any shares after March 14, 2003.

In March 2003, our management informed our board of directors that in late 2002 management had begun a preliminary evaluation of the feasibility of a leveraged buy-out of Trover by an ESOP and that management had retained legal and financial advisors to assist in that preliminary evaluation.

On June 17, 2003, Mr. McGinnis delivered to the other members of the board of directors a written non-binding indication of interest in pursuing a leveraged acquisition of Trover by an ESOP on terms that would result in a $7.05 per share cash payment to Trover’s stockholders.

At a meeting of our board of directors held on June 20, 2003, Mr. McGinnis made a presentation based on the preliminary analysis that had been performed regarding the feasibility of a leveraged buy-out by an ESOP. He reviewed several reasons why a going-private transaction might be desirable for Trover, including the following:

•	Trover’s low market capitalization had made it impractical to use Trover stock as consideration for potential acquisitions;

•	Trover has continued to incur substantial expenses, approximately $1 million per year, associated with being a publicly held company and management anticipated that these expenses would increase in the future;

•	Trover’s stock price (then approximately $5.87 per share) did not fully reflect Trover’s value and any growth in the business would not be reflected in the market price of Trover common stock, in each case because of the low trading volume, small public float and absence of securities analyst coverage; and

•	given the market environment, Trover did not anticipate a significant change in its financial performance in the near future.

Mr. McGinnis then led a presentation, in which he was joined by a representative of the financial advisory firm that had been retained by management, regarding the tax and other attributes of a possible leveraged buy-out by an ESOP. Mr. McGinnis then discussed why he and other members of our management team believed it was possible that such a transaction might produce greater value for Trover’s stockholders than any other type of buy-out. He told the board that he and his management were seeking the board’s approval to pursue a leveraged buy-out by an ESOP of the type described in his presentation.

The board determined that it would be appropriate to appoint a special committee of independent directors that would be responsible for evaluating the ESOP proposal and any other transaction the special committee might decide to pursue, and voted to appoint a special committee comprised of all of the independent members of the board: William C. Ballard, Jill L. Force, John H. Newman, Lauren N. Patch, and Chris B. Van Arsdel. The board vested the special committee with the authority to review the strategic alternatives available to Trover, to take any and all actions it might deem appropriate with respect to the ESOP proposal and any proposal that might be made by any third party, including the authority to solicit alternative proposals and to negotiate the terms of any transactions it might choose to pursue, and with the authority to engage legal and financial advisors. No limitations were placed on the authority of the special committee in the areas within its mandate. The board also approved the payment of a fee of $10,000 to each member of the special committee, with an additional $5,000 for Ms. Force as chair, and a fee of $1,000 per meeting attended, for their service on the special committee (the compensation to Ms. Force was increased in December 2003 by an additional $25,000 to reflect the amount of time she had committed to the process described below).

Following the appointment of the special committee, Mr. McGinnis asked it to authorize management to further develop the ESOP buy-out proposal described in his presentation and to authorize funding by Trover of the expenses previously incurred and to be incurred in developing the proposal. The special committee told Mr. McGinnis it would respond after its financial advisor had the opportunity to analyze management’s proposal and its viability.

The special committee engaged Clifford Chance US LLP (“Clifford Chance”) to act as its legal counsel and, after interviewing and receiving presentations on their experience and expertise from financial advisors, subsequently engaged Houlihan Lokey to act as its financial advisor.

On July 14, 2003, the special committee held a meeting also attended by its legal and financial advisors. Houlihan Lokey advised the special committee that based on a preliminary analysis, while the ESOP buy-out proposed by management would require significant additional work before it could be consummated, the proposal in principle appeared capable of being implemented. Houlihan Lokey further advised, however, that management’s assertions to the effect that a higher value for Trover’s stockholders could be realized through an ESOP transaction than through any other transaction, would not necessarily prove to be correct. This was particularly so because management contemplated that substantially all of the funds needed to effect the ESOP buy-out would be borrowed, and there was a limit on the amount that any financial institution would be willing to lend for this purpose. It was likely that private equity firms and others would be willing to make substantial equity investments that, together with borrowings, could allow them to pay more than the proposed ESOP. After considering this advice, the special committee decided to authorize management to continue its exploration of a leveraged buy-out by an ESOP and to authorize funding of the expenses of that process, but the committee imposed a cap on the amount of expenses to be incurred and directed that by August 23, 2003, management should be prepared to produce a fully-developed definitive proposal with firm financing arrangements in place. The special committee briefly discussed other possible approaches to maximizing shareholder value, including a leveraged recapitalization or special dividend, but concluded that these approaches were not attractive. A leveraged recapitalization, for example, involving a significant stock repurchase, would make Trover’s public float and, probably, its trading volume, even lower than they already were, thereby rendering Trover’s remaining shares even less attractive as an investment. Similar considerations had prevailed in 1999 when the committee reviewed those possible alternatives. The special committee then directed Houlihan Lokey to begin a process of soliciting alternative proposals from other potentially interested parties, beginning with the preparation of an information memorandum.

On August 1, 2003, Trover issued a press release announcing that the special committee had been formed and was evaluating various strategic alternatives, including a possible sale of Trover. Following the public announcement, Houlihan Lokey held discussions with 84 parties it had identified as potential acquirers or that had contacted the special committee or Houlihan Lokey on their own initiative. After discussions with Houlihan Lokey, 39 parties entered into confidentiality agreements and were provided copies of the information memorandum.

On August 8, 2003, the special committee met to receive a briefing from Houlihan Lokey on the status of discussions with potential acquirers. Houlihan Lokey reported significant levels of interest and that it expected to receive preliminary indications of interest on September 3, 2003.

On September 4, 2003, the special committee met to discuss the eighteen indications of interest that had been received by Houlihan Lokey. One of the indications of interest related to the leveraged ESOP transaction proposed by management. While this significant level of preliminary interest was encouraging, the special committee nonetheless was concerned that because Trover’s business is complex and subject to significant uncertainties, it was likely that a number of the parties that had provided indications of interest would withdraw from the process after they received access to detailed due diligence. Accordingly, the special committee selected an unusually large number of potential acquirors—eleven—to participate in the next round of the process. This group of eleven included the trustee for the proposed ESOP. In light of the size of this group, the special committee directed its advisors to organize an electronic data room, which could be simultaneously accessed by multiple parties, to allow the selected parties to review information about Trover as quickly and efficiently as possible.

Beginning September 24, 2003, the selected potential acquirers were provided access to the electronic data room and Houlihan Lokey conducted a series of informational sessions with each of these parties. During this same period, members of our management also met with and made informational presentations to the same selected potential acquirors.

On October 2, 2003, the special committee met to discuss and comment on the draft merger agreement prepared by its counsel and to receive an update from Houlihan Lokey regarding the discussions with prospective acquirors. On October 6, 2003, the draft merger agreement approved by the special committee was distributed to the selected prospective acquirors together with bid instructions directing the interested parties to deliver written bids, including the proposed price per share; a summary of the proposed financing and the status of that financing; a list of any material governmental, third party or internal consents required and the likelihood of satisfying that requirement; a summary of any additional information that would be required by that party and a revised draft of the merger agreement that the party would be prepared to enter into subject only to the conditions identified in the bid letter. The interested parties were requested to deliver their bids by October 17, 2003.

On October 17, 2003, Houlihan Lokey reported that of the eleven potential acquirors that had been invited to perform detailed due diligence and then submit a definitive acquisition proposal, only three had in fact submitted proposals. The three who had done so included Tailwind and the trustee for the proposed ESOP transaction. Houlihan Lokey advised the special committee that the other eight parties from the group of eleven each had declined to submit a proposal, citing a variety of reasons mostly relating to their negative perceptions of the business environment in which Trover operates and its effect on Trover’s business prospects. On October 23, 2003, a fourth party that was not among the group of eleven selected prospective acquirors (and therefore had not previously received access to the electronic data room) sent Houlihan Lokey a preliminary indication of interest in acquiring Trover.

On October 27, 2003, the special committee met with its legal and financial advisors to discuss the three acquisition proposals and indications of interest that had been received. The special committee compared the proposals on a number of bases, including the amount of consideration offered, whether the potential acquirer had access to or was likely to be able to arrange sufficient financing, the proposed contract terms, the costs and risks to Trover of proceeding with the proposed acquirer and the likelihood of signing a definitive agreement and consummating a transaction. The special committee rejected one proposal because it was the least attractive financially and because the party making the proposal seemed to have done only limited work and had declined to provide the contract mark-up requested of it (which led the special committee to conclude that the likelihood of consummating a transaction with that party was low). The special committee also decided not to pursue the proposed leveraged ESOP proposal because the special committee was advised by Houlihan Lokey that it was unlikely that sufficient debt financing could be arranged to support the per share price proposed in the bid, and because that price was substantially lower than the price proposed in the third bid received. That third bid, submitted by Tailwind, included the highest price from among the three proposals received, at $9.03 per share. In addition, Houlihan Lokey advised the special committee that Tailwind was a credible acquiror with a credible financing plan, although Tailwind’s funding sources would need to complete their due diligence on Trover. Therefore, the special committee decided to proceed to negotiate with Tailwind. The special committee discussed with its counsel the mark-up of the draft merger agreement that had been provided by Tailwind with its acquisition proposal. Following those discussions, the special committee directed its advisors to send Tailwind a revised draft merger agreement. In addition, the special committee called Mr. McGinnis to inform him that the special committee was not pursuing the ESOP bid. The special committee directed Mr. McGinnis to cooperate with the other bidders. The special committee decided that, particularly since Tailwind’s offer needed further work and potentially was subject to change, it would not negotiate on an exclusive basis with Tailwind, and directed its advisors to grant data room access to the party that had provided the indication of interest on October 23, 2003.

Between October 28 and November 10, 2003, Tailwind conducted onsite visits to our Louisville headquarters and held numerous meetings with Trover’s management team. Tailwind was afforded the opportunity to speak with several of Trover’s customers and to review additional diligence items that it had requested.

On October 29, 2003, Tailwind’s counsel, Kelley Drye & Warren LLP (“Kelley Drye”), met with Clifford Chance at Clifford Chance’s offices in New York to discuss the revised draft merger agreement. Clifford Chance expressed the special committee’s concerns about certainty of the proposed transaction being consummated while Kelley Drye emphasized its client’s concern about Trover’s ability under the form of agreement proposed by the special committee to terminate the transaction and pursue an alternative one. Subsequently, on November 3, Tailwind sent the special committee and its counsel a revised draft merger agreement.

On November 4, 2003, Kelley Drye and Clifford Chance held a conference call to discuss the representations and warranties to be given by Trover, Trover’s rights with respect to alternative proposals, and the termination provisions of the draft merger agreement.

On November 5, 2003, Trover issued a press release regarding its financial results for the period ended September 30, 2003. The release reported declines in earnings per share, revenues and net income from the corresponding three and nine-month periods one year earlier. We also announced a reduction from the guidance previously provided in August as to our probable earnings per share for the full 2003 fiscal year. In announcing our revised earnings outlook, we cited lower than expected revenues and the expenses associated with the exploration of strategic alternatives conducted by the special committee. Our announcement indicated that, even if this increase in expenses were excluded from the calculation, we expected our earnings per share to be at the bottom of the range we had forecasted in August.

On November 5, 2003, the special committee met with Clifford Chance and Houlihan Lokey. Houlihan Lokey distributed a preliminary summary fairness analysis that summarized the various valuation analyses performed by Houlihan Lokey and the price per share of common stock implied by those analyses. The preliminary summary fairness analysis included a summary of the transaction proposed by Tailwind, analyses of the stock prices of selected similar companies, prices at which such similar companies were sold, historical financial data analyses, historical stock price and trading volume data and trends and discounted cash flow analyses. Houlihan Lokey then discussed the information contained in the preliminary summary fairness analysis with the special committee. After hearing Houlihan Lokey’s presentation, the special committee discussed the valuation analysis and the prior negotiations regarding the proposed price.

At the November 5 meeting, the special committee also reviewed the impact of a series of significant recent adverse developments in our business. These adverse developments included, among others, Trover’s most recent earnings announcement and an increasingly hostile climate for subrogation recovery because of legal developments in the jurisdiction of the Ninth Circuit Court of Appeals, which includes California and some other states in the western United States, regarding ERISA, the federal law which governs the healthcare coverage offered by most private employers.

The special committee recognized that those adverse developments might be obstacles to any sale of Trover. The special committee then re-examined the considerations that it considered relevant to the question of whether to seek to sell Trover, including (i) the lack of liquidity of the shares of Trover common stock due to the absence of an active trading market in the common stock and the lack of analyst coverage, (ii) the value to Trover stockholders of an opportunity to realize a substantial premium on disposition of an otherwise relatively illiquid investment as compared to the loss of the opportunity to participate in any future growth potential of Trover, (iii) the persistent low trading price of shares of Trover common stock and (iv) the substantial ongoing expenses incurred by Trover as a public reporting company with obligations to file periodic reports with the Securities and Exchange Commission and to comply with recently enacted corporate governance and internal controls requirements. After that review, the special committee decided that even though the recent bad news would make it difficult to obtain an attractive price for Trover, nonetheless the process of seeking a buyer should continue because Trover’s prospects as a stand-alone public company remained relatively unattractive. After consultation with counsel, the special committee gave direction as to how to respond to Tailwind’s latest proposals for revisions to the draft merger agreement. Houlihan Lokey updated the special committee on the status of the auction process and advised that it was unlikely that the party that delivered the indication of interest on October 23 would make a definitive proposal, as that party had become convinced that it would not be able to evaluate Trover and arrange financing in time to allow the special committee to evaluate the party’s definitive proposal before the special committee was likely to have moved forward with other potential acquirors.

On November 7, 2003, the special committee’s comments on the draft merger agreement were provided to Tailwind’s counsel. Also, Tailwind began discussing employment arrangements with our management team and the terms on which members of management could participate in the ownership of Trover after the consummation of an acquisition. Throughout this period, Tailwind was holding discussions with prospective lenders about providing funding for its proposed purchase of Trover.

On November 25, 2003, Ms. Force and Geoffrey S. Raker and Eric J. Haley of Tailwind held a conference call, in which they were joined by representatives from Clifford Chance, Houlihan Lokey and Kelley Drye, to discuss the significant unresolved issues in the draft merger agreement. The conversation mainly focused on the representations and warranties to be given by Trover and the termination provisions of the draft merger agreement. Ms. Force emphasized that certainty of completion would be very important to the special committee. The parties also discussed the circumstances under which a break-up fee would be paid to Tailwind and/or its expenses would be reimbursed, and the amount of any such fee or expense reimbursement.

By letter dated December 8, 2003, Uniprise (a division of UnitedHealth Group), a major client, notified us of the termination of most of its remaining subrogation contracts with us.

On December 10, 2003, Houlihan Lokey received two unsolicited preliminary indications of interest from parties with whom it had not previously held substantive discussions. The following day, the special committee met to discuss these preliminary indications of interest as well as the status of the negotiations with Tailwind.

On December 12, 2003, management informed the special committee that it had completed its budgeting process for fiscal year 2004. The budget forecasted revenue for 2004 of $61.8 million, as compared to the $66.1 million in 2004 revenue projected in the August 2003 information memorandum that had been distributed to Tailwind and other prospective acquirors. Management also informed the special committee that a major health insurer, which management had identified to Tailwind as a potentially substantial source of new business, had declined to act at that time on a proposal we had made at its request to provide subrogation and coordination of benefit recovery services.

On December 26, 2003, the special committee met with its financial and legal advisors to discuss how to proceed with the Tailwind proposal and the two new parties that had provided preliminary indications of interest on December 10. Houlihan Lokey reported that Tailwind was having great difficulty in arranging financing for its proposed acquisition. Tailwind had approached a significant number of lending institutions, and all but one had declined to provide financing for the acquisition. The sole remaining funding source was willing to lend only in an amount significantly lower than originally had been expected, and on more expensive terms. Tailwind had asked Houlihan Lokey to advise the special committee that, in light of recent negative developments in our business, and the effect of those developments on the availability of debt financing, Tailwind was significantly reducing its proposed purchase price, to $6.75 per share. The special committee was very troubled by this development. The special committee, with the assistance of its financial advisor, analyzed the newly reduced proposed purchase price in light of our potential future financial performance and the value that might produce for our stockholders. The special committee recognized that management’s latest projections forecast significant improvement in our operating results in 2005 and 2006, and that if those forecasted results were achieved, the stockholders might realize significant value. At the same time, however, the special committee recognized there was significant uncertainty as to whether these forecasted improvements in financial performance would be achieved. The special committee decided that the business risks faced by Trover continued to make a sale of Trover appropriate, provided the sale could be achieved on acceptable terms. The special committee further decided to take steps to confirm that there were not other potential, credible acquirors who might be willing to pay more for Trover than Tailwind now proposed to pay, and to press for an improvement in Tailwind’s offer. To that end, the special committee directed Houlihan Lokey to re-contact parties that previously had expressed interest in acquiring Trover, to encourage them to make new proposals that might be better than Tailwind’s reduced offer. The special committee further directed Houlihan Lokey to arrange for the two parties who had contacted Houlihan Lokey on December 10 to conduct expedited due diligence, in order to determine their level of interest and specifically whether they might pay more than Tailwind now proposed. The special committee also directed Houlihan Lokey to tell Tailwind that its new proposal of $6.75 per share was unacceptable and to press Tailwind to improve its proposal. Finally, the special committee considered whether to ask management to re-visit its leveraged ESOP proposal, but decided not to do so after being advised by Houlihan Lokey that it was highly unlikely that the ESOP would be more successful than Tailwind in arranging debt financing for a buy-out, and since Tailwind’s proposal was supported by a significant contribution of equity capital that the ESOP would not be able to match, it was not realistically possible that a leveraged ESOP buy-out of the type originally proposed by management could produce a better price than even the reduced Tailwind offer price.

On January 12, 2004, Kelley Drye sent Clifford Chance a revised draft merger agreement. On the same day, Tailwind advised Houlihan Lokey that it was willing to offer $7.00 per share, but no more.

On January 16, 2004, the special committee met with its advisors to discuss the status of the Tailwind negotiations. Tailwind’s most recent draft of the merger agreement had introduced for the first time the concept that Tailwind’s obligation to complete the merger would be conditioned on certain aspects of Tailwind’s debt financing commitment being satisfied and continued to insist that satisfactory employment arrangements remain in place with Mr. McGinnis. Tailwind also continued to insist on provisions that potentially could allow Tailwind to refuse to complete the merger based on breaches of representations and warranties the special committee did not consider to be material. Tailwind also continued to take an aggressive stance on the “deal protection” aspects of the merger agreement, including the amount of the termination fee and expense reimbursement and the circumstances under which they would be paid. On January 17, Clifford Chance sent Tailwind a revised draft merger agreement reflecting the special committee’s positions on these items. The special committee continued to insist on eliminating or reducing various conditions that would allow Tailwind to refuse to complete the merger and to reject a break-fee and expense reimbursement of the size requested by Tailwind and objected to many of the circumstances under which Tailwind requested that payments be made.

On January 28, 2004, Ms. Jill Force and Mr. John Newman from the special committee, and Mr. Douglas M. Karp, a managing partner of Tailwind, and Messrs. Raker and Haley of Tailwind, together with representatives from Clifford Chance, Houlihan Lokey and Kelley Drye, held a meeting at the offices of Tailwind in New York to discuss outstanding issues in the draft merger agreement. The parties negotiated for the entire day. Tailwind agreed to drop several of its requested conditions to its obligations relating to, among other things, financing and employment arrangements, and agreed to modify its proposals regarding expense reimbursement and termination fees. On January 30, Tailwind circulated a revised draft merger agreement in response to the conversations held on January 28.

On February 4, 2004, we announced our operating results for the year ended December 31, 2003. The net income and revenues we reported for 2003 were 15% lower and 5% lower, respectively, than our net income and revenues for 2002.

On February 9, 2004, the special committee met again with representatives of Clifford Chance and Houlihan Lokey to consider the Tailwind proposal. Several drafts of the merger agreement had been exchanged since the January 28 meeting and the contract issues were substantially resolved. Counsel provided a detailed presentation regarding the terms of the proposed merger agreement and the related documents and the few remaining open issues. Houlihan Lokey then reviewed with the special committee its financial analysis with respect to the proposed merger consideration based on a written presentation it had previously provided to the special committee. The written presentation included among other things a review of the process that had been pursued to solicit and negotiate acquisition proposals and the valuation methodologies described under “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” Houlihan Lokey advised the special committee that it was prepared to render its opinion that the consideration to be received by holders of Trover common stock pursuant to the merger agreement is fair to such holders from a financial point of view. The special committee was told by Houlihan Lokey that the two parties who had expressed interest in acquiring Trover on December 10 had performed some due diligence but, despite being pressed by Houlihan Lokey, had declined to make specific proposals. None of the parties that previously had expressed interest had been willing when recently contacted by Houlihan Lokey to re-submit an acquisition proposal.

On February 11, 2004, Tailwind sent the special committee a revised draft merger agreement. There were only a few points of disagreement between the parties, including the date on which the merger agreement could be terminated and whether and to what extent Tailwind could sue Trover if Trover willfully or intentionally breached the merger agreement. Ms. Force agreed to discuss those points with Mr. Karp based on the input she received from the members of the special committee. Over the next several days, Ms. Force and Mr. Karp discussed the remaining points of disagreement between the parties.

On February 13, 2004, the special committee held a meeting to review the remaining open items in the merger agreement and to give Clifford Chance direction on how to resolve those points. Clifford Chance discussed the issues with Kelley Drye over the next few days. On February 17, Ms. Force, Mr. Raker, Houlihan Lokey, Clifford Chance and Kelley Drye held a conference call on which the remaining contract issues were resolved.

On February 19, 2004, the special committee met with representatives of Clifford Chance and Houlihan Lokey. It received an update on the resolution of the open items in the merger agreement, and expressed itself satisfied. Houlihan Lokey presented its opinion that the consideration to be received by holders of Trover common stock pursuant to the merger agreement is fair to such holders from a financial point of view. That opinion subsequently was confirmed in writing. The full text of the written opinion of Houlihan Lokey, dated February 19, 2004, which sets forth the assumptions made, matters considered and the limits on the review undertaken by Houlihan Lokey, is attached as Appendix B to this proxy statement. The full board of directors, comprising the members of the special committee and Mr. McGinnis, then held a special meeting in which it was joined by the special committee’s advisors. The special committee reported on the chronology of events and the processes and procedures it had followed since its formation. Counsel then made a detailed presentation to the board of directors regarding the terms of the merger agreement, including a summary of the representations, warranties, covenants, conditions, termination events and termination consequences, as well as the structure of the proposed transaction. Houlihan Lokey summarized its presentation to the special committee and confirmed its opinion that the consideration to be received by holders of Trover common stock pursuant to the merger agreement is fair to such holders from a financial point of view. The special committee then unanimously recommended to the board of directors that the board of directors adopt the merger agreement and summarized its reasons for recommendation. Following the recommendation, the board of directors unanimously approved the merger agreement, declared it advisable and recommended adoption of the merger agreement by the stockholders of Trover. The merger agreement was executed late in the afternoon of February 19, 2004, and was publicly announced on February 20, 2004, before the opening of trading of Trover’s common stock on the Nasdaq National Market.

On March 5, 2004, a private equity sponsor that had submitted an indication of interest in September 2003, which was then determined by the special committee to be less attractive than the other indications of interest received at that time, delivered a letter to Ms. Force reiterating its interest in acquiring Trover. The letter indicated that the party was willing to pay between $7.25 and $7.50 per share in cash for all outstanding shares of Trover common stock, based solely on publicly available information and the information provided to it in August and September 2003, and to pay the fees and reasonably documented expenses associated with the termination of the merger agreement. The party stated in its letter that it was willing to sign a merger agreement on the same terms as the merger agreement with Parent and Acquisition Corp., and that it believed it would be in a position to execute final agreements within two weeks after being given access to Trover’s management, books and records and facilities. The letter also said that the party would require debt financing and further due diligence review of Trover, but the party expressed confidence that it could arrange the necessary financing.

On March 8, 2004, the special committee and its advisors met to discuss the proposal contained in the letter. Clifford Chance advised the special committee that under the merger agreement it could not engage in discussions or negotiations with the party or provide information to the party in respect of its proposal unless our board of directors has concluded that the proposal reasonably may be expected to lead to a “Superior Proposal” (as defined). After further discussion, on March 10, 2004, the special committee concluded that it has insufficient information on which to base a conclusion that the proposal reflected in the letter may be expected to lead to a Superior Proposal, and Ms. Force sent the party a letter to that effect.

Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger

Recommendation of the Special Committee

The special committee of the board of directors has unanimously determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, the stockholders of Trover. The special committee unanimously recommended to the board of directors that the merger agreement be adopted. The special committee considered a number of factors, as more fully described below under “Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger—Factors Considered by the Special Committee,” in making its recommendation. The board of directors, acting in part upon the recommendation of the special committee, unanimously determined that the merger agreement is advisable and that the terms of the merger and the merger agreement are fair to, and in the best interests of, Trover’s stockholders. The board of directors, based in part on the unanimous recommendation of the special committee, recommends that Trover’s stockholders vote “FOR” the adoption of the merger agreement.

Factors Considered by the Special Committee

In recommending adoption and approval of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported its recommendation that the transaction is substantively fair to Trover’s stockholders, including but not limited to the following:

•	The financial analysis prepared by Houlihan Lokey in support of its opinion that the consideration to be received by holders of Trover common stock pursuant to the merger agreement is fair to such holders from a financial point of view and Houlihan Lokey’s interpretation of the financial analysis. The financial analysis comprised several components that the special committee considered, including a range of discounted cash flow valuations based upon projections of Trover’s future performance prepared by Trover’s management. See “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.”

•	The merger consideration of $7.00 per share represents a premium of approximately 21% over the $5.80 closing sale price for the shares of common stock on the Nasdaq National Market on July 31, 2003, the last trading day before Trover announced the appointment of the special committee.

•	The extensive auction process pursued by the special committee and its financial advisor in seeking proposals to acquire Trover, which had the effect of encouraging the best proposals available and makes it unlikely that another credible bidder presently is willing and able to pay a higher price.

•	The lack of liquidity of the shares of Trover common stock due to the absence of an active trading market in the common stock and the absence of securities analyst coverage.

•	The persistent low trading volume and market price over the past five years and the absence of any indication that the price performance of Trover’s common stock necessarily would improve even if Trover’s financial performance were to improve.

•	Trover’s recent losses of customers, including one customer that accounted for 28% of Trover’s revenues in 2002.

•	The continuing litigation involving Trover and the insurance subrogation industry generally, and the uncertainty that results from that litigation.

•	Uncertainties concerning the economy in general, Trover’s industry in particular, Trover’s ability to attract and retain clients and Trover’s ability to implement its more recent business initiatives.

•	The substantial ongoing expenses and distractions associated with being a public company with obligations to make periodic and other filings with the Securities and Exchange Commission.

•	The degree of likelihood that the merger will be completed. In this connection, the special committee considered, among other things, the fact that the merger agreement does not contain a financing or due diligence condition, and the assurances provided to the special committee by Tailwind of its commitment to proceed with, and its ability to provide funding for, the merger.

•	The terms and conditions of the merger agreement, including those described above and those that provide Trover with the right to consider unsolicited competing acquisition proposals that may reasonably be expected to lead to a proposal superior to the merger, as described in “The Merger Agreement—Covenant Regarding No Solicitation; Covenant to Recommend.”

•	The stockholders of Trover will be entitled to receive a fixed amount of cash in the merger, rather than securities or some form of deferred payment.

In recommending adoption of the merger agreement to the board of directors, the special committee considered a number of factors that it believed supported its determination of the procedural fairness of the process under which the merger agreement was negotiated and the procedural fairness of the transaction itself, including, but not limited to, the following:

•	That the special committee exercised exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and received advice from legal and financial advisors that it independently selected.

•	That extensive time and attention was devoted to the transaction by the members of the special committee.

•	That the proposed transaction resulted from negotiations that were active and lengthy and at arm’s-length.

•	That management’s participation in the process leading to the proposed transaction was closely supervised by the special committee.

•	That consummation of the proposed transaction requires the affirmative vote of a majority of the outstanding shares of common stock, of which the Tailwind Entities held no shares and the Management Investors collectively held less than 3% and less than 15% on a fully diluted basis as of February 19, 2004.

The special committee also considered a variety of risks and other potentially negative factors in respect of the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included, but were not limited to, the following:

•	The conflicts of interest affecting the members of Trover’s management team who will continue as executives of Trover after the merger.

•	That as a result of the merger, the stockholders of Trover (other than a few members of management) will lose the opportunity to participate in any future growth of Trover’s business.

After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify the significance of or otherwise assign relative weights to the specific factors considered in reaching its determination, and it did not do so. The determination of the special committee was made after considering all of the factors together.

The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the special committee.

Factors Considered by Trover’s Board of Directors

Trover’s board of directors consists of six directors, five of whom serve on the special committee. The sixth director, Mr. McGinnis, did not serve on the special committee because he was initially a proponent of the ESOP buy-out proposal that was presented to Trover’s board in June 2003 and he subsequently entered into a series of agreements with Parent and Tailwind regarding his participation in the buy-out provided for in the merger agreement. At a meeting of the board of directors held on February 19, 2004, the special committee, with its legal and financial advisors present, reported on the course of its negotiations with Tailwind, its review of the merger agreement and the factors it took into account in reaching its determination that the terms of the merger agreement, including merger consideration of $7.00 per share, are fair to and in the best interests of Trover and its stockholders. In view of the wide variety of factors considered in its evaluation of the merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered, including Houlihan Lokey’s oral opinion, subsequently confirmed by its written opinion, dated February 19, 2004, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of February 19, 2004, the $7.00 per share cash consideration that was to be received by Trover’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to Trover’s stockholders.

The board of directors concluded that the merger, the merger agreement and the related transactions are substantively and procedurally fair to, and in the best interests of, the stockholders of Trover for all of the reasons set forth above and below.

In reaching its conclusions, the board of directors considered it significant that:

•	The Tailwind proposal was the only offer received after a widely-known and extensive process of soliciting acquisition proposals.

•	The merger consideration of $7.00 in cash per share was the highest price Tailwind indicated it was willing to pay following extensive arm’s-length negotiations between the special committee and representatives of Tailwind.

•	No member of the special committee has an interest in the proposed merger different from that of Trover stockholders and option holders generally.

•	The special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Tailwind.

After consideration of all the material factors, as described above, and based in part on the unanimous recommendation of the special committee, the board of directors recommends that the stockholders of Trover vote “FOR” the adoption of the merger agreement.

Position of the Tailwind Entities and the Management Investors as to the Fairness of the Merger

Under the rules of the Securities and Exchange Commission governing “going private” transactions, the Management Investors and the Tailwind Entities may be deemed affiliates of one another and of Trover and therefore required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. Each of the Management Investors and each of the Tailwind Entities believes that the merger is fair to the unaffiliated stockholders on the basis of the factors described below.

Position of the Management Investors as to the Fairness of the Merger

Although the Management Investors may have interests in the merger that are different from the interests of our unaffiliated stockholders, the Management Investors believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to our unaffiliated stockholders, based on the facts and information available to the Management Investors.

The Management Investors did not receive any opinion, report or appraisal from an outside party that is materially related to the merger, except that Mr. McGinnis, in his capacity as a member of our board of directors, participated in the deliberations of our board described under “Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger—Factors considered by Trover’s Board of Directors” and, for the reasons described in that section, joined the other members of our board of directors’ concluding that the merger is fair to our stockholders. Although the Management Investors did not participate in the deliberations of the special committee, the Management Investors have considered the same factors examined by the special committee described under “Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger” and have adopted the conclusion, and the analysis underlying the conclusion, of the special committee’s determination of substantive and procedural fairness based upon (i) each Management Investor’s view as to the reasonableness of that analysis and (ii) the unanimous approval of the terms of the merger by a special committee consisting solely of directors who are not employees of Trover or affiliated with the Tailwind Entities, and by the board of directors. The Management Investors have formed this belief with respect to the substantive and procedural fairness of the merger even though no representatives, other than the special committee and its advisors, were retained to act solely on behalf of our unaffiliated stockholders. The Management Investors also believe that their participation in the stockholder vote on the merger will not cause the merger to be unfair to our unaffiliated public stockholders because of the measures taken by the special committee and our board of directors to ensure the procedural fairness of the merger transaction and because the Management Investors own a relatively small percentage of the shares of our common stock eligible to be voted on as the proposal to adopt the merger agreement (   % as of the record date for determining stockholders eligible to vote on the merger agreement). The Management Investors did not consider purchase prices paid for our common stock in previous purchases by the Tailwind Entities because no such purchases were made during the previous two years.

The Management Investors believe that the foregoing analyses and factors provide a reasonable basis upon which to form their respective beliefs that the merger is fair to our unaffiliated stockholders. This belief should not, however, be construed as a recommendation to our stockholders to adopt the merger agreement. The Management Investors do not make any recommendation as to how you should vote your shares. The Management Investors have not undertaken any formal evaluation of the fairness of the merger to our unaffiliated stockholders, nor have they assigned specific relative weights to the factors considered by them. The Management Investors are not experts in the valuation of businesses or in the fairness of merger transactions.

Position of the Tailwind Entities as to the Fairness of the Merger

The Tailwind Entities believe the merger is fair to our unaffiliated stockholders. None of the Tailwind Entities nor any of their affiliates has undertaken any formal evaluation of the fairness of the merger to our unaffiliated stockholders and none of them has received any opinion, report or appraisal from an outside party that is materially related to the merger. None of the Tailwind Entities participated in the deliberations of the special committee or the board of directors and none of them received advice from the special committee’s financial or legal advisors as to the fairness of the merger to our unaffiliated stockholders. Consequently, the Tailwind Entities are not in a position to expressly adopt the conclusions of the special committee with respect to the fairness of the merger to our unaffiliated stockholders. Nonetheless, based upon the Tailwind Entities’ knowledge and analysis of available information regarding us, as well as discussions with members of our senior management regarding the factors considered by, and findings of, the special committee and the board of directors discussed under “Special Factors—Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger,” the Tailwind Entities believe that the merger is fair to our unaffiliated stockholders.

Because of the variety of factors considered, the Tailwind Entities did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching their determination of the substantive and procedural fairness of the merger to our unaffiliated stockholders. The determination of the Tailwind Entities that the merger is fair was made after consideration of all factors they determined to be relevant. In evaluating the substantive fairness of the merger, these factors include:

•	notwithstanding that the Houlihan Lokey opinion, dated February 19, 2004, was directed only to the special committee, the fact that the special committee received an opinion from Houlihan Lokey regarding the fairness of the consideration to be received by our stockholders pursuant to the merger agreement;

•	the special committee’s unanimous determination that the merger is fair to our unaffiliated stockholders and its unanimous recommendation that the stockholders vote to adopt the merger agreement and approve the merger;

•	the relationship between the $7.00 price per share to be paid in the merger and the recent and historical market prices of our common stock, including the fact that the merger consideration of $7.00 per share represents (i) a premium of approximately 21% over the $5.80 closing sale price for the shares of common stock on the Nasdaq National Market on July 31, 2003, the last trading day preceding our announcement of the appointment of the special committee and (ii) a premium of approximately 33.6% over the average daily closing sale price per share of common stock on the Nasdaq National Market during the 52-week period preceding our announcement of the appointment of the special committee, which was $5.24;

•	the lack of liquidity of the shares of Trover common stock due to the absence of an active trading market in the common stock and the absence of securities analyst coverage;

•	the uncertain economic and market conditions affecting us, our customers and our industry as a whole, which present significant risks and uncertainties to our stockholders;

•	the extensive process pursued by the special committee and its financial advisor in seeking proposals to acquire us, which had the effect of encouraging the best proposals available and makes it relatively unlikely that another credible bidder presently is willing and able to pay a higher price;

•	the fact that the merger agreement was the result of intensive negotiations in which the special committee was assisted by its independent financial and legal advisors;

•	the likelihood that the merger will be consummated, including the absence of a financing condition in the merger agreement;

•	the fact that the merger consideration is to be paid to our stockholders entirely in cash, which provides certainty of value; and

•	the fact that the terms of the merger agreement permit the board of directors and the special committee, in the exercise of their fiduciary duties to Trover’s stockholders, to consider unsolicited bona fide alternative proposals which present a reasonable likelihood of resulting in a superior proposal.

The Tailwind Entities believe that the merger is procedurally fair to our unaffiliated stockholders primarily because of the measures taken by the our board of directors and the special committee to ensure the procedural fairness of the transaction. In particular, the Tailwind Entities observed the following:

•	the merger agreement requires the approval of the holders of at least a majority of our common stock;

•	Houlihan Lokey, on our behalf, solicited approximately 84 potential strategic and financial buyers and received several preliminary indications of interest, all at prices or on terms that our board of directors deemed inadequate, and third parties likely to have been willing and able to propose a competing transaction were given ample opportunity to do so indicated that the process leading to the execution of the merger agreement was fair;

•	a special committee of independent directors was established, the special committee recommended to the board of directors that the merger and the merger agreement be approved and the special committee retained its own financial and legal advisors and conducted a vigorous and protracted process of evaluation and negotiation of the transaction;

•	the negotiations were considered to be an important element of a fair bargaining process, and the fact that such negotiations were intensive indicated that the process leading to the execution of the merger agreement was fair;

•	the terms of the merger agreement permit the board of directors and the special committee, in the exercise of their fiduciary duties to stockholders, to consider unsolicited bona fide alternative proposals which present a reasonably likelihood of resulting in a superior proposal; and

•	under Delaware law, our stockholders who do not vote for the merger have the right to demand an appraisal of their shares by the Delaware Court of Chancery.

In evaluating the fairness of the merger to our unaffiliated stockholders, the Tailwind Entities did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for our common stock. The Tailwind Entities note, however, that the merger consideration of $7.00 per share is higher than our net book value per share at December 31, 2003. The Tailwind Entities did not consider liquidation value in determining the fairness of the merger to our unaffiliated stockholders because Trover will continue to operate its businesses following completion of the merger and because of the Tailwind Entities’ belief that liquidation sales generally result in proceeds substantially less than sales of a going concern. The Tailwind Entities did not establish a pre-merger going concern value for our common stock as a public company to determine the fairness of the merger consideration to our unaffiliated stockholders. The Tailwind Entities did not consider our going concern value in determining the fairness of the merger because, following the merger, Trover will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly-leveraged private company. The Tailwind Entities have formed this belief with respect to substantive and procedural fairness even though no representatives, other than the special committee and its advisors, were retained to act solely on behalf of our unaffiliated stockholders. The Tailwind Entities believe that the participation of the Management Stockholders in the stockholder vote on the merger will not cause the merger to be unfair to our unaffiliated public stockholders because of the measures taken by the special committee and our board of directors to ensure the procedural fairness of the merger transaction and because the Management Investors own a relatively small percentage of the shares of our common stock eligible to be voted on the proposal to adopt the merger agreement (   % as of the record date). The Tailwind Entities did not consider purchase prices paid for our common stock in previous purchases by the Tailwind Entities because no such purchases were made during the previous two years.

None of the Tailwind Entities considered, as part of its fairness determination, whether or not the amounts of the special committee’s fees were reasonable.

The Tailwind Entities believe that these analyses and factors provide a reasonable basis for their respective beliefs that the merger is fair to our unaffiliated stockholders. This belief should not, however, be construed as a recommendation to our stockholders to adopt the merger agreement. The Tailwind Entities do not make any recommendation as to how you should vote your shares.

The Tailwind Entities have not made any provision in connection with the merger to grant our stockholders access to Trover’s corporate records, or to obtain counsel or appraisal services at their expense.

Forward Looking Information; Certain Projections

In connection with the process of soliciting indications of interest to acquire Trover, the special committee directed management to prepare projections of Trover’s financial performance for the three years ending December 31, 2006. Houlihan Lokey incorporated these projections in an information memorandum dated August 2003 which it prepared for distribution to persons expressing an interest in acquiring Trover. These initial projections were subsequently updated several times. The final update conformed the projections to our three-year business plan, which our management prepares annually as part of our ongoing business operations. Our board of directors approved our current business plan on December 12, 2003, and it was then provided to Tailwind. No further business projections have been prepared since that date.

The business plan that was approved on December 12, 2003 (the “2004 Business Plan”) was not prepared for the purpose of public disclosure but rather for use in business planning and management. The summary of the 2004 Business Plan that is presented below is being provided for the limited purpose of providing our stockholders with access to the financial projections that were considered by the special committee in reviewing the merger proposal and by Houlihan Lokey in rendering its opinion that the consideration to be received by holders of Trover common stock pursuant to the merger agreement is fair to such holders from a financial point of view. The prospective financial information contained in the 2004 Business Plan was not prepared with a view toward compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Neither PricewaterhouseCoopers, LLP (“PwC”), the Company’s independent auditors, nor any other third party has performed any procedures with regard to the 2004 Business Plan, and neither PwC nor any other third party has opined concerning or assumed responsibility for the 2004 Business Plan.

The projections contained in the 2004 Business Plan are or involve forward-looking statements and are based on a variety of assumptions regarding, among other matters, Trover’s ability to achieve strategic and financial goals, objectives and targets over the applicable periods. One such significant assumption of the 2004 Business Plan, for example, is the expectation of an annually increasing contribution to profitability by the Property and Casualty Recovery Services segment (sold under the brand TransPaC Solutions) and the Software segment (sold under the brand Troveris). The 2004 Business Plan projects that for the year 2006, 38.1% of total operating income will come from TransPaC Solutions and Troveris. Other material risks linked to the assumptions of the 2004 Business Plan include:

•	the Company’s ability to continue to sell healthcare subrogation, provider bill audit and overpayments services, which have been its core offerings to date, at similar levels to those contributed in the past; and

•	Continued significant attrition of existing clients, which historically has been related to the acquisition of clients by non-clients, in-sourcing of subrogation, pricing pressure and the organic shrinkage of the lives covered by existing clients.

The 2004 Business Plan assumes a provision of $___in respect of costs to be incurred by the special committee but does not reflect additional costs that will be incurred if we consummate the merger. Also, the 2004 Business Plan does reflect the cost savings that would be expected after we ceased to be a public company. Although management estimates these savings to be approximately $1 million annually, not all of that amount can be captured until 2006. The largest items of potential savings are the premiums for directors and officers liability insurance, audit fees, and legal fees and expenses.

Trover Solutions, Inc.
2004 Business Plan
Summary Financial Projections
Years Ended December 31, 2004, 2005 and 2006
(in thousands)

	Year		Year		Year
	Ended	Growth	Ended	Growth	Ended	Growth
	12/31/04	Rate	12/31/05	Rate	12/31/06	Rate
Income Statement Data:
Revenues:
Healthcare Recovery Services	$58,405	-9.7%	$60,158	3.0%	$63,607	5.7%
Property and Casualty Recovery Services	2,944	197.7%	8,074	174.3%	14,327	77.4%
Software	2,525	41.5%	2,955	17.0%	3,628	22.8%
Elimination of intercompany revenue	(2,056)	20.3%	(2,251)	9.5%	(2,573)	14.3%

Total revenues	$61,818	-6.0%	$68,936	11.5%	$78,989	14.6%

Gross Margin:
Healthcare Recovery Services	$29,970	-13.5%	$30,392	1.4%	$31,719	4.4%
Property and Casualty Recovery Services	685	N/M	3,238	372.7%	6,348	96.0%
Software	2,380	189.9%	2,843	19.5%	3,583	26.0%
Elimination of intercompany revenue	(2,056)	20.3%	(2,251)	9.5%	(2,573)	14.3%

Total gross margin	$30,979	-6.7%	$34,222	10.5%	$39,077	14.2%

Operating income:
Healthcare Recovery Services	$24,252	-13.2%	$25,067	3.4%	$26,289	4.9%
Property and Casualty Recovery Services	113	N/M	2,438	N/M	5,350	119.4%
Software	70	N/M	508	625.7%	1,373	170.3%
Unallocated Corporate support expenses	(14,657)	-11.3%	(14,799)	1.0%	(14,521)	-1.9%

Total operating income	$9,778	-1.4%	$13,214	35.1%	$18,491	39.9%

	Year		Year		Year
	Ended	Growth	Ended	Growth	Ended	Growth
	12/31/04	Rate	12/31/05	Rate	12/31/06	Rate
Pretax income:
Healthcare Recovery Services	$24,260	-13.3%	$25,126	3.6%	$26,347	4.9%
Property and Casualty Recovery Services	73	N/M	2,438	N/M	5,350	119.4%
Software	(8)	-98.7%	508	N/M	1,373	170.3%
Unallocated Corporate (loss)	(14,803)	-11.1%	(14,719)	-0.6%	(14,442)	-1.9%

Total pretax income	$9,522	-1.7%	$13,353	40.2%	$18,628	39.5%

Income from continuing operations	$5,713	-1.7%	$8,011	40.2%	$11,176	39.5%

Net income (1)	$5,713	-1.7%	$8,011	40.2%	$11,176	39.5%

(1)	If the Company’s stockholders do not approve the merger, the Company will remain publicly traded and the expected cost savings from avoiding public company expenses will not be realized. These expected cost savings (pre-tax) are $369,000 in 2004, $619,000 in 2005, and $994,000 in 2006. Without these cost savings, and assuming the effective tax rates for the respective years, the Company’s net income would be $5,492 in 2004, $7,640 in 2005, $10,580 in 2006.

In light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this proxy statement should not be regarded as a representation by Trover, the board of directors of Trover, the special committee, or any of their advisors, agents or representatives that these projections will prove to be correct. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Trover’s financial results to differ materially from those expressed or implied by the forward-looking statements contained in the 2004 Business Plan, and our actual financial results for the periods presented inevitably will vary (and may vary substantially) from the projections presented above. Our actual financial performance for the periods presented could be substantially better or substantially worse than is reflected in the projections.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

On February 19, 2004, Houlihan Lokey rendered its opinion orally to the special committee and to our board of directors, and subsequently confirmed its opinion in writing to our board of directors, that as of such date, and based upon and subject to the matters set forth in its opinion, the consideration to be received by the holders of Trover common stock pursuant to the merger agreement is fair to such holders from a financial point of view. For purposes of the Houlihan Lokey opinion, the consideration to be received by the holders of Trover common stock pursuant to the merger agreement was defined as the $7.00 per share in cash that Parent will pay for the shares pursuant to the merger agreement.

The full text of Houlihan Lokey’s opinion, dated February 19, 2004 is attached as Appendix B to this proxy statement and is incorporated in its entirety herein by reference. Stockholders should read such opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Houlihan Lokey in rendering its opinion. The following is a summary of the Houlihan Lokey opinion and the methodology that Houlihan Lokey used to render its opinion.

In arriving at its opinion, Houlihan Lokey:

•	reviewed our annual reports to stockholders on Form 10-K for the fiscal years ended December 31, 1998 though 2002, our quarterly report on Form 10-Q for the quarter ended September 30, 2003 and our unaudited financial statements for the year ended December 31, 2003, all of which our management had identified as the most current financial information available with respect to Trover prior to the delivery of the opinion;

•	reviewed the merger agreement, in the form in which it was executed;

•	met with the senior management of Trover to discuss the operations, financial condition, future prospects and projected operations and performance of Trover;

•	reviewed earnings estimates of Trover prepared by management of Trover with respect to Trover for the three fiscal years ending December 31, 2006;

•	reviewed the historical market prices and trading volume for Trover’s common stock;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Trover, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the merger;

•	reviewed other documents executed by the parties and forms of certain documents to be delivered at the closing of the merger; and

•	conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

In arriving at its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Trover and the good-faith judgment of our senior management, and that there had been no material change in the assets, financial condition, business or prospects of Trover since the date of the most recent financial statements made available to it. Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based.

Further, Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Trover and did not assume any responsibility with respect to such information. Houlihan Lokey neither reviewed our books and records nor made any physical inspection or independent appraisal of any of our properties or assets. In addition, Houlihan Lokey assumed that the merger will be consummated on the terms set forth in the merger agreement, without waiver or modification of any material terms. Houlihan Lokey’s opinion is necessarily based on business, economic, market and other conditions as they existed as of the date of the opinion. Subsequent events that could affect the conclusions set forth in the opinion include adverse changes to the business, financial conditions, results of operations of Trover and timely consummation of the merger. Although Houlihan Lokey continues to be retained as the financial advisor to our board of directors, Houlihan Lokey has not undertaken to update, revise or reaffirm its opinion.

Houlihan Lokey’s advisory services and opinion were provided for the use and benefit of Trover’s board of directors in connection with its consideration of the merger. Houlihan Lokey’s opinion does not constitute a recommendation to any stockholder of Trover as to how any such stockholder should vote on the merger. Moreover, Houlihan Lokey’s opinion does not address the relative merits of the merger or any other transactions or business strategies discussed as alternatives to the merger or the decision of our board of directors to proceed with the merger.

Houlihan Lokey’s opinion addresses only the fairness from a financial point of view to the holders of the common stock of Trover of the consideration to be received by such holders pursuant to the merger agreement, and does not express any views on any other terms of the merger agreement or Trover’s decision to effect the merger.

In connection with rendering its opinion, Houlihan Lokey performed certain financial, comparative and other analyses as summarized below. Houlihan Lokey noted that no company or transaction used in its analyses as a comparison is identical or substantially similar to Trover or to the contemplated merger. In arriving at its opinion, Houlihan Lokey did not ascribe a specific value to Trover, but rather made its determination as to the fairness to the holders of Trover common stock of the consideration to be received by such holders pursuant to the merger agreement from a financial point of view on the basis of certain financial and comparative analyses. An evaluation of the results of those analyses is not entirely mathematical. The preparation of an opinion such as this involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Houlihan Lokey. None of Trover, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Houlihan Lokey’s opinion and financial analyses were only one of many factors considered by the board of directors in it evaluation of the proposed merger and should not be viewed as determinative of the views of the Trover board of directors or Trover’s management with respect to the merger or the merger consideration.

A copy of Houlihan Lokey’s written presentation to the special committee of Trover’s board of directors is an Exhibit to the Schedule 13E-3 filed in connection with the merger and is qualified in its entirety by reference to this Exhibit. See “Where Stockholders Can Find More Information.”

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with providing its opinion to the board of directors of Trover. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Houlihan Lokey, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion.

Stock Trading History

Houlihan Lokey analyzed the prices at which Trover’s common stock traded during the one-year period from February 18, 2003 through February 18, 2004, and for the three-year period from February 18, 2001 through February 18, 2004. Houlihan Lokey noted that Trover’s common stock traded at a price at or below $7.00 for the one-year period 77.6% of the time, and for the three-year period 97.1% of the time.

Houlihan Lokey also noted that the merger consideration of $7.00 per share represented a 20.7% premium above the last reported sale price of Trover common stock on the Nasdaq National Market on July 31, 2003, the day before our announcement that our board of directors had appointed the special committee to explore strategic alternatives.

Market Multiple Methodology

In order to assess how the public market values shares of publicly traded companies similar to Trover, Houlihan Lokey employed a market multiple methodology, which involved reviewing for each of a selected group of similar companies, various multiples of historical and projected measures of revenues, earnings and cash flows. The multiples were calculated with respect to a group of nine publicly-traded companies which were selected by Houlihan Lokey on the basis of operational and economic similarities to the principal business operations of Trover. The companies selected by Houlihan Lokey were: Affiliated Computer Services, Inc.; Computer Sciences Corporation; Crawford & Company; Electronic Data Systems Corporation; HMS Holdings Corporation; MAXIMUS, Inc.; NCO Group, Inc.; PRG-Shultz International, Inc. and RTW, Inc. Multiples were calculated for these public companies based upon the last reported sales prices of the respective companies’ shares of common stock on February 18, 2004. A comparative risk analysis among Trover and the selected public companies formed the basis for the selection of appropriate risk adjusted multiples for Trover. The risk analysis incorporated both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Trover and such other public companies are engaged. This risk-based adjustment resulted in the selection of lower multiples for Trover than the mean and median multiples for the selected similar companies.

Using publicly available information and information for Trover provided by our management, Houlihan Lokey calculated and analyzed (i) the ratio (commonly referred to as price earnings, or P/E ratio) of each selected similar company’s stock prices to its latest twelve months (“LTM”) earnings per share and the projected earnings for its next fiscal year (“NFY”) and (ii) the ratio of each company’s enterprise value to certain historical and projected performance measures, including LTM and NFY revenue, LTM and NFY earnings before interest, taxes, depreciation and amortization (“EBITDA”) and LTM and NFY earnings before interest and taxes (“EBIT”). The enterprise value of each company was derived by adding its short and long-term debt to the sum of the market value of its fully-diluted common equity, the aggregate liquidation preference of any outstanding preferred stock, the book value of any minority interest and the value of any material debt-equivalent liabilities and subtracting any cash or cash equivalents.

Enterprise Value as a Multiple of
	Revenue		EBITDA		EBIT		P/E
	LTM	NFY	LTM	NFY	LTM	NFY	LTM	NFY
Selected Companies:
Low	0.44 x	0.67 x	4.5 x	3.8 x	10.4 x	7.6 x	14.7 x	12.0 x
High	1.68 x	1.62 x	9.9 x	10.6 x	13.9 x	19.1 x	23.5 x	34.7 x
Median	1.06 x	1.03 x	7.6 x	6.7 x	11.9 x	11.2 x	21.4 x	18.8 x
Mean	1.02 x	1.03 x	7.5 x	7.1 x	11.9 x	11.6 x	19.8 x	19.4 x

Range of Risk-Adjusted Valuation Multiples used by Houlihan	Low 0.70 x	0.60 x	4.0 x	3.5 x	5.0 x	4.5 x	9.0 x	8.0 x
Lokey	High 0.80 x	0.70 x	4.5 x	4.0 x	5.5 x	5.0 x	10.0 x	9.0 x

Trover:
Current Trading (as of February 18, 2004)	0.83 x	0.89 x	3.7 x	4.0 x	4.8 x	5.6 x	9.2 x	10.9 x

Implied by Proposed Merger Transaction	0.86 x	0.91 x	3.8 x	4.1 x	4.9 x	5.8 x	9.4 x	11.1 x

Application of the market multiple methodology using the risk-adjusted valuation multiples noted above resulted in an indicated enterprise value range for Trover of $46.8 to $53.5 million, as compared to the $56.2 million enterprise value implied by the terms of the merger.

Due to the highly specialized nature of the outsourced subrogation and claim recovery market in which we operate, Houlihan Lokey believed that there were no public companies that were truly similar to Trover. Because of the inherent differences between the business, operations and prospects of Trover and the business, operations and prospects of the companies included in the market multiple analysis, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the market multiple analysis and accordingly in calculating the risk-adjusted valuation multiples noted above Houlihan Lokey also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Trover and the companies included in the market multiple analysis. Among these differences, Houlihan Lokey noted that (i) the selected companies were substantially larger than Trover in terms of revenues and enterprise value; (ii) since 1999, the selected companies’ EBITDA had increased on average at almost four times the rate of Trover’s EBITDA growth; and (iii) significant recent adverse developments affecting Trover, notably the loss of its largest client, made future growth prospects significantly more uncertain than those of the selected companies.

Selected Transaction Methodology

Houlihan Lokey identified five change-of-control transactions it deemed similar in certain respects to the merger, as follows:

Announcement	Target	Acquiror
April 9, 2003	Insurance Management Solutions Group, Inc.	Fiserv, Inc.

November 4, 2002	Ebenx, Inc.	SHPS, Inc.

July 15, 2002	Advantage Innovation, Inc.	Barrister Global Services Network, Inc.

April 4, 2002	Lightec Communications, Inc.	Security Biometrics, Inc.

March 7, 2002	Ideas & Associates	FreeSoftwareClub.com, Inc.

Like the market multiple methodology, the selected transaction methodology used by Houlihan Lokey involved consideration of multiples of revenues, EBITDA and EBIT.

Houlihan Lokey considered the enterprise values implied by the terms of the five selected transactions as multiples of revenue, EBITDA and EBIT, calculated in each case for the 12 months preceding the transaction date. Houlihan Lokey compared these results to the comparable multiples implied by the terms of the merger.

Enterprise Value as a Multiple of LTM (1)
	Revenue	EBITDA	EBIT
Selected Transactions

Low	0.22 x	1.9 x	2.1 x

High	1.52 x	6.5 x	7.6 x

Median	1.10 x	4.7 x	5.1 x

Mean	1.00 x	4.4 x	5.0 x

Range of Multiples Used by Houlihan Lokey	Low: 0.70 x High: 0.80 x	4.0 x 4.5 x	4. 5 x 5.0 x

Implied Transaction	0.86 x	3.8 x	4.9 x

(1)	Latest LTM results as of the date of each transaction.

Application of the selected transaction methodology using the range of multiples indicated in the second to last line of the table above resulted in an indicated enterprise value range for Trover of $51.5 to $57.3 million, as compared to the $56.2 million enterprise value implied by the terms of the merger.

Discounted Cash Flow Methodology

Houlihan Lokey performed a discounted cash flow analysis in respect of the financial projections prepared by our management for 2004 through 2006. For the purpose of its analysis, Houlihan Lokey noted that from fiscal year 2004 to fiscal year 2006, EBITDA is projected by our management to increase from $13.6 million to $21.6 million, reflecting a 59% increase in two years, and noted further that such projections are heavily dependent on significant increases in new or unproven business lines and on adding a meaningful number of lives to Trover’s existing core business.

Houlihan Lokey discounted to present value the projected stream of unlevered net cash flows (earnings before interest and after taxes) for the fiscal years 2004 through 2006 as adjusted for: (1) certain projected non-cash items (such as depreciation and amortization); (2) capital expenditures; and (3) investments in working capital. To estimate the residual value of Trover at the end of the forecast period, or terminal value, Houlihan Lokey applied a range of 2.5% to 3.5% perpetuity growth rates to projected fiscal 2007 free cash flow. In performing its analysis, Houlihan Lokey employed after-tax discount rates of 18.5% to 19.5% (which are substantially higher than the discount rates of the selected similar companies considered in the market multiple analysis), which reflect its estimate of Trover’s weighted average cost of capital, taking into account its evaluation of the risks inherent in an investment in Trover.

The analysis produced an indicated enterprise value range of $51.5 to $58.1 million, as compared to the $56.2 million enterprise value implied by the terms of the merger.

Miscellaneous

Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring and private placements of debt and equity securities. Houlihan Lokey has no prior relationship with Trover or its affiliates. Trover has paid Houlihan Lokey a retainer fee of $150,000. As compensation for certain additional services in connection with the merger, Trover has agreed to pay an affiliate of Houlihan Lokey a fee that is entirely contingent upon the consummation of the merger. The aggregate fee payable to Houlihan Lokey upon consummation of the merger (including the retainer fee) is $1,180,000. In addition, Trover has agreed to reimburse Houlihan Lokey and its affiliate for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Houlihan Lokey and related persons for certain liabilities that may arise out of its engagement by Trover. Houlihan Lokey and its affiliate were retained by the special committee to perform advisory and other services in connection with the special committee’s consideration of the various strategic alternative available to Trover. The special committee selected Houlihan Lokey based on its experience, expertise and reputation.

In the course of trading activities of Houlihan Lokey affiliates, Houlihan Lokey may from time to time have long or short positions in and buy or sell debt or equity securities or options on the securities of Trover and other companies that are or may be the subject of the engagement of Houlihan Lokey in connection with the merger. Houlihan Lokey did not disclose having any such position in the securities of Trover or such other companies as of the date of its engagement by Trover in connection with the merger.

Purpose and Structure of the Merger

Trover

For Trover, the purpose of the merger is to allow Trover’s stockholders to receive cash for their shares at a price that represents a substantial premium over the market prices at which the common stock traded before Trover announced the formation of the special committee and in a transaction that allows all stockholders to obtain this price notwithstanding the limited public float and low trading volume of the Trover common stock. We determined to undertake the merger at this time based on the conclusions and reasons of the special committee and our board of directors described above under “Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger.” The transaction has been structured as a merger of Acquisition Corp. into Trover in order to preserve Trover’s identity, goodwill and existing contractual arrangements with third parties.

The Tailwind Entities

The purpose for the Tailwind Entities of engaging in the merger is to enable Thomas Weisel Capital Partners and its affiliated co-investors to make an investment in, and to obtain a controlling interest in, Trover in an orderly fashion.

The Tailwind Entities believe that Trover will benefit financially and operationally by eliminating the costs and regulatory burdens imposed on Trover as a public company by the Securities and Exchange Commission and the Nasdaq National Market. The Tailwind Entities believe that Trover will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the short-term, quarter-to-quarter performance often emphasized by the public markets. The Tailwind Entities’ assessment of the risks and benefits of the merger is based upon publicly available information regarding Trover, Tailwind’s due diligence investigation of Trover and Tailwind’s business and investment experience. Although the Tailwind Entities believe that there will be significant opportunities associated with their investment in Trover, there are also substantial risks that these opportunities may not be fully realized. Because Tailwind contemplates that existing management, including the Management Investors, will continue to operate Trover’s business following the merger, it is important to the Tailwind Entities that the Management Investors and certain of our other management-level employees have an ownership interest in Parent following completion of the merger. The Tailwind Entities structured the transaction with the intent that (a) the Management Investors would sell their Trover shares in the merger and invest in Parent and (b) the Management Investors and other management-level employees would generally have a tax-free exchange of all or a portion of their Trover in-the-money options to acquire Parent common stock. The Tailwind Entities undertook the transaction at this time after being approached by Houlihan Lokey on behalf of the special committee as described under “Special Factors—Background of the Merger.”

Management Investors

The Management Investors expect to acquire shares of common stock of Parent (which will be the sole stockholder of Trover upon completion of the merger) in order to retain an equity interest in Trover. The Management Investors believe that as a private company, Trover will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market’s emphasis on quarterly earnings and without the costs of being a publicly traded company.

While the Management Investors believe that there will be significant opportunities associated with their continued equity ownership interest through Parent, there are also substantial risks that these opportunities may not be realized, which could cause a loss of some or all of their investment. These risks include, among others:

•	lack of liquidity of the investment;

•	risks associated with Trover’s increased debt level following the merger; and

•	risks associated with the ongoing operations of the business in an uncertain market and economy.

Each of these risks is tempered by the fact that a portion of the Management Investors’ investment in Trover will be cashed out as a result of the merger, although the Management Investors may reinvest all of their proceeds from their investment in Trover in Parent, and thus retain an interest in Trover.

Effects of the Merger

Upon consummation of the merger, Trover will be wholly owned by Parent. The current stockholders of Trover will cease to have ownership interests in Trover or rights as Trover stockholders. The stockholders of Trover will be entitled to receive $7.00 in cash for each share of Trover common stock that they own. As a result of the merger, each share of Acquisition Corp. common stock outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of Trover as the surviving corporation.

As a privately held corporation following the merger, there will be no public market for Trover common stock. After the merger, shares of Trover common stock will cease to be quoted on the Nasdaq National Market, and the registration of Trover’s common stock under the Exchange Act will be terminated. This termination will make most provisions of the Exchange Act, including the requirement to file periodic reports, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002 no longer applicable to Trover.

At the effective time of the merger:

•	resignations previously provided by Trover’s existing directors will take effect;

•	the directors of Acquisition Corp. immediately prior to the effective time of the merger (all of whom will have been selected by Tailwind) will become the initial directors of Trover as the surviving corporation;

•	the officers of Acquisition Corp. immediately prior to the effective time of the merger will become the initial officers of Trover as the surviving corporation; and

•	Acquisition Corp.’s certificate of incorporation and bylaws, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of Trover as the surviving corporation, except that the name of the surviving corporation will be Trover Solutions, Inc.

It is expected that, upon consummation of the merger, the operations of Trover will be conducted substantially as they currently are being conducted, except that Trover will not be subject to the periodic reporting and other obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Tailwind has advised Trover that it does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Trover’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, Trover’s management and new controlling stockholder will continuously evaluate Trover’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Trover.

A benefit to the Tailwind Entities, the Management Investors and members of management who acquire an equity interest in Parent after the merger is that our future earnings and growth will be solely for their benefit and not for the benefit of our current stockholders. The detriments to the Tailwind Entities and the Management Investors and members of management who acquire an equity interest in Parent after the merger are the lack of liquidity for Parent’s common stock following the merger, the payment of approximately $63.4 million to fund the merger, the payment by them of approximately $2.5 million in estimated fees and expenses related to the merger and the payment by us of approximately $3.5 million in estimated fees and expenses related to the merger.

The benefit to our stockholders is the right to receive $7.00 per share for their shares of common stock. The detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Financing of the Merger

Parent has represented in the merger agreement that it has access to sufficient funds to consummate the merger and make the requisite payments to Trover’s stockholders and option holders and has committed to provide those funds subject to the terms of the merger agreement. We estimate that approximately $65.9 million will be required to pay the merger consideration that will be due to our stockholders and option holders under the merger agreement and to pay the related fees and expenses of Parent and Acquisition Corp. Tailwind has advised us that it expects this amount to be funded through a combination of equity contributions by Thomas Weisel Capital Partners, its co-investors and the Management Investors, new credit facilities to be provided by an institutional lender and Trover’s available cash reserves. Tailwind has received a financing commitment from CapitalSource Finance LLC for $27.5 million of senior secured credit facilities, and it intends to apply approximately $25 million under those facilities to the merger funding requirements. The obligations of Parent and Acquisition Corp. to complete the merger are not subject to a financing condition, and Thomas Weisel Capital Partners has agreed to provide sufficient funds to consummate the merger, whether or not the new credit facilities are obtained, subject to the conditions set forth in the merger agreement.

The estimated sources and uses of funds in connection with the merger and related transactions are as follows (assuming the merger is completed on April 30, 2004):

Sources and Uses of Funds
($ in millions (all figures are approximate))

Sources		Uses

Trover Cash	$3.7	Merger Consideration	$63.4
Senior Credit Facility	25.0	Fees and Expenses	$2.5
Equity Contributions	$37.2

Total	$65.9	Total	$65.9

Equity Contributions

In connection with the merger, Thomas Weisel Capital Partners and its co-investors intend to contribute approximately $37.2 million in cash to Parent in exchange for Parent common stock, as follows: (i) Thomas Weisel Capital Partners and its affiliated co-investors, $33.4 collectively, (ii) Edward J. McKinley, Rodman Moorhead and CS Equity LLC (an affiliate of CapitalSource Finance), $2.7 million collectively, and (iii) the Management Investors, $1.1 million collectively. In addition to the shares of Parent common stock described in the previous sentence, the Management Investors and certain of our other management level employees will exchange all or a portion of their in-the-money options to acquire our common stock for options to acquire Parent common stock, and they will receive additional options to acquire Parent common stock following the merger.

Credit Facilities

CapitalSource has issued a loan commitment whereby CapitalSource has committed to make loans to Trover consisting of a $5.0 million revolving credit facility, a $14.0 million Term A loan facility and a $8.5 million Term B loan facility, upon the terms and conditions set forth in the commitment letter.

The revolving credit facility and the Term A facility will initially bear interest at a rate per annum equal to the greater of (a) the prime rate as in effect from time to time plus 4% or (b) 8%. The Term B facility will initially bear interest at a rate per annum equal to the greater of (i) the prime rate as in effect from time to time plus 6% or (ii) 10%. The credit facility will be secured by a lien on substantially all of Trover’s assets and the Trover common stock owned by Parent.

The revolving credit facility and the Term B facility will mature on the fifth anniversary of the closing date of the merger. The Term A facility will mature on the fourth anniversary of the closing date of the merger. The Term A facility and the Term B facility will amortize in scheduled monthly installments commencing October 1, 2004. The revolving credit facility, the Term A facility and the Term B facility will be subject to mandatory prepayments under agreed circumstances. Amounts repaid on the revolving credit facility prior to maturity may be reborrowed. Amounts repaid on the Term A facility and the Term B facility may not be reborrowed.

The Term A facility and the Term B facility will be used to finance the merger and to pay fees and expenses associated with the merger. Up to $2.5 million of the revolving credit facility may be used to finance the merger and to pay fees and expenses associated with the merger, and the remainder will be used to finance the working capital and general corporate needs of Trover.

Funding of these credit facilities will be subject to the following material conditions:

•	the absence of any material adverse change in Trover’s business, operations, assets, financial condition, results of operations or prospects;

•	satisfactory negotiation, execution and delivery of appropriate loan documents relating to the senior credit facilities;

•	the presence of at least $40.0 million of unrestricted cash in Trover and Parent, at least $30 million of which will be new cash equity investments by Thomas Weisel Capital Partners and the Management Investors;

•	discharge of Trover’s existing revolving credit facility;

•	none of Acquisition Corp., Trover, Parent or their subsidiaries shall have any indebtedness other than as permitted by the loan documents relating to the new credit facilities;

•	grant to CapitalSource of a first priority security interest in assets described in the loan documents;

•	satisfactory completion of a pre-closing audit to reconfirm the general financial and operational state of Trover and Parent;

•	consummation of the merger on terms acceptable to CapitalSource;

•	obtaining all governmental and third party consents, permits and licenses necessary for the consummation of the merger and the senior secured credit facilities,

•	receipt of Trover’s financial statements;

•	the absence of litigation or threatened litigation that materially impairs the merger or any transactions contemplated by the merger agreement;

•	obtaining key man life insurance in specified amounts covering Patrick B. McGinnis, Douglas R. Sharps and Robert G. Bader, Jr.; and

•	payment of CapitalSource’s fees and expenses.

Tailwind does not currently have any plan or arrangement to refinance or repay these senior credit facilities prior to their maturity dates.

Risks that the Merger Will Not Be Completed

Completion of the merger is subject to a number of significant risks, including, but not limited to, the risk that before the closing provided for in the merger agreement:

•	the merger agreement will not have been adopted by the holders of a majority of the outstanding shares of Trover common stock;

•	there will have been a change, event, circumstance or development that has had or would reasonably be expected to have a material adverse effect on Trover;

•	Trover will not have paid off all of its bank debt and all of the transaction expenses related to the merger, as required under the merger agreement;

•	Trover, Parent or Acquisition Corp. will not have performed, in all material respects, their obligations contained in the merger agreement;

•	the representations and warranties made by Trover, Parent or Acquisition Corp. in the merger agreement will not be true and correct to the extent required under the merger agreement; or

•	a court order will have been entered, or change in law occurred, that would make consummation of the merger unlawful.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite approval of Trover’s stockholders is obtained. It is expected that, if our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, Trover, under the direction of the board of directors, will continue to operate its businesses as a public company. If the merger is not completed, depending on the reasons the merger was not completed Trover may be required to reimburse certain expenses of Parent and, possibly, to make additional payments to Parent and Acquisition Corp. Trover and Parent may each be held liable to the other for willful or intentional breaches of the merger agreement, but the liability of each for any such breach may not exceed $10 million as to Trover and $5 million as to Parent. See “Estimated Fees and Expenses of the Merger.”

Interests of Trover’s Directors and Executive Officers

The Special Committee

The special committee consists solely of independent directors who are not (and have not been in the past) officers or employees of or consultants to Trover or the Tailwind Entities and who have no financial interest in the completion of the merger different from Trover’s stockholders and option holders generally. Each member of the special committee is entitled to be reimbursed for all expenses incurred in connection with their service on the committee, and each member other than Jill L. Force has been or will be paid, in consideration of their service on the special committee, an initial fee of $10,000 plus $1,000 for each meeting attended. Ms. Force, who serves as chair of the special committee, has been paid an aggregate of $40,000 plus $1,000 per meeting for her service in that position.

None of the members of the special committee will have a continuing role, as a director or otherwise, with Trover following the merger.

Mr. McGinnis

Effective January 1, 2003, Trover entered into an employment agreement (the “2003 employment agreement”) with Mr. McGinnis, replacing his prior employment agreement with Trover originally entered into by Mr. McGinnis in May 1997. Pursuant to the 2003 employment agreement, Mr. McGinnis serves as our Chairman and Chief Executive Officer. The 2003 employment agreement has an initial term of three years and renews automatically for subsequent two-year periods, unless a notice of termination is delivered by either party at least sixty days prior to the end of the initial term or the end of a renewal term.

Under the terms of the 2003 employment agreement, Mr. McGinnis was entitled to a minimum base salary for calendar 2003 of $325,000, subject to annual percentage increases for inflation equivalent to those increases given in the normal course of business to our employees on substantially a company-wide basis. In addition, the 2003 employment agreement entitles Mr. McGinnis to participate in our Management Group Incentive Compensation Plan, to receive such awards of stock options as determined by our Compensation and Nominating Committee and to receive such fringe benefits as we may provide from time to time to our executive employees, including group health insurance, life insurance, and disability insurance. Further, Mr. McGinnis received a bonus of $200,000 in conjunction with signing the 2003 employment agreement. The bonus is subject to reimbursement by Mr. McGinnis to Trover if Mr. McGinnis terminates his employment with Trover during the initial three-year term of his employment as follows: (i) if such termination occurs on or after January 1, 2004 but prior to January 1, 2005, Mr. McGinnis is required to reimburse $133,334 to Trover; and (ii) if such termination occurs on or after January 1, 2005 but prior to January 1, 2006, Mr. McGinnis is required to reimburse $66,667 to Trover.

We may terminate the 2003 employment agreement and all of our obligations thereunder if Mr. McGinnis (i) materially breaches any term of the agreement and fails to cure such breach within ten days after written notice of such breach from the Board (no cure period is permitted for breaches of certain confidentiality and noncompete provisions contained in the employment agreement in favor of Trover), (ii) commits any other act in bad faith materially detrimental to the business or reputation of Trover, or (iii) engages in illegal activities or is convicted of any felony involving fraud, deceit, or moral turpitude. Trover’s obligations under the 2003 employment agreement to pay salary, provide for the continued vesting of stock option awards, and provide for health insurance benefits continue for the greater of the remainder of the renewal term or two years if we terminate the agreement for any reason other than (i)-(iii) above, or if Mr. McGinnis terminates the agreement for one of the following reasons (i) Trover materially breaches any term of the employment agreement and fails to cure such breach within ten days after written notice of such breach from Mr. McGinnis, (ii) Trover assigns Mr. McGinnis duties, or significantly reduces his assigned duties, in a manner inconsistent with his position with Trover (without his consent), (iii) Trover requires Mr. McGinnis’s relocation outside of the metropolitan Louisville, Kentucky area (without his consent), (iv) Trover fails to obtain the assumption of the 2003 employment agreement by any successors to Trover, (v) Mr. McGinnis dies or becomes mentally or physically incapacitated or disabled so as to be materially unable to perform his duties under his employment agreement or (vi) a Change in Control Event (as defined in the 2003 employment agreement) occurs, and Mr. McGinnis’s employment is terminated by Mr. McGinnis within 120 days thereafter (in this latter event, Mr. McGinnis may also be entitled to receive a certain Gross-Up Payment (as defined in the 2003 employment agreement)). The employment agreement contains certain confidentiality and noncompete provisions in favor of Trover.

Mr. McGinnis has borrowed money from Trover that he is required to repay with interest. The loan is repayable in full on January 1, 2005. At February 29, 2004, the unpaid balance of the loan (including accrued unpaid interest) was $998,506. Pursuant to a Deferred Compensation Agreement between Trover and Mr. McGinnis, 50% of each amount otherwise payable to Mr. McGinnis under Trover’s Management Group Incentive Compensation Plan is to be deferred until the loan is paid in full. Trover has full right of off-set against any deferred compensation under the Deferred Compensation Agreement should Mr. McGinnis default under the loan. At the election of Mr. McGinnis, the payment of the deferred compensation, upon payment of the loan, may be extended for a period of not more than ten years. At February 29, 2004, the amount of deferred compensation was $182,012, with accrued interest of $21,399.

Mr. McGinnis has entered into a new employment agreement with Parent, providing for his continued service following completion of the merger as chief executive officer of Trover, on substantially the same terms as his existing employment agreement. As a result of this agreement, the merger will not constitute a “Change in Control Event” under the 2003 employment agreement. The new agreement will become effective by its terms only at the effective time of the merger. In connection with Mr. McGinnis entering into the new employment agreement, Parent has agreed to extend the maturity of the loan described above by four years, to January 1, 2009. If Trover were to remain a public company, it would be legally prohibited from extending the maturity of Mr. McGinnis’ loan in this way.

Severance Arrangements of Our Other Executives

In February 2002, Trover entered into severance agreements (the “Severance Agreements”) with each of Robert G. Bader, Robert L. Jefferson, Debra M. Murphy and Douglas R. Sharps. In March 2003, Trover entered into a Severance Agreement with Mark J. Bates. Each Severance Agreement provides that if the executive officer is terminated by Trover without “Cause” (as defined in the Severance Agreement), Trover will continue to pay that executive officer his or her base salary in effect on the date of termination for a period of one year following the day on which the termination occurs (“Severance Pay”) and for a period of one year from the date of termination, will pay, or reimburse such executive officer for, the Trover-paid portion of medical premiums under Trover’s group health plan that would have applied to such executive officer had he or she not been terminated, provided that the executive officer makes a timely election of such continuation coverage under COBRA. Severance Pay would be paid and delivered to the executive officer on the same basis as the executive officer’s regular base salary was paid and delivered prior to termination, would be reduced to the extent the executive officer receives compensation from an employer other than Trover during the one year period following termination, and would not include any amounts of incentive compensation. Each Severance Agreement also provides that if the executive officer is terminated or voluntarily terminates employment for “Good Reason” (as defined in the Severance Agreement) within two years following a “Change in Control” (as defined in the Severance Agreement and which includes a transaction such as the merger), Trover will make a “Change in Control Payment” to the executive offer, provided the executive officer is employed by Trover on the date of the Change in Control and was a member of Trover’s “Management Group” (as defined by the Board) prior to the execution of any definitive agreement between Trover and any entity to be combined with Trover in connection with a Change in Control. The amount of the Change in Control Payment would be equal to one year of salary and one year of benefits continuation if the executive officer were a member of the Management Group for three years or less on the date of the Change in Control, and equal to two years of salary and two years of benefits continuation if the executive officer were a member of the Management Group for more than three years on the date of the Change in Control. In both cases, the Change in Control Payment would be paid as salary continuation in accordance with the payment provisions relating to Severance Pay. No Severance Pay is payable to an executive officer if that officer then also is entitled to a Change in Control Payment.

Management Investors

Tailwind has invited the Management Investors to co-invest in Parent, and the Management Investors expect to invest in Parent common stock in connection with the closing of the merger. Parent has not fixed a price per share for its common stock, but this investment by the Management Investors is expected to represent approximately 3% of the Parent common stock outstanding immediately after the merger. The following table sets forth the expected respective dollar value of the contribution of, and the percentage ownership of Parent to be received by, each Management Investor.

Management Investor	Cash Contributed	Percentage of Parent Stock
Patrick B. McGinnis	$770,000	2.0%
Robert G. Bader, Jr.	86,275	0.3
Mark J. Bates	28,406	0.1
Robert L. Jefferson	0	—
Debra M. Murphy	109,900	0.3
Douglas R. Sharps	140,000	0.4

Total	$1,134,581	3.0

Parent and its affiliates also have informed Mr. McGinnis that they expect to maintain a 401(k) plan for employees, and expect to maintain the level of Trover’s matching contributions. To the extent the 401(k) plan invests in the stock of Parent, it will acquire shares first from any employee who has acquired stock through the conversion of options after the effective time.

Thomas Weisel Capital Partners, the Management Investors and the other co-investors intend to enter into a stockholders agreement to provide certain rights with respect to their respective equity interests in Parent, the expected terms of which are described below under “Special Factors—Interests of Trover’s Directors and Executive Officers—Rights Pursuant to Stockholders Agreement.”

Stock Option Plan

In addition to common stock of Parent acquired by the Management Investors described above under “Special Factors—Interests of Trover’s Directors and Executive Officers—Management Investors” and stock options they may receive in exchange for their Trover stock options as described under “Special Factors—Interests of Trover’s Directors and Executive Officers—Merger Consideration to be Received by Directors and Executive Officers of Trover,” certain of our executive officers and other management level employees will receive additional options to acquire common stock of Parent following the merger pursuant to a stock option plan to be adopted by Parent. The number of shares of Parent common stock subject to issue pursuant to the stock option plan will be equal to 20% of Parent’s capitalization immediately after the effective time, calculated on a fully-diluted basis as if all of the “roll over” management stock options had been exercised and all of the options under the stock option plan had been granted and exercised. The number of options to be granted to each executive officer and management level employee has not been established, but it is expected that fewer than all of the authorized options will be granted immediately after the merger.

One-half of the options issuable under the stock option plan are expected to have an exercise price equal to $7.00 per share, the per share merger consideration being paid to our stockholders in the merger, and the remaining options will have an exercise price equal to $14.00 per share, twice the per share merger consideration (or, in each case, the equivalent if Parent has a different capitalization than Trover). It is expected that the stock option plan will provide that any options forfeited by employees will be eligible for re-grant at a later date, that the options will have a five-

year vesting schedule and that there will be change of control provisions for vesting. The options will expire ten years from the date of grant but may be terminated earlier in the event of a termination of employment.

Rights Pursuant to Stockholders Agreement

Tailwind has advised us that no person or entity will be granted any stock options to acquire shares of Parent or be permitted to co-invest in Parent unless such person or entity enters into a stockholders agreement with Thomas Weisel Capital Partners, Parent and the other stockholders and option holders of Parent. The terms of the stockholders agreement have not been agreed upon by the parties, but Tailwind expects the stockholders agreement will contain provisions:

•	restricting the transfer of shares in Parent by any party not affiliated with Tailwind;

•	providing that if Thomas Weisel Capital Partners and its affiliated investors sell or otherwise transfer shares in certain circumstances, then the other stockholders may participate in such transaction on a pro rata basis;

•	providing that if Thomas Weisel Capital Partners and its affiliated investors sell or otherwise transfer shares in certain circumstances, then those selling stockholders may require the other investors to participate in such transaction on a pro rata basis;

•	with respect to the option shares only, providing that such shares can be repurchased by Parent or by Thomas Weisel Capital Partners if the employee ceases to be employed by Parent or its subsidiaries (including Trover); and

•	pertaining to other matters customary for agreements of this type.

Management of the Surviving Corporation

Tailwind has advised us that it expects that following the merger, Trover’s existing management team will remain in place. The merger agreement provides that the officers of Acquisition Corp. will be the initial officers of Trover as the surviving corporation until their respective successors are duly elected or appointed and qualified. Following the merger, Patrick B. McGinnis will be the chief executive officer of the surviving corporation. In addition, Douglas M. Karp, Lawrence B. Sorrel and Geoffrey S. Raker will be directors of Trover, with Mr. Karp serving as chairman.

Merger Consideration to be Received by Directors and Executive Officers of Trover

Except as described below, the shares of Trover common stock and options to acquire Trover common stock held by the directors and executive officers of Trover will be treated in the same way as all other shares and options. Their shares will be converted into the right to receive $7.00 per share in cash, without interest on that amount, and their options will be cancelled and they will be entitled to receive a cash payment in respect of each such option equal to (i) the number of shares of Trover common stock issuable upon exercise of the option multiplied by (ii) the amount by which the exercise price of the option is less than the merger consideration per share of $7.00. At the effective time of the merger, each option held by a Trover executive officer or by a Trover employee listed on a supplementary schedule to be provided by Parent prior to the effective time of the merger that then remains outstanding and originally was granted under one of Trover’s benefit plans, whether or not then vested or exercisable, shall be exchanged for an option to acquire shares of Parent common stock on terms comparable to the terms of such employee’s option immediately prior to the effective time of the merger. The following table reflects, based on their holdings of shares and options on March 4, 2004, the consideration that will be payable to the persons named below in respect of their shares of Trover common stock and stock options:

	Number of Shares	Number of Shares
	of Common Stock	Issuable Upon
	(Other than	Exercise of
	Option Shares)	In-the-Money	Aggregate Merger
Name and Position	Beneficially Owned	Stock Options	Consideration
Patrick B. McGinnis Chairman, Chief Executive Officer, Director	119,291	200,000	$1,572,537

Robert G. Bader, Jr. Executive Vice President	21,099	100,000	$509,021

William C. Ballard, Jr. Director	41,507	12,000	$317,140

Mark J. Bates Executive Vice President	11,359	100,000	$440,841

Jill L. Force Director	9,007	12,000	$89,640

Robert L. Jefferson Senior Vice President	5,318	100,000	$421,288

Debra M. Murphy Executive Vice President	23,917	100,000	$528,747

John H. Newman Director	16,507	12,000	$142,140

Lauren N. Patch Director	5,507	16,000	$61,669

Douglas S. Sharps Executive Vice Financial Officer, Secretary	28,104	100,000	$558,056

Chris B. Van Arsdel Director	7,507	12,000	$79,140

Indemnification and Insurance

Trover’s restated certificate of incorporation contains a provision that eliminates the personal liability of Trover’s directors to Trover or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to Trover or its stockholders), and provides that Trover’s officers, directors, employees and agents shall be entitled to be indemnified by Trover to the full extent permitted by law. Trover’s bylaws include provisions for indemnification of Trover’s officers, directors, employees and agents in non-derivative suits if the applicable person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Each member of the special committee has indemnification rights pursuant to an indemnification agreement between that person and Trover. Pursuant to the indemnification agreements, Trover has agreed to indemnify and advance expenses to the members of the special committee to the fullest extent permitted by applicable law with respect to any proceeding including, without limitation, any proceeding which relates to acts or omissions occurring or allegedly occurring at any time prior to the dates of the respective indemnification agreements.

Under the agreements, the members of the special committee will be entitled to indemnification if, by reason of their status as directors or special committee members, they are, or are threatened to be made, a party to any threatened, pending or completed proceeding or a proceeding brought by or in the right of Trover to procure a judgment in its favor or they are made a witness in any proceeding. They are entitled to be indemnified against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the director or on the director’s behalf in connection with the proceeding or any other issue or matter therein, if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Trover, and with respect to any criminal proceeding had no reasonable cause to believe, and did not believe, that his or her conduct was unlawful. No indemnification is required to be made, however, in respect of any claim, issue or matter in such proceeding as to which a director shall have been adjudged to be liable to Trover if applicable law prohibits such indemnification, unless the applicable court decides otherwise.

The merger agreement provides that all rights to indemnification existing as of the date of the merger agreement in favor of the directors or officers of Trover with respect to their activities as such at or prior to the effective time of the merger, as provided in Trover’s certificate of incorporation or bylaws or any written agreement between any such person and Trover in effect on the date of the merger agreement shall survive the merger and shall continue in full force and effect until 180 days after the expiration of the longest applicable statute of limitations. In addition, to the extent not provided by an existing right of indemnification or other agreement or policy, following the completion of the merger, Trover as the surviving corporation is required to indemnify all persons to the fullest extent permitted by applicable law with respect to all actual or alleged acts or omissions prior to the effective time of the merger occurring in connection with or arising out of such individuals’ service as officers or directors of Trover or any of its subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees. In addition, Trover as the surviving corporation is required to either (i) maintain directors’ and officers’ liability insurance policies in effect for not less than six years after the effective time of the merger for the benefit of those persons who are currently covered by such policies of Trover, or any of its subsidiaries, in amounts and on terms no less favorable than the amounts and terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts or omissions prior to the effective time of the merger in amounts and on terms substantially similar to the current insurance coverage.

THE SPECIAL MEETING

Time and Place; Mailing

We are furnishing this proxy statement, together with the accompanying notice of special meeting and form of proxy, to the stockholders of Trover as part of the solicitation of proxies by Trover’s board of directors for use at the special meeting of stockholders to be held at Watterson Tower, 12th Floor, 1930 Bishop Lane, Louisville, Kentucky 40218 on ___, ___, 2004, beginning at 10:00 a.m. Eastern Standard Time, or at any adjournments or postponements thereof.

We intend to first mail this proxy statement and the accompanying form of proxy on or about ___, 2004 to all stockholders entitled to notice of and to vote at the special meeting, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2003.

Matters to be Considered at the Special Meeting

At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. If the requisite votes in favor of the proposal are obtained and certain other conditions are satisfied or, where permissible, waived, Acquisition Corp. will be merged with and into Trover with Trover being the surviving corporation. At the effective time of the merger, each share of common stock of Trover that is outstanding immediately prior to the effective time will be converted into the right to receive $7.00 in cash, without interest, except for:

•	shares for which appraisal rights properly have been perfected under Section 262 of the DGCL, which will be entitled to receive the consideration provided for by the DGCL; and

•	shares held in treasury by Trover or its subsidiaries, which will be cancelled without payment.

At the special meeting, the stockholders will also be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Voting Information

Only holders of record of our common stock, par value $.001 per share, as of the close of business on ___, 2004 (the “Record Date”) will be entitled to notice of and to vote at the special meeting. As of the close of business on the Record Date, ___shares of Trover common stock were outstanding and eligible to be voted. A list of our stockholders of record will be available for inspection by any stockholder, for any purpose germane to the special meeting, at our principal executive offices during regular business hours for the ten days preceding the special meeting and also will be available for inspection at the special meeting. Each holder of record of Trover common stock on the record date will be entitled to one vote for each share held.

The affirmative vote of holders of a majority of the outstanding shares of Trover common stock entitled to vote at the special meeting is the only vote required to adopt the merger agreement. The merger agreement does not require the separate approval of a majority of the shares held by stockholders not affiliated with Parent. Subject to the requirements of Delaware law, all votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. “Broker non-votes” are shares as to which a broker indicates on a proxy card that it does not have discretionary voting authority and has not received voting instructions from the beneficial owner on a particular matter. Brokers who hold shares in “street name” for clients typically have the discretionary authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to vote those shares on non-routine matters. The adoption of the merger agreement is a non-routine matter on which shares held in street name may not be voted without specific instructions from the applicable beneficial owners, and accordingly if a beneficial owner does not give directions as to how the beneficial owner’s shares are to be voted, those shares will be treated on any proxy card submitted by the owner’s broker in respect of those shares as broker non-votes. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the special meeting but will have the same effect as a vote against adoption of the merger agreement. If you want the merger agreement to be adopted and you hold any of your shares in street name, it is very important that you direct your broker to vote your shares “FOR” the adoption of the merger agreement, and that you give those instructions early enough that they can be followed.

As of the Record Date, the executive officers and directors of Trover owned an aggregate of ___shares of Trover common stock, representing approximately ___% of the total number of shares entitled to vote at the special meeting. Those executive officers and directors have informed us that they intend to vote their shares of Trover common stock in favor of the adoption of the merger agreement.

Except for broker non-votes, any proxy that is returned signed and dated without any other instructions, and any proxy that is returned signed and dated and expressly voted “FOR” adoption of the merger agreement without further instructions, will be treated as a grant of discretionary authority to the persons named in the proxy to vote in favor of any motion to adjourn or postpone the special meeting to another time and/or place, in order to allow time to solicit additional proxies or for any other reason. Our board of directors does not know of any matters to be presented for a vote at the special meeting other than the matters discussed in this proxy statement; however, if a new matter is presented and our board of directors does not receive notice of the new matter a reasonable time before the special meeting, the discretionary voting authority described above also will extend to the new matter and accordingly, the persons named in the proxy will be entitled to vote the shares covered by the proxy in respect of the new matter in any way those persons deem appropriate.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Trover’s common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum exists.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Trover’s Secretary, Douglas R. Sharps, at Trover’s executive offices located at 1600 Watterson Tower, Louisville, Kentucky 40218, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. A stockholder’s attendance at the special meeting will not, by itself, revoke a proxy previously given by that stockholder. If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain a proxy from the record holder.

Please do not send in stock certificates at this time. If the merger is completed, Trover will distribute instructions regarding the procedures for exchanging your stock certificates for the $7.00 per share cash payment to which stockholders will be entitled.

Expenses of Proxy Solicitation

Each of Trover and Parent is responsible for its own fees and expenses incurred in connection with the solicitation of proxies in connection with the merger, except that Trover and Parent have agreed to share equally the fees and expenses (other than attorneys’ fees and expenses) associated with the filing, printing and mailing of the proxy solicitation materials of which this proxy statement forms a part. Trover has engaged the services of Georgeson Shareholder Communications Inc. (“Georgeson”), to solicit proxies and to assist in the distribution of proxy materials for the special meeting. Georgeson also has agreed to provide consulting and analytic services to Trover and to provide solicitation services with regard to banks, brokers, institutional investors and individual stockholders. Trover has agreed to pay Georgeson a fee of $7,500 plus reasonable out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including liabilities under the federal securities laws. We will request banks, brokerage firms, fiduciaries and other custodians and nominees to forward our proxy solicitation materials to the beneficial owners of the Trover common stock they hold of record. We will reimburse these record holders for customary clerical and mailing costs incurred by them in forwarding these materials to their customers. Proxies also may be solicited by telephone, telegram, electronic mail or in person by directors, officers or other regular employees of Trover. Other than the fees payable to the independent directors comprising the special committee for their service on the special committee, no additional compensation will be paid to directors, officers or other regular employees for these solicitations.

Adjournment and Postponement

We are seeking discretionary authority to vote, in the discretion of the proxy holders, on any proposals to postpone or adjourn the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the postponement or adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Trover common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

No proxies voted against approval of any of the proposals will be voted in favor of adjournment for the purpose of soliciting additional proxies.

If we postpone the special meeting, we will issue a press release to announce the postponement, as well as the new date, time and location of the postponed special meeting.

Appraisal Rights

Stockholders who do not vote in favor of adoption of the merger agreement, and who otherwise fully comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement and in Appendix C, will be entitled to seek appraisal of the value of their shares of Trover common stock in accordance with Section 262 of the Delaware General Corporation Law. See “Appraisal Rights” beginning on page ___.

ESTIMATED FEES AND EXPENSES OF THE MERGER

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses other than the fees and expenses associated with the filing, printing and mailing of this proxy statement, which will be shared equally. Under certain circumstances described in “The Merger Agreement—Break-up Fees; Expense Reimbursement” Trover will pay Parent up to an aggregate maximum amount of $4 million as a termination fee and break-up fee and reimbursement of the out-of-pocket expenses of Parent incurred in connection with the merger.

Fees and expenses previously incurred and to be incurred by Trover in connection with the merger are estimated at this time to be as follows:

Description	Amount
Filing fees	$9,000
Legal, accounting and financial advisors’ fees and expenses (1)	3,130,000
Printing, mailing and solicitation costs	130,000
Special Committee	152,000
Proxy Solicitor fees	10,000
Miscellaneous expenses	19,000

Total	$3,450,000

(1)	Includes fees and expenses associated with our investigation of the ESOP transaction, but does not include fees and expenses of Tailwind’s advisors.

These expenses will not reduce the merger consideration to be received by Trover stockholders. Whether or not the merger is completed and except as otherwise provided in the merger agreement, all fees and expenses in connection with the merger will be paid by the party incurring those fees and expenses. See “The Merger Agreement—Break-up Fees; Expense Reimbursement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. Federal income tax consequences of the merger to non-dissenting stockholders whose shares are surrendered pursuant to the merger. This summary does not purport to be comprehensive; it does not describe all potentially relevant tax considerations. The discussion applies only to stockholders who hold shares of Trover common stock as capital assets, and may not apply to stockholders who acquired their Trover common stock pursuant to the exercise of stock options or otherwise as compensation, or to stockholders who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as financial institutions or tax-exempt organizations. This discussion also does not address the U.S. Federal income tax consequences to any stockholder that is, for U.S. Federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

The material U.S. Federal income tax consequences set forth below are based on the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date of this proxy statement and all subject to change, possibly with retroactive effect. Because individual circumstances may differ, stockholders are urged to consult their own tax advisor to determine the applicability of the rules discussed below to them and the particular tax effects of the merger, including the application and effect of state, local and foreign tax laws.

The receipt of cash for Trover common stock pursuant to the merger will be a taxable transaction for U.S. Federal income tax purposes. In general, a stockholder will recognize gain or loss for U.S. Federal income tax purposes equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of Trover common stock surrendered in the merger. That gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the effective date of the merger, the shares of Trover common stock were held for more than one year. There are limitations on the deductibility of capital losses.

Payments in connection with the merger may be subject to “backup withholding” at a 28% rate. Backup withholding generally will apply if the stockholder fails to furnish such stockholder’s social security number or other taxpayer identification number and to certify that such number is correct. Each stockholder should complete and sign the Form W-9 that will be included as part of the letter of transmittal sent to the stockholders in order to avoid backup withholding, unless an exemption from backup withholding applies and is established in a manner satisfactory to us. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income.

Trover urges you to consult your tax advisor to determine your particular U.S. Federal, state, local or foreign income or other tax consequences of the merger.

CERTAIN REGULATORY MATTERS

Trover and Parent do not believe that any governmental filings are required with respect to the merger other than (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) filings with the Securities and Exchange Commission and the Nasdaq National Market and (iii) a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On March 8, 2004, Trover and Tailwind each filed a Notification and Report Form with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. On ___, 2004, Trover and Tailwind were each granted early termination of the waiting periods by the Department of Justice and Federal Trade Commission.

The Department of Justice and the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under the antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.

APPRAISAL RIGHTS

Under Delaware law, if you do not wish to accept the merger consideration of $7.00 per share in cash as provided in the merger agreement, you have the right to dissent from the merger and instead to be paid in cash the fair value of your shares as determined in an appraisal proceeding conducted by the Delaware Court of Chancery. In order to exercise appraisal rights you must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Appendix C.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you, as required by Section 202, of the availability of appraisal rights in connection with the merger.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger agreement. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement at the special meeting. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demand for appraisal.

•	You must continuously hold your shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting against (in person or by proxy), abstaining from voting or failing to vote on the proposed merger agreement will constitute a written demand for appraisal within the meaning of Section 262.

If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the merger consideration for any shares of Trover common stock you hold as of the effective time as provided for in the merger agreement but you will have no appraisal rights for your shares of Trover common stock.

All demands for appraisal should be delivered to the Secretary, Trover Solutions, Inc., 1600 Watterson Tower, Louisville, Kentucky 40218 before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Trover common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

To be effective, a demand for appraisal by a holder of Trover common stock must be made by or in the name of the registered holder of the stock, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. If you do not hold your shares in your own name and you wish to exercise appraisal rights you must have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such a case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within ten days after the effective time of the merger, Trover must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. Within 120 days after the effective time of the merger, either Trover or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from Trover during this 120-day period a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We do not expect that Trover will file such a petition if there are dissenting stockholders, and Trover has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

Under the merger agreement, Trover has agreed to give Parent notice of any demands for appraisal received by Trover and to provide Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. Trover has agreed that it will not, without the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration of $7.00 per share for his or her shares of Trover common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Trover, Trover then will be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and who have not reached an agreement with Trover as to the value of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with those directions, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. The fair value of the shares as determined under Section 262 could be more, the same or less than the $7.00 per share you would receive under the merger agreement if you did not seek appraisal of your shares. Investment bankers opinions are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon Trover and the stockholders participating in the appraisal proceeding by the Chancery Court, as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who demands appraisal rights will not, after the effective time, be entitled to vote the shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time, then the right of the stockholder to appraisal will cease and the stockholder will be entitled to receive the $7.00 per share merger consideration for shares of his or her Trover common stock in accordance with the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of Trover as the surviving corporation.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and if the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Trover common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

In view of the complexity of Section 262, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law may result in the loss of a stockholder’s statutory appraisal rights.

The foregoing is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262. If you wish to consider exercising your appraisal rights you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters’ rights under Delaware law.

THE MERGER AGREEMENT

The following is a description of the material terms of the merger agreement. A complete copy of the merger agreement appears as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the entire merger agreement carefully.

The Merger

The merger agreement provides that, subject to the conditions summarized below, Acquisition Corp. will merge with and into Trover. Upon consummation of the merger, Acquisition Corp. will cease to exist and Trover will continue as the surviving corporation.

Effective Time of Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware law or at such later time as is specified in the certificate of merger. This time is referred to as the “effective time.” Trover and Acquisition Corp. have agreed to file the certificate of merger simultaneously with or as soon as practicable after the closing, which is to be held no later than five business days following satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement, or such other time as the parties may agree in writing.

Certificate of Incorporation, Bylaws, Directors and Officers

When the merger is completed:

•	the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the effective time will be the certificate of incorporation of Trover as the surviving corporation, except that the name of Acquisition Corp. will be amended to Trover Solutions, Inc.;

•	the by-laws of Acquisition Corp. as in effect immediately prior to the effective time will be the by-laws of Trover as the surviving corporation, except that the name of Acquisition Corp. will be amended to Trover Solutions, Inc.;

•	the directors of Acquisition Corp. immediately prior to the effective time will become the directors of Trover as the surviving corporation; and

•	the officers of Acquisition Corp. immediately prior to the effective time will be the initial officers of Trover as the surviving corporation.

Conversion of Securities

At the effective time of the merger, by virtue of the merger and without any action on the part of any holder of capital stock of Parent, Acquisition Corp. or Trover:

•	each share of Trover common stock issued and outstanding immediately before the effective time of the merger (other than the shares owned by Parent or Acquisition Corp. or held in treasury by Trover and shares owned by stockholders who properly seek appraisal rights under Delaware law) will be cancelled and retired and will be converted into the right to receive $7.00 in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such share, and accordingly, each holder of a certificate or certificates representing any such shares will cease to have any rights with respect thereto, except the right to receive $7.00 in cash, without interest, upon the surrender of such certificate or certificates in accordance with the terms of the merger agreement;

•	each share of Trover common stock held by Parent, Acquisition Corp. or held in treasury immediately before the effective time of the merger will become cancelled and retired and cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

•	each share of common stock of Acquisition Corp. issued and outstanding immediately before the effective time of the merger will automatically be converted into and become one share of the surviving corporation.

Treatment of Stock Options and Restricted Stock

As of the effective time, except as described in the next sentence, each option to acquire shares of Trover common stock that then remains outstanding and originally was granted under any stock option or compensation plan or arrangement of Trover, whether or not then vested or exercisable, automatically will be converted into an obligation of the surviving corporation to pay, and a right of the holder of the option to receive an amount in cash (subject to any applicable withholding taxes) equal to (x) the excess, if any, of $7.00 over the applicable exercise price of the option multiplied by (y) the number of shares of Trover common stock covered by the option. At the effective time of the merger, each option held by an employee of Trover listed on a supplementary schedule to be provided by Parent at least five business days prior to the effective time of the merger that then remains outstanding and originally was granted under one of Trover’s benefit plans, whether or not then vested or exercisable, and with respect to which the employee has agreed with Parent to a “roll-over” exchange, will be exchanged for an option to acquire shares of Parent common stock on terms comparable to the terms of the employee’s option immediately prior to the effective time.

As of the effective time of the merger, each restricted share of Trover common stock that remains outstanding will be converted into the right to receive $7.00 in cash, regardless of any vesting or other restrictions that otherwise may apply.

Payment

At the effective time of the merger, Acquisition Corp. will be required to deposit with a bank designated by Acquisition Corp. (and reasonably acceptable to Trover) as the paying agent, sufficient funds to pay the aggregate merger consideration due to the holders of Trover common stock and options under the merger agreement. Promptly after the effective time of the merger, Trover, as the surviving corporation, will be required to cause the paying agent to mail to each record holder of shares of Trover common stock immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

Trover Special Meeting

Trover has agreed to duly call, give notice of and convene as promptly as reasonably practicable a special meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement. Trover has agreed that the proxy statement to be sent to stockholders in connection with the special meeting (i.e., this proxy statement) will contain the recommendation of Trover’s board of directors that Trover’s stockholders vote to adopt the merger agreement. Trover’s directors may, however, withdraw, modify or change their recommendation if such action is required by their fiduciary obligations as board members under applicable law.

Representations and Warranties

Representations and Warranties of Trover. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by Trover to Parent and Acquisition Corp., subject to identified exceptions, qualifications and limitations. These representations and warranties include, among other things:

•	we are duly organized as a corporation, are in good standing and have the power to conduct our business;

•	our capital structure is as disclosed;

•	our subsidiaries are as disclosed and those subsidiaries are validly existing, in good standing and have the power to conduct their business;

•	we have the corporate power and authority to enter into the merger agreement and the merger agreement is legally binding on Trover;

•	we have the ability to enter into and consummate the merger agreement without violation of, or conflict with, our organizational documents, applicable laws or contracts;

•	we have taken all actions necessary to exempt the transactions contemplated by the merger agreement from the Delaware takeover statute and our “poison pill” rights plan;

•	all of our SEC filings since January 1, 2002 complied, as of their respective dates, in all material respects with the applicable requirements of the securities laws and our accounting practices have complied with specified requirements;

•	except as disclosed, since December 31, 2002, we have conducted our business only in the ordinary course, and there have been no undisclosed changes in our liabilities;

•	except as disclosed, there is no litigation or legal proceeding that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our business;

•	the information we provided in this proxy statement is accurate;

•	we are in compliance with applicable laws;

•	we are in compliance with our organizational documents and, except as would not reasonably be expected to have a material adverse effect on our business, we are in compliance with our contracts;

•	we hold all permits necessary to conduct our business;

•	we have filed all necessary tax returns and paid all taxes that are due and payable;

•	our benefit plans are in compliance with specified legal requirements;

•	we are not a party to any labor agreements or any labor disputes;

•	we are in compliance with all environmental laws;

•	we have rights to all intellectual property we use and no one is infringing our rights;

•	we have disclosed certain significant contracts and those contracts are valid, binding and enforceable;

•	except for the fees of Houlihan Lokey, we are not liable for any brokers’, finders’ or other fees or commissions in respect of the merger;

•	we have received an opinion from Houlihan Lokey that the consideration to be received by holders of Trover common stock pursuant to the merger agreement is fair to such holders from a financial point of view;

•	none of our significant clients has informed us it intends to cease to use our services;

•	the affirmative vote of a majority of the outstanding shares of our common stock is the only vote of holders of our securities necessary to adopt the merger agreement; and

•	we have disclosed all of our insurance policies and they are customary for companies like Trover.

Representations and Warranties of Parent and Acquisition Corp. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by Parent and Acquisition Corp. to Trover, subject to identified exceptions, qualifications and limitations. These representations and warranties include, among other things:

•	each of Parent and Acquisition Corp. is validly organized, in good standing and has the power to conduct its business;

•	each of Parent and Acquisition Corp. has the authority to enter into the merger agreement and the merger agreement is legally binding on each of them;

•	Parent and Acquisition Corp. each has the ability to enter into and consummate the merger agreement without violation of, or conflict with, its organizational documents, applicable laws or any of their respective contracts;

•	the letter agreement between Parent and Thomas Weisel Capital Partners, L.P. pursuant to which funding will be provided to complete the transaction is a binding obligation;

•	the information provided by Parent and Acquisition Corp. for use in this proxy statement is accurate;

•	at the effective time, Parent will have adequate funds to provide the aggregate merger consideration;

•	Acquisition Corp. has not conducted any business;

•	neither Parent nor Acquisition Corp. is liable for any brokers’, finders’ or other fees or commissions in respect of the merger; and

•	neither Parent nor Acquisition Corp. is subject to the disabilities imposed by Section 203 of the DGCL.

Conduct of Our Business Pending the Merger

The merger agreement imposes various restrictions on our conduct and operations until the merger is completed. We have agreed that, prior to the effective time, Trover and each of our subsidiaries will:

•	operate our and their respective businesses in the ordinary course consistent with past practices;

•	use reasonable best efforts to preserve intact our and their present business organization, keep available the services of our and their officers and employees; and

•	keep our and their relationships with clients, customers, suppliers, licensors, distributors and others having business dealings with them intact and our and their goodwill and ongoing business unimpaired.

We also have agreed, subject to identified exceptions, that Trover will not and will not permit any of its subsidiaries to do, among other things, any of the following without the prior written consent of Parent:

•	sell, lease, dispose of or encumber any property or assets, except for actions in the ordinary course of business consistent with past practice;

•	amend our or their organizational documents;

•	split, combine or reclassify any shares of capital stock;

•	declare, set aside or pay any dividend on or make any other distributions (except for any dividends paid by a subsidiary to Trover);

•	redeem, purchase, acquire or offer to acquire any shares of our capital stock;

•	issue, sell, dispose of or encumber any shares of our capital stock or other property or assets, other than pursuant to any of Trover’s stock plans;

•	acquire or agree to acquire any other business organization or any assets or properties that, individually, have a purchase price in excess of $250,000 or, in the aggregate, have a purchase price in excess of $1,000,000 (except for acquisitions of spare parts, office equipment and supplies and of replacements for worn or obsolete items);

•	except for borrowings under our existing credit facility, incur or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement to do so;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than by Trover or any of its subsidiaries to Trover or any of its subsidiaries, except in the ordinary course of business, consistent with past practice;

•	enter into or materially modify any material contract, other than entering into or modifying contracts with respect to our products or services in the ordinary course of business consistent with past practice;

•	terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims;

•	pay, discharge, settle or compromise any material claim, action, suit or proceeding pending or threatened against Trover or any of its subsidiaries;

•	grant any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under any plan in effect on September 30, 2003;

•	enter into or amend any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement;

•	change our accounting principles, practices or methods or increase the tax liability of, or decrease any tax attribute of, Trover or any of its subsidiaries, except as may be required by the SEC, applicable law or generally accepted accounting principles;

•	make or change any tax election, tax return, or reach any agreement with respect to any tax matter if such action would increase the tax liability of Trover or any of its subsidiaries or decrease a tax attribute of, Trover or any of its subsidiaries existing on the effective time;

•	cancel or amend any of Trover’s insurance policies; or

•	agree in writing or otherwise, to take any of the actions listed above.

Covenant Regarding No Solicitation; Covenant to Recommend

The merger agreement prevents us from soliciting, negotiating or otherwise engaging in discussions with, or furnishing information to, a third party regarding (i) a merger, consolidation or other business combination transaction, (ii) the issuance of 20% or more of our securities as consideration for the assets or securities of another person, (iii) a tender offer or exchange offer for 20% or more of our outstanding equity securities or (iv) a sale, lease or other disposition of 20% or more of our securities or 20% of the assets of Trover and our subsidiaries, taken as a whole, except that we may negotiate or engage in discussions with or furnish information to a third party if we receive an unsolicited bona fide proposal from that third party and:

•	our board, after consultation with outside legal counsel and our financial advisor determines in good faith that (i) the proposal may reasonably be expected to lead to a superior proposal, which the merger agreement defines as a proposal that was not solicited by us, which is more favorable to our stockholders than the transaction contemplated by the merger agreement or any proposal that may have been made by Parent at such time and is reasonably capable of being consummated and (ii) such action is required for our directors to comply with their fiduciary duties to our stockholders; and

•	we receive from any such third party an executed confidentiality agreement in customary form, the terms of which are at least as stringent as those applicable to Parent as set forth in the confidentiality agreement it has entered into with us.

We are required promptly (and in any event within 48 hours), to inform Parent if we receive any acquisition proposal from a third party and thereafter to keep Parent informed of the status of any discussions with such third party and provide Parent with copies of certain written communications with such third party.

As described elsewhere in this proxy statement, our board has recommended that our stockholders vote to adopt the merger agreement. The merger agreement provides, however, that if after consultation with outside legal counsel and our financial advisor our board determines that such action is necessary for our directors to comply with their fiduciary duties to our stockholders under applicable law, our board can modify or withdraw its recommendation of the merger with Parent, subject to paying the break-up fee and expense reimbursement described below under the heading “The Merger Agreement-Break-up Fees; Expense Reimbursement” beginning on page ___.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification and advancement of expenses existing as of the date of the merger agreement in favor of the current and former directors and officers of Trover, including under Delaware law, pursuant to Trover’s governing documents and in written agreements, shall survive the merger and shall continue in full force and effect for a period of not less than 180 days after the expiration of the longest applicable statute of limitations.

In the merger agreement Parent has agreed to indemnify, and cause the surviving corporation to indemnify, to the fullest extent permitted under applicable law, all persons with respect to actual or alleged acts or omissions prior to the effective time of the merger occurring in connection with such individuals’ service as officers or directors of Trover or as trustees, fiduciaries or administrators of any plan for the benefit of employees. If any such person is or becomes involved in any investigation arising out of any actual or alleged acts or omissions, including any matter related to the transactions contemplated by the merger agreement, occurring on or prior to the effective time of the merger, Parent is required to pay (or cause the surviving corporation to pay), as incurred, the reasonable fees and expenses of counsel selected by that person, including the cost of any investigation, preparation and settlement, provided that Parent is entitled to require an undertaking from the person to repay such amount to Parent if a court determines that neither Parent nor the surviving corporation is legally permitted to indemnify the person under applicable law. Parent also is required to pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in the merger agreement.

For not less than six years after the closing of the merger, Trover, as the surviving corporation, is required to maintain directors’ and officers’ liability insurance covering the indemnified parties who are currently covered by Trover’s insurance policy on terms not less favorable than those in effect on the date of the merger agreement in terms of coverage and amounts; provided, however, that the surviving corporation shall not be required to pay an annual premium for such coverage in excess of 200% of the premium paid by Trover for such insurance as of the date of the merger agreement. We anticipate this requirement will be satisfied through the purchase of a six-year “tail” insurance policy at the time we complete the merger.

Employee Matters

Parent has agreed to provide, and to cause Trover, as the surviving corporation, to honor each benefit plan and to provide, for a period of not less than one year following the effective time of the merger, employee benefits (including severance benefits) to individuals who continue employment with Trover after the effective time of the merger that are no less favorable, in the aggregate, than the employee benefits provided to such individuals immediately prior to the effective time of the merger. Parent has agreed to provide, and to cause Trover, as the surviving corporation, to provide credit for years of service before the effective time of the merger (to the same extent each employee was entitled to credit before the effective time of the merger) under the comparable employee benefit plans providing benefits after the effective time of the merger and credit for any co-payments and deductibles paid prior to the effective time of the merger and to waive all pre-existing conditions, exclusions and waiting periods. These provisions do not provide any guarantee of continued employment.

Other Covenants

•	We, Parent and Acquisition Corp. have each agreed to use our reasonable best efforts to cause the transactions contemplated by the merger agreement to be completed, including making necessary antitrust filings.

•	The parties have agreed to cooperate on any public statements about the transactions contemplated by the merger agreement.

•	We have agreed that between the date of the merger agreement and the effective time of the merger we will, and will cause our subsidiaries to, afford to Parent and each financing source of Parent, and their representatives, reasonable access to all of our books and records and personnel.

Conditions to the Merger

We will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived. Some of the conditions are mutual, meaning that if the condition is not satisfied, neither party would be obligated to close the merger. Most of the conditions are in favor of only one of the parties, meaning that if the condition is not satisfied that party could waive the condition and the other party would remain obligated to close.

Mutual Conditions

The obligations of Trover, Parent and Acquisition Corp. to complete the merger are subject to the satisfaction or waiver at or prior to the effective time of each of the following:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	the absence of a court order or other rule or law that has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger; and

•	the parties must have obtained all required governmental consents (the only such consent we know of is antitrust clearance).

Conditions to Parent and Acquisition Corp.’s Obligations

The obligations of Parent and Acquisition Corp. to complete the merger are subject to the satisfaction, or waiver by Parent, on or prior to the effective time of the following conditions:

•	the representations and warranties of Trover contained in the merger agreement (i) that are qualified as to material adverse effect or materiality must be true and correct in all respects as of the closing date (other than representations and warranties that expressly relate to an earlier date, which must be true and correct in all respects as of such earlier date), (ii) that are not so qualified must be true and correct in all material respects as of the closing date (other than representations and warranties that expressly relate to an earlier date, which must be true and correct in all material respects as of such earlier date) and (iii) that certain portions of the representation and warranty on our capital structure be true and correct in all respects as of the closing date;

•	we must have performed in all material respects all obligations we are required to perform under the merger agreement at or prior to the closing;

•	all of our indebtedness for borrowed money must have been satisfied in full and all of our obligations regarding expenses and fees related to the merger must have been satisfied (we have agreed that this provision will be satisfied if the aggregate unpaid amount for merger-related fees and expenses as of the closing is less than $75,000); and

•	Parent must have received a certificate signed on behalf of Trover by an executive officer of Trover to the effect that the conditions described above have been satisfied.

Conditions to Trover’s Obligations

The obligation of Trover to effect the merger is subject to the satisfaction, or waiver by Trover, on or prior to the effective time, of the following conditions:

•	the representations and warranties of Parent and Acquisition Corp. contained in the merger agreement must be true and correct in all material respects as of the closing date;

•	Parent and Acquisition Corp. must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing; and

•	we must have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions described above have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated before the effective time of the merger, whether before or after the stockholders of Trover have adopted the merger agreement and approved the merger:

•	by mutual written consent of Trover and Parent, by action of their respective boards of directors;

•	by either Trover or Parent, if:

• the merger has not occurred on or before July 15, 2004 and the party seeking to terminate the merger agreement has not breached the merger agreement where the breach has been the cause of, or resulted in, or materially contributed to the failure to hold the closing on or before July 15, 2004;

• a governmental entity shall have issued a final and non-appealable order, decree or injunction or taken any other actions preventing the consummation of the merger; or

• Trover’s stockholders fail to approve the merger upon the taking of a vote at a duly held meeting of the stockholders or any adjournment thereof; or

•	by Trover, if:

• Trover’s board of directors or any properly authorized committee determines, in compliance with the obligations and procedures set forth in the merger agreement, that it is required by its fiduciary duties to withdraw or modify its approval or recommendation of the merger and the merger agreement and Trover has paid the required termination fee; or

• (A) there shall have been a breach in any material respect of any representation or warranty in the merger agreement of Parent or Acquisition Corp. or (B) Parent or Acquisition Corp. shall not have performed or complied in any material respect with any material covenant or material agreement contained in the merger agreement, in either case such that the breach would be incapable of being cured by July 15, 2004; or

•	by Parent, if:

• Trover breaches in any material respect the provisions of the merger agreement relating to other proposals or Trover’s board of directors shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the merger or the merger agreement to Trover’s stockholders regardless of whether such withdrawal or modification is permitted under the merger agreement; or

• (A) there shall have been a breach in any material respect of any representation or warranty in the merger agreement of Trover or (B) Trover shall not have performed or complied in any material respect with any material covenant or material agreement contained in the merger agreement, in either case such that the breach would be incapable of being cured by July 15, 2004.

Break-up Fees; Expense Reimbursement

Trover will be required to make payments to Parent if the merger agreement is terminated in certain circumstances. Those payments may include the reimbursement of expenses actually incurred by Parent and its financing sources (in an amount not to exceed $2,000,000), due shortly after termination, a termination fee of $1,000,000 due upon termination and a fee of up to $2,000,000 if and when we complete a transaction with another party. The payment amounts and situations under which they are required are set forth in the chart below. In no event can the aggregate of these payments exceed $4,000,000.

Payments Possibly Required After a Termination of the Merger Agreement

	Payments at Time of Termination (in millions)		Payment if Another Deal is Agreed Within
			One Year of
	Transaction-related	Termination	Termination(1)
Event Leading to Termination	Expenses up to	Fee	(in millions)
Merger has not occurred before July 15, 2004	$2	No	$2	(2)
Consummation of merger declared illegal	No	No	$2	(2)(3)
Withdrawal or modification of the board’s recommendation	$2	$1	$1	(2)
Termination by Trover in order to pursue a superior proposal	$2	$1	$1
Stockholders vote down the merger (after the board was asked and refused to reaffirm its recommendation)	$2	$1	$1
Stockholders vote down the merger (after the board complies with any request to reaffirm its recommendation)	$2	No	$2
Breach of a representation or warranty that existed at signing or breach of a covenant	$2	No	$2	(2)
Failure of a representation or warranty to be true and correct after signing, if there was no breach on the date of the agreement	$1	No	$2	(2)

(1)	If within one year there is only a letter of intent (and not a definitive agreement), the transaction must be closed within 18 months after termination.

(2)	This payment is only required if an acquisition proposal, public or private, was made after the date of the merger agreement and before the termination.

(3)	This payment is an expense reimbursement of up to $2 million.

Except for the reimbursement of Parent’s expenses by Trover in the event of termination of the merger agreement as described above, each of Trover on the one hand and Parent and Acquisition Corp. on the other hand are responsible for their own fees and expenses in connection with the merger agreement and merger, except that Trover and Parent have each agreed to pay one half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement.

Either party may seek damages based on a willful or intentional breach of the merger agreement by the other party. The amount of these damages we may recover is limited to $5 million; the amount Parent may recover is limited to $10 million. There is no cap on the amount we may seek in an action for specific performance of the merger agreement.

Amendment

The merger agreement may be amended by the parties to the merger agreement pursuant to action of the respective boards of directors, at any time before or after adoption of the merger agreement by the stockholders of Trover and prior to the time of the merger filing; provided, however, that after such stockholder approval is obtained, there shall be made no amendment that would reduce the amount or change the kind of consideration to be received by holders of Trover’s common stock upon consummation of the merger or alter or change any of the terms and conditions of the merger agreement if such alteration or change would adversely affect Trover’s stockholders.

COMMON STOCK PURCHASE INFORMATION

Purchases By Trover

The table below sets forth information, by fiscal quarters, regarding purchases by Trover of its common stock during the last two years, including the number of shares purchased, the price paid and the average purchase price.

	Number of Shares	Aggregate	Average Purchase
	Purchased	Price Paid	Price Per Share
Fiscal 2003
Quarter Ended March 31, 2003	172,622	$0.9 million	$5.23
Quarter Ended June 30, 2003	0	N/A	N/A
Quarter Ended September 30, 2003	0	N/A	N/A
Quarter Ended December 31, 2003	0	N/A	N/A
Fiscal 2002
Quarter Ended March 31, 2002	280,493	$1.6 million	$5.58
Quarter Ended June 30, 2002	381,950	$2.0 million	$5.26
Quarter Ended September 30, 2002	362,800	$1.6 million	$4.28
Quarter Ended December 31, 2002	279,500	$1.3 million	$4.82

Purchases by the Tailwind Entities and the Management Investors

None of the Tailwind Entities purchased Trover common stock during the last two years.

The table below sets forth information regarding purchases of Trover common stock by certain Management Investors during the last two calendar years, including the number of shares purchased, the range of prices paid and the average purchase price. All of the purchases disclosed below were effected through Trover’s 401(k) plan.

	Number of Shares	Aggregate	Average Purchase
	Purchased	Price Paid	Price Per Share
Patrick B. McGinnis	4,748	$27,418	$5.77
Robert G. Bader, Jr.	4,519	$25,201	$5.58
Mark J. Bates	2,651	$15,182	$5.73
Robert L. Jefferson	2,919	$17,801	$6.10
Debra M. Murphy	3,790	$21,557	$5.69
Douglas R. Sharps	3,885	$21,705	$5.59

Recent Transactions

On February 13, 2004, we issued 177 shares of Trover common stock to each of our five outside directors (Messrs. Ballard, Newman, Patch and Van Arsdel and Ms. Force) for their service as directors.

The table below sets forth information regarding purchases of Trover common stock by the executive officers of Trover during the last sixty days, including the number of shares purchased, the range of prices paid and the average purchase price. All of the purchases disclosed below were effected through Trover’s 401(k) plan.

	Number of Shares	Aggregate	Average Purchase
	Purchased	Price Paid	Price Per Share
Patrick B. McGinnis	271	$1,933	$7.13
Robert G. Bader, Jr.	223	$1,590	$7.13
Mark J. Bates	132	$941	$7.13
Robert L. Jefferson	170	$1,212	$7.13
Debra M. Murphy	198	$1,412	$7.13
Douglas R. Sharps	216	$1,541	$7.13

Except as described above, there have been no transactions in the common stock of Trover effected during the last 60 days by Trover or any of its directors or executive officers nor any of the officers or directors of the Tailwind Entities.

TROVER SELECTED HISTORICAL FINANCIAL DATA

The following selected financial data of Trover should be read together with the financial statements and related notes and “Trover Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the year ended December 31, 2003, a copy of which should have been delivered to you with this proxy statement, and our Annual Reports on Form 10-K for the years ended December 31, 2002 and 2001. The following data has been derived from annual audited financial statements.

Selected Financial Data for Years Ended December 31, 2003, 2002, 2001 and 2000

				Growth		Growth
	12/31/2003	Growth Rates	12/31/2002	Rates	12/31/2001	Rates	12/31/2000
		(In thousands except per share amounts and ratios)
Balance Sheet Data:
Total current assets	$38,240	20.5%	$31,741	-0.1%	$31,769	-3.0%	$32,757
Total noncurrent assets	40,256	-3.8%	41,832	-2.0%	42,694	-8.6%	46,688
Total assets	78,496	6.7%	73,573	-1.2%	74,463	-6.3%	79,445
Total current liabilities	25,286	10.1%	22,973	7.6%	21,342	-14.5%	24,959
Total long term borrowings	—	N/M	4,000	-50.0%	8,000	-42.9%	14,000
Stockholders’ equity	48,648	12.0%	43,449	1.6%	42,766	12.1%	38,162
Book value per share	$5.74	13.4%	$5.06	15.8%	$4.37	11.8%	$3.91
Income Statement Data:
Revenues:
Healthcare Recovery Services	$64,684	-6.0%	$68,788	7.5%	$63,960	0.5%	$63,616
Property and Casualty Recovery Services	989	45.9%	678	262.6%	187	1600.0%	11
Software	1,784	133.5%	764		—		—
Elimination of intercompany revenue	(1,709)	127.3%	(752)		—		—

Total revenues	$65,748	-5.4%	$69,478	8.3%	$64,147	0.8%	$63,627

Gross Margin
Healthcare Recovery Services	$34,630	-6.4%	$36,998	12.6%	$32,868	-1.1%	$33,242
Property and Casualty Recovery Services	(529)	24.2%	(426)	37.4%	(310)	559.6%	(47)
Software	821	394.6%	166	N/M	—		—
Elimination of intercompany revenue	(1,709)	127.3%	(752)	N/M	—		—

Total gross margin	$33,213	-7.7%	$35,986	10.5%	$32,558	-1.9%	$33,195

Operating Income:
Healthcare Recovery Services	$27,954	-2.6%	$28,696	30.1%	$22,051	-11.3%	$24,856
Property and Casualty Recovery Services	(987)	1.4%	(973)	-13.7%	(1,128)	202.4%	(373)
Software	(515)	-20.9%	(651)	-49.1%	(1,278)	196.5%	(431)
Unallocated Corporate support expenses	(16,533)	4.8%	(15,770)	33.4%	(11,824)	-19.3%	(14,656)

Total operating income	$9,919	-12.2%	$11,302	44.5%	$7,821	-16.8%	$9,396

Pretax Income:
Healthcare Recovery Services	$27,982	-2.7%	$28,771	28.9%	$22,312	1.9%	$21,894
Property and Casualty Recovery Services	(1,025)	0.9%	(1,016)	-11.0%	(1,142)	199.0%	(382)
Software	(622)	-21.5%	(792)	-39.5%	(1,309)	199.5%	(437)
Unallocated Corporate (loss)	(16,653)	4.8%	(15,893)	20.7%	(13,168)	-12.2%	(15,006)

Total pretax income	$9,682	-12.5%	$11,070	65.4%	$6,693	10.3%	$6,069

Income from continuing operations before extraordinary items and cumulative effect of change in accounting principle	$5,809	-14.9%	$6,830	48.6%	$4,596	29.5%	$3,550

Net income	$5,809	-14.9%	$6,830	48.6%	$4,596	29.5%	$3,550

Basic earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of change in accounting principle	$0.69	-6.8%	$0.74	57.4%	$0.47	42.4%	$0.33
Net income per share	$0.69	-6.8%	$0.74	57.4%	$0.47	42.4%	$0.33

				Growth		Growth
	12/31/2003	Growth Rates	12/31/2002	Rates	12/31/2001	Rates	12/31/2000
		(In thousands except per share amounts and ratios)
Diluted earnings per share:
Income from continuing operations before extraordinary items and cumulative effect of change in accounting principle	$0.66	-8.3%	$0.72	56.5%	$0.46	39.4%	$0.33
Net income per share	$0.66	-8.3%	$0.72	56.5%	$0.46	39.4%	$0.33

Basic weighted average shares	8,455	-8.3%	9,223	-5.8%	9,794	-8.1%	10,655

Diluted weighted average shares	8,758	-7.6%	9,477	-4.8%	9,955	-7.2%	10,728

Ratio of earnings to fixed charges	17.84	-0.6%	17.95	144.6%	7.34	48.9%	4.93

COMMON STOCK MARKET AND MARKET PRICE

     Our common stock is listed on Nasdaq National Market under the symbol “TROV.” The following table shows, for the periods indicated, the reported high and low bid prices per share of our common stock as quoted on the Nasdaq National Market for the quarters indicated.

Year Ended	High	Low
December 31, 2003
Quarter Ended March 31, 2003	$5.45	$5.00
Quarter Ended June 30, 2003	6.10	5.45
Quarter Ended September 30, 2003	7.15	5.53
Quarter Ended December 31, 2003.	7.43	6.33
December 31, 2002
Quarter Ended March 31, 2002	6.28	4.70
Quarter Ended June 30, 2002	6.29	4.17
Quarter Ended September 30, 2002	6.11	3.80
Quarter Ended December 31, 2002.	5.50	4.13

The closing sale price for shares of Trover common stock on the Nasdaq National Market on February 19, 2004, the last full trading day before Trover publicly announced that it had executed the merger agreement with Acquisition Corp., was $7.00. On that date, the high and low sales prices of Trover common stock as reported on Nasdaq were $7.06 and $7.00 per share, respectively. The average closing sale price per share of Trover common stock was $7.02 during the one week period preceding that announcement. On ___, 2004, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Trover common stock as reported on the Nasdaq National Market was $___. Stockholders should obtain a current market quotation for Trover common stock before making any decision with respect to the merger.

NUMBER OF STOCKHOLDERS

As of the record date, there were issued and outstanding ___shares of our common stock and approximately ___beneficial owners of those shares.

DIVIDENDS

Trover has paid no cash dividends since it became an independent company in 1997. Following the merger, Tailwind anticipates that the terms of the new credit facility used to finance the buy-out of Trover will restrict its ability to pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Trover’s voting securities by each person known by Trover to be the beneficial owner of more than 5% of Trover’s voting securities as of March 4, 2004. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of any shares for any stockholder in the table below shall not be deemed an admission that such stockholder is, for any purpose, the beneficial owner of such shares.

	Name and Address of	Total Number of Shares		Percent of
Title of Class	Beneficial Owner	Beneficially Owned (1)		Class (2)
Common Stock	PAR Investment Partners, L.P.	1,394,600	(3)	16.4%
	One Financial Center,
	Suite 1600
	Boston, Massachusetts 02111

Common Stock	FMR Corp.	1,112,500	(4)	13.1%
	82 Devonshire Street
	Boston Massachusetts 02109

Common Stock	Dimensional Fund Advisors Inc.	500,400	(5)	5.9%
	1299 Ocean Avenue
	11th Floor
	Santa Monica, California 90401

Common Stock	Heartland Advisors, Inc.	603,000	(6)	7.1%
	798 North Water Street
	Milwaukee, Wisconsin 53202

Common Stock	Patrick B. McGinnis	537,291		6.3%
	1600 Watterson Tower
	Louisville, Kentucky 40218

(1)	See Note (1) under “Management Common Stock Ownership” in Trover’s Annual Report on Form 10-K for the year ended December 31, 2003.

(2)	Based on an aggregate of 8,494,977 shares of common stock issued and outstanding as of March 4, 2004.

(3)	The information regarding Par Investment Partners, L.P. (“Par Investment”) is given in reliance upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2003 by such stockholder, Par Group, L.P., the general partner of Par Investment (“Par Group”), Par Capital Management, Inc., the general partner of Par Group (“Par Capital”), and Arthur G. Epker, III (“Epker”). The Schedule 13G/A indicates that Par Investment, Par Group, Par Capital and Epker have sole voting power and sole dispositive power over 1,394,600 shares.

(4)	The information regarding FMR Corp. is given in reliance upon a Form 13F filed with the Securities and Exchange Commission on February 14, 2003.

(5)	The information regarding Dimensional Fund Advisors Inc. (“Dimensional”) is given in reliance upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2004 by such stockholder. The Schedule 13G/A indicates that Dimensional serves as a registered investment advisor to four investment companies and as an investment manager to certain other commingled group trusts and separate accounts and that in its role as investment advisor or manager, Dimensional possesses voting and/or investment power over 500,400 shares. The Schedule 13G/A also indicates that Dimensional disclaims beneficial ownership of such shares.

(6)	The information regarding Heartland Advisors, Inc. (“Heartland”) is given in reliance upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2004 by such stockholder and William J. Nasgovitz (“Nasgovitz”). The Schedule 13G/A indicates that Heartland has sole dispositive power over 603,000 shares. The Schedule 13G/A indicates that Nasgovitz has sole voting power over 603,000 shares.

Security Ownership of Management

The following table sets forth certain information as to each class of outstanding equity securities of Trover beneficially owned as of March 4, 2004 by: (i) each director; (ii) Trover’s Chief Executive Officer and the other four most highly compensated executive officers who were officers as of March 4, 2004; and (iii) all current directors and executive officers as a group. No executive officer or director of Trover owns securities of any parent or subsidiary of Trover, except as indicated in the footnotes to the table below. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Trover Solutions, Inc., 1600 Watterson Tower, Louisville, Kentucky 40218. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of any shares for any stockholder in the table below shall not be deemed an admission that such stockholder is, for any purpose, the beneficial owner of such shares. An asterisk denotes beneficial ownership of less than 1% of the class of securities indicated.

		Number of
	Name and Address of	Shares Beneficially
Title of Class	Beneficial Owner	Owned (1)		Percent of Class (2)
Common Stock	Patrick B. McGinnis	537,291	(3)	6.3%
Common Stock	Robert G. Bader, Jr.	146,099	(4)	1.7%
Common Stock	Douglas R. Sharps	206,854	(5)	2.4%
Common Stock	Debra M. Murphy	213,917	(6)	2.5%
Common Stock	Mark J. Bates	146,359	(7)	1.7%
Common Stock	William C. Ballard, Jr.	60,176	(8)	*
Common Stock	Jill L. Force	27,676	(9)	*
Common Stock	John H. Newman	35,176	(10)	*
Common Stock	Lauren N. Patch	13,510	(11)	*
Common Stock	Chris B. Van Arsdel	26,176	(12)	*
Common Stock	All executive officers and directors as a group (11 persons)	1,506,552		17.7%

*	Beneficial ownership represents less than 1% our outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as of which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them. Shares have been rounded to avoid listing fractional shares issued in connection with our Employee Stock Purchase Plan (the “Stock Purchase Plan”).

(2)	Based on an aggregate of 8,494,977 shares of common stock issued and outstanding as of March 4, 2004.

(3)	Includes 5,000 shares held by Mr. McGinnis’s spouse. Also includes 418,000 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options granted under our Non-Qualified Stock Option Plan for Eligible Employees (the “Option Plan”) and our 1997 Stock Option Plan for Eligible Participants (the “Stock Option Plan”).

(4)	Includes 6,300 shares Mr. Bader holds jointly with his spouse. Includes 4,025 shares acquired under the Stock Purchase Plan. Also includes 125,000 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options granted under the Stock Option Plan.

(5)	Includes 178,750 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options granted under the Option Plan and the Stock Option Plan.

(6)	Includes 700 shares which are held by Ms. Murphy as trustee for a minor child. Also includes 190,000 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options granted under the Option Plan and the Stock Option Plan.

(7)	Includes 135,000 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options granted under the Stock Option Plan.

(8)	Includes 5,000 shares held by Mr. Ballard in a charitable remainder trust for the benefit of his son, 5,000 shares held by Mr. Ballard in a charitable remainder trust for the benefit of his daughter and 10,000 shares held by Mr. Ballard in a charitable remainder trust for the benefit of his spouse. Mr. Ballard has sole voting power over the shares. Also, includes 18,669 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options under the Directors’ Plan.

(9)	Includes 18,669 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options under the Directors’ Plan.

(10)	Includes 15,000 shares owned by Mr. Newman’s spouse and 18,669 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options under the Directors’ Plan.

(11)	Includes 8,003 share that are not currently outstanding, but may be acquired within 60 days upon the exercise of stock options under the Directors’ Plan.

(12)	Includes 18,669 shares that are not currently outstanding, but that may be acquired within 60 days upon the exercise of stock options under the Directors’ Plan.

INDEPENDENT AUDITORS

Trover’s financial statements as of and for the year ended December 31, 2003, and incorporated by reference in this proxy statement have been audited by PricewaterhouseCoopers, LLP, independent auditors, as stated in their report incorporated herein by reference from Trover’s Annual Report on Form 10-K for the year ended December 31, 2003.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of Trover. If the merger is not completed, Trover’s stockholders will continue to be entitled to attend and participate in Trover stockholders’ meetings. If the merger is not completed, Trover will inform its stockholders, by press release or other means determined reasonable by Trover, of the date by which stockholder proposals must be received by Trover for inclusion in the proxy materials relating to its next annual meeting, in accordance with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Web site at http://www.sec.gov. Copies of documents filed by us with the Securities and Exchange Commission are also available at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

Trover, the Tailwind Entities, certain affiliates of Tailwind and the Management Investors have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the rules of the Securities and Exchange Commission, this proxy statement may omit some of the information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

The Houlihan Lokey Opinion is attached to this proxy statement as Appendix B.

The Securities and Exchange Commission allows Trover to “incorporate by reference” information into this proxy statement. This means that Trover can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Similarly, the information that Trover later files with the Securities and Exchange Commission may update and supercede the information in this proxy statement. Trover incorporates by reference each document it files under Section 13(a), 13(c), or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Trover also incorporates by reference into this proxy statement its Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission under the Exchange Act.

Trover undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2003, other than the exhibits, unless such exhibits are specifically incorporated by reference into this proxy statement. Requests for copies should be directed to Trover Solutions, Inc., 1600 Watterson Tower, Louisville, Kentucky 40218, Attention: Secretary (telephone number: (502) 454-1340).

Requests for documents from Trover should be made by ___, 2004 in order to receive them before the special meeting.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement (including its appendices). Trover has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated ___, 2004. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement will not create any implication to the contrary.

APPENDIX A

Agreement and Plan of Merger

Execution Copy

AGREEMENT AND PLAN OF MERGER

Dated as of February 19, 2004

by and among

TSI HOLDING CO., INC.,

TSI ACQUISITION CO., INC.

and

TROVER SOLUTIONS, INC.

ii

EXHIBITS

Exhibit A            Certificate of Incorporation of the Surviving Corporation

Exhibit B            ByLaws of the Surviving Corporation

iii

INDEX OF DEFINED TERMS

Acquisition Agreement	26
Acquisition Proposal	27,33
Agreement	1
Antitrust Division	23
business day	36
Closing	2
Closing Date	2
Code	4
Common Stock Price	1
Company	1
Company Certificates	3
Company Disclosure Schedule	6
Company Financial Advisor	18
Company Financial Statements	10
Company Insurance Policies	19
Company Intellectual Property Rights	17
Company Material Adverse Effect	6
Company Permits	13
Company Plan	15
Company Preferred Stock	6
Company Regulatory Approvals	9
Company Representative	27
Company Right	6
Company Rights Agreement	6
Company SEC Report	10
Company Stock Plan	5
Company Stockholders’ Approval	8
Company Subsidiary	3
Confidentiality Agreement	25
Contract	8
Delaware Court	36
DGCL	1
Dissenting Shares	1
Dissenting Stockholders	1
Effective Time	1
Environmental Event	16
Environmental Law	16
ERISA	15
ERISA Affiliate	15
Exchange Act	10
FTC	23
GAAP	10
Governmental Authority	9
HSR Act	9
Indebtedness	30
IRS	14
knowledge of the Company	36
Lien	8
Material Contract	9
material Taxes	13
Merger	1
Merger Filing	1
Option	5
Option Payment	5
Parent	1
Parent Representatives	25
Paying Agent	3
Pension Plan	15
person	36
Premium Amount	28
Proxy Statement	9
SEC	9
Securities Act	10
SOX Act	10
Stockholders Meeting	24
Subscription Agreement	20
Subsidiary	1
Superior Proposal	27
Surviving Corporation	1
Tax Return	13
Taxes	13
Termination Date	31
Termination Fee	33
Welfare Plan	15

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2004 (this “Agreement”), is made and entered into by and among TSI HOLDING CO., INC., a Delaware corporation (“Parent”), TSI ACQUISITION CO., INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Subsidiary”), and TROVER SOLUTIONS, INC., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, Parent, Subsidiary and the Company wish to provide for a merger of Subsidiary with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) the shares of Company Common Stock owned directly or indirectly by Parent, Subsidiary or the Company and (ii) any shares of Company Common Stock (“Dissenting Shares”) held by record holders or beneficial owners of shares of Company Common Stock who do not vote for the Merger and who comply with all applicable provisions of the Delaware General Corporation Law (the “DGCL”) (including all applicable provisions of Section 262 of the DGCL) concerning the right of holders of Company Common Stock to dissent from the Merger and obtain fair value for their shares (“Dissenting Stockholders”), will be converted into the right to receive $7.00 per share in cash (the “Common Stock Price”); and

WHEREAS, the respective Boards of Directors of Parent, Subsidiary and the Company have approved this Agreement and declared it advisable; and

WHEREAS, Parent, Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Subsidiary shall be merged with and into the Company. At the Effective Time, the separate existence of Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

     Section 1.2 Effective Time of the Merger. The Merger shall become effective at the time (such time, the “Effective Time”) of the filing of a certificate of merger (in the form required by, and executed in accordance with, the relevant provisions of the DGCL) with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Merger Filing”), or such later time as may be specified therein. The Merger Filing shall be made simultaneously with or as soon as practicable following the Closing.

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest, of Subsidiary and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4 Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth in this Agreement, a closing to effectuate the consummation of the Merger (the “Closing”) shall take place at 10:00 a.m. local time on the fifth business day following the satisfaction or waiver of all the conditions set forth in Article VII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York, or at such other time or place as Parent and the Company may agree in writing. The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

ARTICLE II

THE SURVIVING CORPORATION

     Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to be in the form attached hereto as Exhibit A, which will be identical to the Certificate of Incorporation of Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company) and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until thereafter amended in accordance with its terms and the DGCL.

     Section 2.2 Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to be in the form attached hereto as Exhibit B, which will be identical to the Bylaws of Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company) and, as so amended, shall be the Bylaws of the Surviving Corporation after the Effective Time until thereafter amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL (subject to Section 6.8(a) of this Agreement).

     Section 2.3 Directors. From and after the Effective Time, the directors of the Surviving Corporation shall be the directors of Subsidiary immediately prior to the Effective Time and shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     Section 2.4 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall be the officers of Subsidiary immediately prior to the Effective Time and such officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
CORPORATIONS; SURRENDER OF CERTIFICATES

     Section 3.1 Conversion of Company Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of any capital stock of Parent, Subsidiary or the Company:

     (a) each previously-issued share of Company Common Stock that remains outstanding immediately prior to the Effective Time, other than any shares required to be canceled pursuant to Section 3.1(b) and any Dissenting Shares, shall be converted into the right to receive the Common Stock

2

Price, payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share of the Company Common Stock and such other documents as reasonably may be required in accordance with Section 3.3, and all such shares of Company Common Stock, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Price per share therefor, without interest, upon the surrender of such certificate in accordance with Section 3.3 or to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the DGCL; and

     (b) each share of Company Common Stock of the Company, if any, owned of record or beneficially by Parent or Subsidiary or held in treasury by the Company or any subsidiary of the Company (each a “Company Subsidiary”) immediately prior to the Effective Time automatically shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     Section 3.2 Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $.001 per share, of Subsidiary that is issued and outstanding prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     Section 3.3 Surrender and Exchange of Certificates.

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and at the Effective Time, Parent shall deposit with the Paying Agent, or cause the Surviving Corporation to deposit with the Paying Agent, cash in an amount equal to the aggregate amounts payable under Sections 3.1(a) and 3.6(a). The funds so deposited with the Paying Agent shall be held by the Paying Agent and applied by it in accordance with this Section 3.3 and Section 3.6(a).

     (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”), whose shares were converted into the right to receive the Common Stock Price pursuant to Section 3.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Common Stock Price. Upon delivery to the Paying Agent of a Company Certificate, a duly executed letter of transmittal and such other documents specified in the instructions for use referred to above as the Paying Agent reasonably shall require, the holder of such Company Certificates shall be entitled to receive in exchange therefor the Common Stock Price for each share of Company Common Stock formerly represented thereby, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled. If a transfer of ownership of shares of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the proper amount of Common Stock Price may be issued to the transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 3.3, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to

3

receive upon such surrender the Common Stock Price for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Company Certificate.

     (c) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation or Parent, together with such other documents specified in the instructions referred to above in Section 3.3(b) as Parent reasonably shall require, and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Common Stock Price, payable upon due surrender of the Company Certificate without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

     (d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Common Stock Price deliverable in respect thereof determined in accordance with this Article III; provided, however, that Parent or the Paying Agent may, in its discretion, require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to the Company Common Stock represented by such Company Certificate or ownership thereof

     Section 3.4 Tax Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock or of Options (as defined in Section 3.6) such amounts as the Paying Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Paying Agent, Parent or Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made.

     Section 3.5 Closing of the Company’s Transfer Books. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Common Stock Price pursuant to Section 3.1, without interest. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Common Stock Price in accordance with this Article III.

     Section 3.6 Option Plans; Restricted Stock.

     (a) As of the Effective Time, each option, warrant or other similar right to acquire shares of Company Common Stock (each an “Option”) that then remains outstanding and originally was granted under any stock option or compensation plan or arrangement of the Company (each a “Company Stock Plan”), whether or not then vested or exercisable, automatically shall be converted into an obligation of the Surviving Corporation to pay, and a right of the holder thereof to receive thereupon in full satisfaction of such Option, an amount in cash (subject to any applicable withholding taxes) equal to the product of

4

(x) the excess, if any, of the Common Stock Price over the applicable exercise price of such Option and (y) the number of shares of Company Common Stock subject to such Option (the “Option Payment”). Parent shall direct the Paying Agent to make the payments required under this Section 3.6(a) at or as promptly as practicable following the Effective Time.

     (b) Notwithstanding the foregoing provisions of Section 3.6(a), as of the Effective Time, each Option held by an employee of the Company listed on a supplementary schedule to be provided by Parent to the Company at least five business days prior to the Effective Time that then remains outstanding and originally was granted under any Company Stock Plan, whether or not then vested or exercisable, and with respect to which such employee shall have executed and delivered to Parent an exchange agreement, shall be exchanged for an option to acquire shares of Parent common stock on terms comparable to the terms of such employee’s Option immediately prior to the Effective Time.

     (c) Upon the consummation of the Merger, each holder of a restricted share of Company Common Stock outstanding at the Effective Time shall be entitled to receive the Common Stock Price payable with respect to such restricted share as contemplated by Sections 3.1 and 3.3.

     Section 3.7 Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Dissenting Stockholder shall not be converted into the right to receive the Common Stock Price but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right of appraisal pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Common Stock Price, without interest.

     (b) The Company shall give Parent (i) notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal, or settle, or offer to settle, or agree to do any of the foregoing.

     Section 3.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates) delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) and except as otherwise expressly contemplated by this Agreement:

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     Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, license, use, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, licensed, used, leased, held or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect” means any material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or on the consummation by the Company of the Merger and the other transactions contemplated hereby, other than effects due to general economic, market or political conditions. The Company has made available to Parent and Subsidiary complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, in each case as in effect as of the date of this Agreement. The Company has made available to Parent and Subsidiary complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof (if available)) of all meetings and written consents of the stockholders of the Company, the Board of Directors of the Company and the committees of the Board of Directors, in each case since October 1, 2001 (other than portions of minutes relating to this Agreement and the process followed by the Company that resulted in this Agreement, which shall be made available promptly after the date of this Agreement, provided that the terms of other acquisition proposals and any discussion of valuation of the Company or of the negotiation of this Agreement set forth in such minutes may be redacted).

     Section 4.2 Capitalization.

     (a) The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.001 per share (“Company Preferred Stock”), of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock. As of February 17, 2004, (i) 8,494,977 shares of Company Common Stock were issued and outstanding (not including shares of Company Common Stock held in the treasury of the Company), all of which were duly and validly issued and are fully paid, nonassessable and free of preemptive and other similar rights and each of which also entitles the holder to one preferred stock purchase right (a “Company Right”) issued pursuant to the Rights Agreement, dated as of February 12, 1999, between the Company and National City Bank of Kentucky, as rights agent (the “Company Rights Agreement”); (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 3,260,756 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company; and (iv) 2,874,267 shares of Company Common Stock were reserved for issuance upon exercise, conversion or exchange of Options and pursuant to the Company’s Employee Stock Purchase Plan. Since February 17, 2004, no shares of capital stock or other voting securities or equity interests of the Company have been issued or reserved for issuance, except in connection with the exercise, exchange or conversion of the outstanding Options.

     (b) The Company has previously made available to Parent complete and correct copies of all Company Stock Plans, including all amendments thereto. Section 4.2(b) of the Company Disclosure Schedule completely and accurately sets forth: (i) the name of each Company Stock Plan and each restricted stock, phantom stock and other equity-based compensation plan of the Company; (ii) the name of each holder of Options, restricted stock or other rights awarded or held pursuant to any plan described in clause (i); and (iii) for each holder described in clause (ii), the number of shares issuable upon exercise of the holder’s Options, the number of shares of restricted stock held, the other rights held, and in each such instance the applicable grant dates, expiration dates, exercise or base prices (if applicable),

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restrictions and other equivalent provisions and proceeds (if applicable) due to the Company upon such exercise.

     (c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote are authorized, issued or outstanding.

     (d) Except for the Options, there are no outstanding subscriptions, options, calls, contracts, scrip, commitments, understandings, restrictions, arrangements, rights, warrants, stock appreciation or other rights (contingent or other) including phantom stock rights or preemptive or similar rights, or rights of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Company Subsidiary to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold, redeemed or repurchased, shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment and there is no commitment of the Company or any Company Subsidiary to distribute to holders of any class of its capital stock, any dividends, distributions, evidences of indebtedness or assets. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of the Company and no shares of capital stock of the Company are subject to transfer restrictions imposed by or with the knowledge, consent or approval of the Company, or other similar arrangements imposed by or with the knowledge, consent or approval of the Company, except for restrictions on transfer imposed by the Securities Act and state securities laws. The Company Common Stock (including the associated Company Rights) constitutes the only class of equity securities of the Company or any Company Subsidiary registered or required to be registered under the Exchange Act.

     (e) The Company has obtained all consents and made all amendments, if any, to the terms of the Company Stock Plans and each outstanding award agreement issued pursuant to the Company Stock Plans, as applicable, that are necessary to give effect to the provisions of Section 3.6(a).

     Section 4.3 Ownership Interests in Other Entities.

     (a) The only Company Subsidiaries are those set forth in Section 4.3(a) of the Company Disclosure Schedule. Except for shares of, or ownership interests in, the Company Subsidiaries, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation or (ii) any equity interest in any limited or unlimited liability company, partnership, joint venture or other business enterprise. Each Company Subsidiary is a corporation, partnership, limited liability company or similar business entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, license, use, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is qualified to transact business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the properties owned, licensed, used, leased, held or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Subsidiary complete and correct copies of the charter and by-laws (or other comparable organizational documents) of all Company Subsidiaries as in effect as of the date of this Agreement. The Company has heretofore made available to Parent and Subsidiary complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof (if available)) of all meetings and written consents of the stockholders, members, or partners, as the case may be, of the Company Subsidiaries, the board of directors, management

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committee, or managers of the Company Subsidiaries, as the case may be, and the committees of the board of directors, management committees, or managers of the Company Subsidiaries, as the case may be, in each case since October 1, 2001.

     (b) All of the issued and outstanding shares of capital stock of, or other ownership interests in, each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive or similar rights and are owned directly or indirectly by the Company free and clear of any liens, claims, mortgages, hypothecations, pledges, charges, encumbrances, security interests, right of first refusal or adverse claims of any kind (any of the foregoing, a “Lien”).

     Section 4.4 Authority; Non-Contravention; Approvals.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved and declared advisable by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the requirements of the DGCL (the “Company Stockholders’ Approval”), the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with or without notice or passage of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Company’s Certificate of Incorporation or Bylaws or the organizational documents of any Company Subsidiary; (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or other Governmental Authority applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, guarantee, letter of credit, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any Company Subsidiary is now a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or affected (A) that is or should be listed in Section 4.17(a) of the Company Disclosure Schedule (each such Contract, a “Material Contract”) or (B) that is not a Material Contract, except in the case of the Contracts referred to in this subclause (B) for such violations, conflicts, breaches and defaults as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Material Contracts requires the consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any third party for the Company to enter into this Agreement or to consummate the transactions contemplated hereby. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Contracts that are not Material Contracts requires the consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any third party for the Company to enter into this Agreement or to consummate the transactions contemplated hereby

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     (c) Except for (i) the filings by the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the proxy statement (as amended and supplemented, the “Proxy Statement”) and related proxy materials to be used in soliciting the Company Stockholders’ Approval and the filing of such other reports under and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder as may be required in respect of this Agreement and the transactions contemplated hereby, (iii) the Merger Filing, and (iv) compliance with the rules and regulations of the Nasdaq National Market (the filings and approvals referred to in clauses (i) through (iv) are sometimes collectively referred to in this Agreement as the “Company Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any federal, state, local, municipal or foreign government, whether national, regional or local, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (any of the foregoing, a “Governmental Authority”) is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals as, if not made or obtained, as the case may be, would not reasonably be expected to impair the validity of the Merger or the other transactions provided for in this Agreement, to impose a material liability or disability on the Surviving Corporation or to materially impair the ability to conduct the business of the Surviving Corporation in the same manner as the Company conducts its business on the date hereof.

     (d) The Company has taken all action necessary (i) to render the Company Rights Agreement and Section 203 of the DGCL inapplicable to the execution of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated by this Agreement, such that none of the execution of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement will be prohibited by the Company Rights Agreement, result in the grant of any rights to any person under the Company Rights Agreement or enable or require any rights outstanding thereunder to be exercised, distributed or triggered or will contravene or require any further action pursuant to Section 203 of the DGCL; and (ii) to cause the Company Rights Agreement and all of the Company Rights automatically to expire at or immediately prior to the Effective Time. No other state antitakeover statute is applicable to the execution of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement.

     Section 4.5 SEC Reports and Financial Statements.

     (a) The Company previously has delivered to Parent (except to the extent such filings are publicly available on the SEC’s EDGAR system) each registration statement, report, proxy statement or information statement, including all amendments and supplements (each a “Company SEC Report”) filed by the Company since January 1, 2002 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has filed with the SEC all Company SEC Reports required to be so filed under each of the Exchange Act, the Securities Act and the respective rules and regulations promulgated thereunder. Each such Company SEC Report, as amended or supplemented (if applicable), complied in all material respects, when filed, with all applicable requirements of the appropriate act (including the applicable rules and regulations thereunder). As of their respective dates (or to the extent amended, supplemented or superseded by a subsequent filing, with respect to the information in such subsequent filing, or as of the date of the subsequent filing), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required under the Exchange Act, by contract or otherwise, to file any forms, reports,

9

schedules, statements or other documents with the SEC. Neither the SEC nor its staff has challenged, or alleged or asserted any deficiency in, the accuracy or appropriateness of any of the Company’s financial reporting or other disclosure, except for those challenges, allegations or assertions that have been resolved.

     (b) The audited financial statements (including the related notes) of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (collectively, the “Company Financial Statements”) complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulation of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to quarterly reports on Form 10-Q), fairly present in all material respects the financial position, results of operations, cash flows and stockholders’ equity of the Company at the dates and for the periods indicated (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of certain footnote disclosures) and are consistent with the books and records of the Company. The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations promulgated by the SEC thereunder with respect to each Company SEC Report subject to that requirement; and neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

     (c) The Company maintains disclosure controls and procedures in accordance with Rule 13a-15 under the Exchange Act. Those controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has not received notice from the SEC that any of its accounting policies or practices are the subject of any review, investigation or challenge other than comments furnished by the staff of the SEC in respect of Company SEC Reports that have been addressed or withdrawn.

     (d) Each of the Company and the Company Subsidiaries maintains accurate books and records reflecting its assets and liabilities. The Company maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     (e) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).

     Section 4.6 Absence of Undisclosed Liabilities.

     (a) Except as disclosed in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries had at December 31, 2002, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or

10

obligations which (i) were incurred after December 31, 2002 in the ordinary course of business and consistent with past practices, (ii) are non-contingent monetary obligations that were incurred in connection with the preparation, negotiation and performance of this Agreement, (iii) are monetary obligations incurred after May 1, 2003 in connection with the process leading up to this Agreement (provided that as of the Effective Time the aggregate amount of such obligations that remain unpaid shall not exceed $75,000), (iv) were expressly permitted under another provision of this Agreement, or (v) have been discharged or paid in full or will have been discharged or paid in full prior to the Effective Time. Since December 31, 2000, neither the Company nor any Company Subsidiary has been a party to any asset securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

     (b) Except as specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly owned subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act. Except as specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company has not, since July 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. There are no loans or extensions of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

     Section 4.7 Absence of Certain Changes or Events. Since December 31, 2002, except as specifically disclosed in any Company SEC Report filed before the date of this Agreement, neither the Company nor any Company Subsidiary has suffered or experienced any changes, events, circumstances or developments which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2002 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; and (b) there has not occurred (i) any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (ii) any split in the Company’s capital stock, combination, subdivision or reclassification of any of the Company’s capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as expressly contemplated by this Agreement; (iii) any modification, amendment or other change of any term of any outstanding security of the Company; (iv) any change by the Company in financial accounting principles, practices or methods, except as required by GAAP or by a change of law, statute, rule or regulation; (v) any granting by the Company or any Company Subsidiary to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as was required under any Company Plan in effect as of the date of the most recent financial statements included in the Company SEC Report; (vi) any entry by the Company or any Company Subsidiary into, or any amendments of, (A) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement with or involving any current or former director, officer, employee or consultant of the Company or any Company Subsidiary or (B) any agreement with any current or former director, officer, employee or consultant of the Company or any Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company

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or any Company Subsidiary of a nature contemplated by this Agreement; (vii) any adoption of, any amendment to or any termination of any Company Plan; (viii) any elections with respect to Taxes by the Company or any Company Subsidiary that could have the effect of materially increasing any liability or materially decreasing any refund of Taxes, or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or (ix) any other action specified in Section 6.1.

     Section 4.8 Litigation. There are no claims, suits, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Authority or arbitrator which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.9 Information Supplied. The definitive Proxy Statement will not, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the meeting of the Company’s stockholders to which the Proxy Statement relates, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading in any material respect. The definitive Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information which may be supplied by or on behalf of Parent or Subsidiary and which is contained in the Proxy Statement.

     Section 4.10 Compliance with Laws; Permits. Neither the Company nor any Company Subsidiary is in violation of or noncompliance with, nor since October 1, 2001 has the Company or any Company Subsidiary received any written notice of violation of or noncompliance with or been charged with any violation of or noncompliance with, any applicable law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, the requirements of the SOX Act) of any Governmental Authority. The Company and the Company Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to conduct their businesses as presently conducted and to own their assets and properties (collectively, the “Company Permits”). All such Company Permits are listed in Section 4.10 of the Company Disclosure Schedule. The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

     Section 4.11 Compliance with Agreements. The Company and the Company Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with or without lapse of time, notice or action by a third party, would result in a default on the part of the Company or any Company Subsidiary under (a) its Certificate of Incorporation or Bylaws or comparable organizational instruments or (b) any Contract, approval or other instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or to which any of their properties or assets are subject, other than, in the case of clause (b), such breaches, violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.12 Taxes.

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     (a) Each of the Company and the Company Subsidiaries has (i) duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Effective Time, and (ii) duly paid in full all material Taxes due and owing by the Company and the Company Subsidiaries, or made adequate provision in accordance with GAAP for the payment of all material Taxes not yet due and owing. All such Tax Returns were correct and complete in all material respects. The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid, and complied with all information reporting and backup withholding requirements, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party. No claim or dispute concerning the Tax liability of the Company or any of the Company Subsidiaries has been asserted or, to the knowledge of the Company, threatened by any Governmental Authority. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any Tax period. The copies of the Tax Returns that the Company has provided for review by Parent or its advisors are true and complete copies of the Tax Returns that the Company has filed with the applicable Governmental Authorities. For purposes of this Agreement, (i) “Taxes” means all taxes (whether disputed or not), including, without limitation, income, gross receipts, excise, property (including transfer duties), sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer, value added and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties or additional amounts of any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments, (ii) “Tax Return” means any return, report or other document required to be supplied to a Governmental Authority in connection with Taxes, including any information returns or reports with respect to backup withholding and other payments to third parties, and including any schedules or attachments to, or amendments of, any of the foregoing, and (iii) “material Taxes” means any particular Taxes which are material in amount when considered individually and those Taxes which are not material in amount when considered individually but which, when considered in the aggregate, are material in amount.

     (b) There are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries other than (i) Liens for Taxes not yet due and (ii) Liens which individually and in the aggregate are not material in amount.

     (c) The Company and Troveris Intellectual Property, LLC are members of an affiliated group within the meaning of Code Section 1504(a), the common parent of which is the Company; Troveris, LLC is treated for United States federal and all applicable state income tax purposes as a disregarded entity. Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group within the meaning of Code Section 1504(a) other than one of which the Company is the common parent. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person which is not included in the Company’s consolidated United States federal Tax Return (i) under Section 1.1502-6 of the Treasury Regulations; (ii) as a transferee or successor; (iii) by Contract or (iv) otherwise. Neither the Company nor any Company Subsidiary has agreed to make, nor is any of them required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

     (d) Neither the Company nor any Company Subsidiary is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement with any person.

     (e) The unpaid Taxes of the Company and the Company Subsidiaries at September 30, 2003 did not, as of that date, exceed the reserve for Tax liabilities (as distinguished from a reserve for deferred

13

Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet as of that date included in the Company Financial Statements.

     (f) No power of attorney currently in force has been granted by the Company or any of the Company Subsidiaries with respect to any Tax matter.

     (g) The Company has provided for review by Parent and its advisors a complete and accurate list of the jurisdictions in which federal, state, local, municipal and foreign Tax Returns are filed by the Company and the Company Subsidiaries.

     (h) Section 4.12(h) of the Company Disclosure Schedule sets forth the following information with respect to each of the Company and the Company Subsidiaries as of the most recent practicable date: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or any Company Subsidiary and any limitations thereon; and (ii) all Tax rulings requested or received from any Governmental Authority. The information and estimates that the Company has made available for review by Parent and its advisors pertaining to the tax basis of assets, amounts of deferred inter-company gains and losses and earnings and profits, as described in Section 4.12(h) of the Company Disclosure Schedule, are consistent in all material respects with the computations, amounts and items set forth in the Company’s federal income Tax Returns.

     (i) All material elections with respect to income Taxes affecting the Company and the Company Subsidiaries are set forth in Section 4.12(i) of the Company Disclosure Schedule.

     (j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time in the five-year period ending on the date hereof.

     Section 4.13 Employee Benefit Plans; ERISA.

     (a) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) any current plan documents, trust agreements, insurance contracts and other funding vehicles, and amendments thereto; (ii) for the most recently ended plan year, all United States Internal Revenue Service (“IRS”) Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Company Plan; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Company Plan for which such descriptions and modifications are required under ERISA; and (iv) the most recent IRS determination letter for each Pension Plan which is intended to be qualified under Section 401(a) of the Code. For purposes of this Agreement, (i) “Company Plan” means (x) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plan”); and each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) (“Welfare Plan”) maintained by the Company and any of its ERISA Affiliates, and (y) each stock option, stock purchase, stock appreciation right and equity based plan and each material deferred compensation, employment, severance, change in control, incentive, bonus, medical, fringe benefit, life insurance, vacation, layoff, dependent care, legal services, cafeteria plan, or agreement, arrangement, policy or program maintained or contributed to by the Company for the benefit of current or former employees or current or former directors of the Company whether written or oral, and whether or not subject to ERISA; and (ii) “ERISA Affiliate” means any trade or business whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA. All Company Plans and all severance and change in control plans and agreements that apply to the Company’s and Company Subsidiaries’ executive officers and other employees are listed in Section 4.13(a) of the Company Disclosure Schedule.

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     (b) Neither the Company nor any of its ERISA Affiliates maintains or has, within the previous six years, maintained a Pension Plan which is subject to Section 412 of the Code or Title IV of ERISA.

     (c) Neither the Company nor any of its ERISA Affiliates currently maintains or has, within the previous six years, maintained or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

     (d) No Company Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent or a participant after such participant’s termination of employment, except to the extent required by law.

     (e) With respect to any Welfare Plan, (i) no such plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA and (ii) no such plan is a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

     (f) Neither the Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or similar agreement to maintain or contribute to any Company Plan.

     (g) Each Company Plan (i) has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA and has been administered in material compliance with the applicable provisions of ERISA, the Code and other applicable laws; (ii) which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has a favorable determination from the IRS as to its qualified status or is within the remedial amendment period for making any required changes and, to the knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter; and (iii) may, without liability, be amended, terminated or otherwise discontinued, except as specifically prohibited by applicable law.

     (h) With respect to each Company Plan, (i) there are no inquiries or proceedings pending or threatened by the IRS, the Department of Labor, or any participant or beneficiary (other than claims for benefits in the ordinary course) with respect to the design or operation of the Company Plans; (ii) the Company has timely made or provided for all contributions, premiums and benefit payments required under the material terms of such Company Plans and any applicable laws for all periods through the Closing Date; and (iii) there have been no “prohibited transactions” (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) for which a statutory, administrative, or regulatory exemption is not available.

     (i) The consummation of the transactions contemplated by this Agreement will not (i) entitle any (current or former) employee, director, officer or consultant of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans, (iii) result in any payments under any of the Company Plans which would not be deductible under Section 280G of the Code or any similar provision of state, local or foreign Tax law, or (iv) cause any payments under any Company Plan to cease to be excluded from “applicable employee remuneration” for purposes of Section 162(m) of the Code.

     Section 4.14 Labor Controversies. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees. The Company and the Company Subsidiaries are in compliance with all applicable laws

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respecting employment and employment practices, terms, and conditions of employment, and wages and hours and have not engaged in any unfair labor practices. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary.

     Section 4.15 Environmental Matters.

     (a) The Company and each Company Subsidiary conducts its business and operations in compliance with all applicable Environmental Laws and holds, and is in compliance with, all Company Permits required under applicable Environmental Laws. None of the Company nor the Company Subsidiaries has received any written notice of or is subject to, any action, claim, suit, investigation, demand or notice that remains outstanding and that asserts any liability on the part of the Company or any Company Subsidiary under any Environmental Law or in respect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or industrial, hazardous or toxic substances or waste (collectively, an “Environmental Event”). For purposes of this Agreement, “Environmental Law” means any federal, state, local, municipal or foreign law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid hazardous waste; (ii) soil, air, water and noise pollution; (iii) surface water, groundwater and soil contamination; (iv) the release or threatened release into the environment of waste or industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980.

     (b) To the knowledge of the Company, no notice of any Environmental Event was given to any person that occupied any of the premises occupied, owned or used by the Company or any Company Subsidiary prior to the date such premises were so occupied, owned or used. To the knowledge of the Company, there are no PCBs, asbestos, urea formaldehyde, radioactive substances or ozone-depleting substances on, under or in any property, facility or equipment occupied, owned or used by the Company or the Company Subsidiaries.

     Section 4.16 Intellectual Property.

     (a) (i) The Company and/or each of the Company Subsidiaries owns or is duly licensed to use all patents, trademarks, trade names, service marks, domain names, copyrights, trade secrets, know-how, software, databases and other intellectual property rights and all applications therefor which are material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”) and a true and complete list of all Company Intellectual Property Rights, except for any such trade secrets, know-how and other intellectual property rights which have not

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been reduced to written or electronic form, is set forth in Section 4.16(a) of the Company Disclosure Schedule, which separately identifies those Company Intellectual Property Rights that are owned and those that are licensed; (ii) all Company Intellectual Property Rights are either owned by the Company or the Company Subsidiaries free and clear of all Liens or are used pursuant to a license agreement; (iii) each such license agreement is valid and enforceable and in full force and effect; (iv) neither the Company nor any of the Company Subsidiaries is in default under any such license agreement in any material respect, and to the knowledge of the Company, no corresponding licensor is in default thereunder in any material respect; (v) to the knowledge of the Company, no Company Intellectual Property Right that is owned by the Company or any Company Subsidiary infringes or otherwise conflicts with any material right of any person; (vi) there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company Intellectual Property Right that is owned by the Company or any Company Subsidiary; (vii) to the knowledge of Company, there is currently no infringement by any person of any Company Intellectual Property Right; and (viii) the Company Intellectual Property Rights owned, used or possessed by the Company and the Company Subsidiaries are sufficient and adequate to conduct the business of the Company and the Company Subsidiaries in all material respects as such business is currently conducted. The Company Intellectual Property Rights may be freely transferred, assigned, licensed, or sublicensed without the consent of any person other than the Company and/or a Company Subsidiary.

     (b) The Company and the Company Subsidiaries have taken reasonable steps to protect, maintain and safeguard the Company Intellectual Property Rights, including any Company Intellectual Property Rights for which improper or unauthorized disclosure would impair its value or validity, and have executed and required nondisclosure agreements when reasonably appropriate and made any required filings and registrations in connection with the foregoing.

     (c) To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as now conducted does not infringe any valid patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property of other persons. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

     (d) Neither the Company nor any Company Subsidiary has licensed (or otherwise entered into any Contract permitting) any person or entity to use or market any of the Company Intellectual Property Rights, other than the licensing of Company Intellectual Property Rights in the ordinary course of business consistent with past practice or solely with respect to any such licenses granted by Troveris LLC, in the ordinary course of business consistent with the manner in which Troveris LLC has conducted its business prior to the date of this Agreement.

     (e) To the knowledge of the Company, no employee of the Company or any of the Company Subsidiaries is in material violation or breach of any term of any employment contract, patent disclosure agreement or any other Contract with the Company, any Company Subsidiary or any other party, which is a breach or violation of provisions relating to the nondisclosure or confidentiality of intellectual property rights or of noncompete covenants designed to protect intellectual property rights.

     Section 4.17 Material Contracts.

     (a) Section 4.17(a) of the Company Disclosure Schedule lists, under the relevant heading, all oral or written Contracts to which the Company or any Company Subsidiary is a party or by which the Company or such Company Subsidiary is bound and which fall within any of the following categories: (i) material Contracts not entered into in the ordinary course of the Company’s and the Company Subsidiaries’ businesses; (ii) joint venture and partnership agreements; (iii) Contracts which contain

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requirements for payments by the Company or a Company Subsidiary in excess of $250,000; (iv) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000; (v) notes, bonds, indentures, deeds of trust, mortgages, hypothecations, loan agreements, credit agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company or the Company Subsidiaries or commitments for the borrowing or the lending by the Company or any Company Subsidiary of amounts in excess of $250,000 in the aggregate or providing for the creation of any Lien upon any of the assets or properties of the Company or any Company Subsidiary with an aggregate value in excess of $250,000; (vi) Contracts providing for “earn-outs” or other contingent payments by the Company or any Company Subsidiary; (vii) Contracts associated with off balance sheet financing by the Company or a Company Subsidiary in excess of $250,000 in the aggregate, including but not limited to arrangements for the sale by the Company or a Company Subsidiary of receivables; (viii) supply or distribution Contracts requiring a payment or a commitment by the Company or any Company Subsidiary to make a payment in excess of $250,000; (ix) Contracts with customers of the Company or any Company Subsidiary involving payments being made by or to the Company or any Company Subsidiary in excess of $250,000 in the aggregate; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements where the consideration to be paid in any individual transaction exceeds $250,000; (xi) master service and other master Contracts with clients; (xii) Contracts imposing any material restrictions on the ability of the Company or any Company Subsidiary or other affiliate of the Company to engage in any line of business, or otherwise imposing material limitations on the conduct of business by the Company or any Company Subsidiary or other affiliate of the Company; and (xiii) other Contracts which are material to the Company or any Company Subsidiary, irrespective of amount.

     (b) All Contracts to which the Company or any Company Subsidiary is a party or by which it or such Company Subsidiary is bound are valid and binding obligations of the Company or the Company Subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto.

     Section 4.18 Brokers and Finders. Except for the fees and expenses payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and its affiliates (collectively, the “Company Financial Advisor”), which fees have been disclosed to Parent, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.19 Opinion of Company Financial Advisor. The Company Financial Advisor has rendered an opinion to the Board of Directors of the Company, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock, and the Company Financial Advisor has consented, subject to the customary terms and conditions contained in the Engagement Letter by and between the Company and the Company Financial Advisor dated as of June 30, 2003, to the inclusion of such opinion in the Proxy Statement. A correct and complete copy of the written opinion shall be delivered to Parent as soon as it is available to the Company.

     Section 4.20 Significant Clients. None of the clients listed in Section 4.20 of the Company Disclosure Schedule has delivered any written notice to the Company or any of the Company Subsidiaries that any such client (i) has terminated, or will terminate any Contract with the Company or any of the Company Subsidiaries or (ii) has ceased, or will cease, to use the services of the Company or the Company Subsidiaries provided as of the date of this Agreement, as the case may be.

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     Section 4.21 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company capital stock or debt instruments necessary to adopt this Agreement and approve the transactions contemplated hereby.

     Section 4.22 Insurance. Section 4.22 of the Company Disclosure Schedule contains a complete and correct list of all fire and casualty, liability, errors and omissions, workers’ compensation, title, directors and officers and other forms of insurance owned, held by or applicable to the Company and the Company Subsidiaries (or their assets or businesses) as of the date hereof (the “Company Insurance Policies”). The Company and the Company Subsidiaries maintain the Company Insurance Policies in such amounts, with such deductibles and against such risks and losses as are customary for companies of similar size in the Company’s industry, and also maintain all policies of insurance which are required by their Contracts, in such amounts as specified in the respective Contracts. All of the Company Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All claims, suits and actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary are covered by such insurance (subject to applicable deductibles), and the Company has given timely notice to the appropriate insurance carrier with respect thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Parent and Subsidiary jointly and severally represent and warrant to the Company that:

     Section 5.1 Organization and Qualification. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and otherwise hold its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to prevent or delay the consummation of the Merger.

     Section 5.2 Authority; Non-Contravention; Approvals.

     (a) Parent and Subsidiary each have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary and the sole stockholder of Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Subsidiary and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with or without notice or passage of time or both, would constitute a default) under, or result in the termination of or a loss of a benefit under, or accelerate the performance required by, or result in a right of

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termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or Subsidiary under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws (or equivalent documents) of Parent or any of its subsidiaries; (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or other Governmental Authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected.

     (c) Except for (i) the filings by Parent required by the HSR Act, and (ii) the Merger Filing, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

     Section 5.3 Information Supplied. The copy of the letter agreement dated concurrently herewith between Parent and Thomas Weisel Capital Partners, L.P. (the “Subscription Agreement”) previously furnished by Parent is true, correct and complete. The Subscription Agreement is the valid and binding obligation of Thomas Weisel Capital Partners, L.P., and there is no other agreement between the parties thereto as to the subject matter thereof. None of the information to be provided by Parent or Subsidiary for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.4 Financing. Parent will have at the Effective Time the funds necessary to consummate the Merger on the terms contemplated by this Agreement.

     Section 5.5 Subsidiary. Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has not engaged, and will not engage, in any other business activities and has conducted its operations only as contemplated hereby.

     Section 5.6 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the Company could become liable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary.

     Section 5.7 DGCL Section 203. At no time since November 1, 2000, has Parent or Subsidiary been an “interested stockholder” within the meaning of Section 203 of the DGCL.

ARTICLE VI

COVENANTS OF THE PARTIES

     Section 6.1 Conduct of the Company’s Business. The Company covenants that during the period from the date of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), and except to the extent required by law or disclosed in Section 6.1 of the Company Disclosure Schedule, and except as otherwise expressly required or permitted by this Agreement:

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     (a) the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and the Company shall use reasonable best efforts to preserve intact its present business organization, keep available the services of officers and key employees of the Company and the Company Subsidiaries, keep its and their relationships with clients, customers, suppliers, licensors, licensees, distributors and others having business dealings with them intact and its and their goodwill and ongoing business unimpaired;

     (b) the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following: (i) sell, pledge, lease, dispose of or encumber or subject to any Lien any property or assets, except for dispositions of inventory and immaterial assets and encumbrances and pledges in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable organizational documents); (iii) split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares (except for any dividends paid by a wholly owned direct or indirect Company Subsidiary to such Company Subsidiary’s parent); (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock or other securities of, or other ownership interests in, the Company; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters listed in clauses (i) through (iv) above; and

     (c) the Company shall not, and shall not cause or permit any Company Subsidiary to, (i) issue, sell, grant, pledge, dispose of, or encumber or subject to any Lien, or agree to issue, sell, grant, pledge, dispose of, or encumber or subject to any Lien, any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its (x) capital stock of any class or (y) other property or assets, in each case whether pursuant to the Company Stock Plans or otherwise; provided, however, that the Company may issue shares of Company Common Stock (A) upon exercise of Options that are outstanding on the date of this Agreement or are permitted under this Agreement to be issued following the date of this Agreement and are exercised in accordance with their respective terms as in effect on the date of this Agreement and (B) pursuant to the Company’s 401(k) plan and Employee Stock Purchase Plan, each as in effect on the date of this Agreement, consistent with the ordinary course past practices regarding such plan; (ii) acquire or agree to acquire (A) (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly owned Company Subsidiary) or (B) any assets or properties that, individually, have a purchase price in excess of $250,000 or, in the aggregate, have a purchase price in excess of $1,000,000 (except for acquisitions of spare parts, office equipment and supplies and of replacements for worn or obsolete items); (iii) except for borrowings and re-borrowings in the ordinary course under credit facilities in existence on the date of this Agreement (including all future renewals, replacements and extensions thereof), incur, create, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; (iv) except in the ordinary course of business, consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary; (v) enter into or materially modify any material lease, contract, agreement or commitment (including, without limitation, any such contract, lease, agreement or commitment of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act), other than entering into or modifying contracts for the sale, license, lease or rent of the Company’s or the Company Subsidiaries’ products or services in the ordinary course of business consistent with past practice; (vi) terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims; (vii) pay,

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discharge, settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company or any Company Subsidiary; (viii) (A) grant any current or former director, officer, employee or consultant of the Company or any Company Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as required under any Company Plan in effect as of the date of the most recent financial statements included in the Company SEC Reports, or (B) enter into or amend any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other agreement with or involving any current or former director, officer, employee or consultant of the Company or any Company Subsidiary; (ix) change its accounting principles, practices or methods or increase the Tax liability of, or decrease any Tax attribute of, the Company or any Company Subsidiary, except as may be required by the SEC, applicable law or GAAP; (x) make or change any election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such action would increase the Tax liability of the Company or any Company Subsidiary or decrease a Tax attribute of, the Company or any Company Subsidiary existing on the Effective Time; (xi) cancel or amend any of the Company Insurance Policies or (xii) agree, in writing or otherwise, to take any of the actions listed in clauses (i) through (xi) above.

     Section 6.2 Reasonable Best Efforts to Consummate.

     (a) General. Subject to the terms and conditions of this Agreement, each of the parties shall (and shall cause its respective subsidiaries, if any, to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of the Company Permits or the Company’s Contracts, licenses or other rights following the Merger and the other transactions contemplated by this Agreement.

     (b) HSR Act. Without limiting the generality of anything contained in Section 6.2(a) or elsewhere in this Agreement, each of the parties undertakes and agrees to file as soon as practicable, and in any event within 12 business days after the date of this Agreement, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice, Antitrust Division (the “Antitrust Division”) and all other filings required under applicable antitrust or competition laws, rules or regulations. Each of the parties shall (i) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or other applicable Governmental Authorities for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters; (ii) take all commercially reasonable steps to avoid any extension of the waiting period under the HSR Act and other applicable antitrust or competition laws, rules or regulations; and (iii) refrain from entering into any agreement with the FTC, the Antitrust Division or other applicable Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive

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meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

     (c) Subscription Agreement. Parent shall not amend, modify or waive the Subscription Agreement or any of its rights thereunder, and will take all actions required to preserve and enforce its rights thereunder in order that, not later than Closing, Parent will have access to all funds required to fully perform its obligations under Article III of this Agreement.

     Section 6.3 Preparation of Proxy Statement; Meeting of Stockholders.

     (a) The Company shall, as soon as practicable following the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and each of the Company and Parent shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Parent, mail to its stockholders such an amendment or supplement. Parent shall cooperate fully with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company’s stockholders.

     (b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it for use in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and (to the extent necessary) have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law or otherwise reasonably deemed appropriate by the Company.

     (c) The Company shall, in accordance with and subject to the requirements of applicable law and its Certificate of Incorporation and Bylaws, as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the staff of the SEC, duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining the Company Stockholders’ Approval (the “Stockholders Meeting”) and permit the Company’s stockholders to vote on this Agreement and the Merger. Subject to the provisions of Section 6.6(b), the Company shall include in the Proxy Statement the recommendation of its Board of Directors that the Company Stockholders’ Approval be given. The Company agrees that, except as permitted by Section 6.6(b) and subject to the requirements of the federal securities laws and any position with respect thereto that may be taken by the staff of the SEC, its

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obligations pursuant to this Section 6.3(c) shall not be affected by the commencement, public disclosure or communication to the Company of any Acquisition Proposal.

     (d) Notwithstanding anything to the contrary in Section 6.3(c), at any time prior to the Stockholders Meeting, (i) the Stockholders Meeting may be adjourned in response to an unsolicited Acquisition Proposal which did not result from a breach of Section 6.6 and which the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel and the Company’s financial advisor, reasonably may be expected to lead to a Superior Proposal for such time as the Company’s Board of Directors reasonably may require (not to exceed 10 business days) for the purpose of evaluating and negotiating such Acquisition Proposal and furnishing information to the Company’s stockholders with respect to such Acquisition Proposal, (ii) the Stockholders Meeting may be adjourned for such period of time as may be necessary for the Company to disseminate a reaffirmation by the Company’s Board of Directors or any committee thereof of its approval or recommendation of the Merger or this Agreement after Parent requests such a reaffirmation if such request is received within the 7 business day period preceding the Stockholders Meeting, provided that the Stockholders Meeting shall be re-convened within 7 business days after the date such request is received, and (iii) the Company’s Board of Directors’ recommendation may be withdrawn or modified in accordance with Section 6.6(b) (irrespective of whether the Stockholders Meeting was adjourned).

     (e) The Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated before that meeting is held.

     Section 6.4 Public Statements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the Nasdaq National Market or any securities exchange, none of the parties to this Agreement will cause or permit any public announcement with respect to the subject matter of this Agreement. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company and any subsequent press releases or other public statements with respect to the Merger or the other transactions contemplated by this Agreement shall be made only following prior consultation between Parent and the Company.

     Section 6.5 Access to Information.

     (a) The Company shall, and shall cause the Company Subsidiaries and each of its and their respective officers, directors, employees, representatives and agents to, afford to Parent, Subsidiary, each financing source of Parent, and each of their respective officers, directors, counsel, financial advisors, and other representatives (collectively “Parent Representatives”) reasonable access during normal business hours with reasonable notice throughout the period from the date hereof through the Effective Time to all of the Company’s properties, books, Contracts, commitments, records (including, but not limited to, Tax Returns and records) and personnel, and shall furnish promptly to Parent and the Parent Representatives (i) a copy of each form, report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws or filed by the Company with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning the Company’s business, properties, books, Contracts, commitments, records (including, but not limited to, Tax Returns and records) and personnel as Parent shall reasonably request. Except as required by law, Parent and Subsidiary shall hold and shall cause the Parent Representatives to hold in strict confidence all nonpublic documents and confidential information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement dated as of August 16, 2003 between the Company and Thomas Weisel Partners, LLC (the “Confidentiality Agreement”).

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     (b) No investigation pursuant to this Section 6.5 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

     Section 6.6 Acquisition Proposals.

     (a) Except as otherwise expressly provided in this Section 6.6, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any Company Representative to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into any Acquisition Agreement or other arrangement or understanding with respect to any Acquisition Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if prior to receipt of the Company Stockholders’ Approval, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal which did not result from a breach of this Section 6.6 and which the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel and the Company’s financial advisor, reasonably may be expected to lead to a Superior Proposal, and provided that the person making such Acquisition Proposal enters into a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its representatives, and (y) participate in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal.

     (b) Neither the Company’s Board of Directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Subsidiary, or publicly propose to withdraw or modify in a manner adverse to Parent or Subsidiary, the approval or recommendation by the Company’s Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, or authorize or cause the Company to execute or enter into, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement providing for any Acquisition Proposal (each, an “Acquisition Agreement”) or (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, other than pursuant to the next sentence. Notwithstanding the foregoing sentence, until the receipt of the Company Stockholders’ Approval, provided that the Company is not in breach of this Section 6.6, if the Company’s Board of Directors or any such committee authorized with respect thereto determines in good faith (after consultation with outside legal counsel and the Company’s financial advisor) that such action is required in order for it to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Company’s Board of Directors or such committee may, prior to the receipt of the Company Stockholders’ Approval, withdraw or modify its approval or recommendation of the Merger and this Agreement; provided, however, (x) if such withdrawal or modification of such approval or recommendation by the Company’s Board of Directors or such committee is in response to a Superior Proposal, then on the same day the Company takes such action the Company also shall terminate this Agreement pursuant to Section 8.1(c)(i) and execute an Acquisition Agreement to implement such Superior Proposal, but only at a time that is after the fifth business day following Parent’s receipt of notice advising Parent that the Company’s Board of Directors or such committee is prepared to accept such Superior Proposal, specifying the terms and conditions of such Superior Proposal (including a copy of a draft in substantially final form of any relevant Acquisition Agreement), and provided that no such termination of this Agreement by the Company shall be effective unless and until Parent shall have received the Termination Fee and (y) if the Company’s Board or Directors or such committee elects to

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withdraw or modify such approval or recommendation other than in response to a Superior Proposal, then simultaneously with taking such action the Company shall so notify Parent.

     (c) In addition to the obligations set forth in the other paragraphs of this Section 6.6, the Company promptly (and in no event more than 48 hours after receipt) shall advise Parent orally or in writing of any Acquisition Proposal or any inquiry with respect to, or that may reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal or inquiry, and shall keep Parent reasonably and promptly informed of the status and material terms of any such Acquisition Proposal or inquiry and the substance of any discussions relating to such Acquisition Proposal or inquiry. The Company shall promptly provide Parent with a copy of any written materials (including emails) provided to such person that include any material information regarding the Company and the Company Subsidiaries not previously provided to Parent.

     (d) Nothing contained in this Section 6.6 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company’s stockholders required under applicable law, or from making any other disclosure if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside legal counsel, such other disclosure is required in order to comply with its fiduciary obligations or with any other requirement of applicable law; provided, however, that, subject to Section 6.6(b), neither the Company nor the Company’s Board of Directors nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or committee of this Agreement or the Merger, except as otherwise contemplated by Section 6.6(b).

     (e) The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, cease immediately any discussions regarding any potential Acquisition Proposal that were ongoing before or as of the date of this Agreement, other than in respect of the transactions contemplated by this Agreement.

     (f) For purposes of this Agreement:

     “Acquisition Proposal” means any proposal or offer (i) for a merger, consolidation, dissolution, liquidation, recapitalization, business combination or other similar transaction involving the Company, (ii) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person, (iii) relating to any tender offer or exchange offer that, if consummated, would result in any person acquiring 20% or more of the equity securities of the Company or (iv) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Company Subsidiary) that represent 20% or more of the assets of the Company, in each case other than the transactions contemplated by this Agreement.

     “Company Representative” means any director, officer or employee of the Company or of any of the Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by the Company or by any of the Company Subsidiaries.

     “Superior Proposal” means any bona fide written proposal made by a third party and not solicited by the Company to acquire, directly or indirectly, all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a business combination, a sale of assets, a sale of securities or otherwise, (i) on terms which the Company’s Board of Directors determines in good faith after consultation with the

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Company’s financial advisor to be superior from a financial point of view to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger and including in each case any break-up fees and expense reimbursements and the risks and probabilities of consummation), (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which financing, to the extent required, is then committed or is capable of being obtained by such third party.

     Section 6.7 Expenses and Fees. Whether or not the Merger is consummated, except as provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne equally by Parent and the Company.

     Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

     (a) Parent agrees that all rights to indemnification and related rights to advancement of expenses on the part of each person who at the Effective Time is a current or former director or officer of the Company, including all such rights existing pursuant to the DGCL, the Company’s Certificate of Incorporation or Bylaws or any written agreement between any such person and the Company in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect until 180 days after the expiration of the longest applicable statute of limitations. Parent also agrees that from and after the Effective Time it shall (and shall cause the Surviving Corporation to) indemnify all such persons to the fullest extent permitted by applicable law with respect to all actual or alleged acts or omissions prior to the Effective Time occurring in connection with or arising out of such individuals’ service as officers or directors of the Company or any of the Company Subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees of the Company. Without limitation of the foregoing, in the event any such person is or becomes involved in any such capacity in any action, proceeding or investigation (other than in connection with a proceeding initiated by such person), in connection with any actual or alleged action, inaction, state of affairs or other matter, including, without limitation, any matter related to the transactions contemplated by this Agreement, occurring on or prior to the Effective Time, Parent shall (or shall cause the Surviving Corporation to) pay, as incurred, within ten business days after receipt of such person’s request and statement therefor from time to time, such person’s reasonable fees and other expenses of counsel selected by such person incurred in connection therewith, including the cost of any investigation, preparation and settlement; provided, however, that such payments need not be made unless Parent shall have received an undertaking from such person to repay such amount to Parent if it is determined by a court of competent jurisdiction, in a final order or decree not subject to further appeal, that neither Parent nor the Surviving Corporation is legally permitted to indemnify such person under applicable law, and provided, further, that neither Parent nor the Surviving Corporation shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all indemnified persons. Parent shall be entitled to participate in the defense of any such action or proceeding, and counsel for the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. Parent shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in this Section.

     (b) Parent agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the insurance coverage provided under the policies of directors’ and officers’ liability insurance maintained by the Company at the

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date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies issued by reputable and financially sound carriers, reasonably acceptable to a majority of the members of the Special Committee of the Company’s Board of Directors who were appointed on June 20, 2003, that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons but only if such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the “Premium Amount”); and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.8(b), it shall obtain as much comparable insurance as possible for an annual premium equal to the Premium Amount. In lieu of the foregoing, Parent or the Surviving Corporation may purchase six-year “tail” coverage covering acts or omissions of such persons prior to the Effective Time on substantially similar terms to the directors’ and officers’ liability insurance policy maintained by the Company at the date of this Agreement.

     Section 6.9 Employee Benefits.

     (a) Following the Effective Time, Parent shall honor, and cause the Surviving Corporation to honor, each Company Plan and the related funding arrangements of such Company Plan in accordance with its terms. Without limiting the generality of the foregoing, Parent shall honor, and cause the Surviving Corporation to honor, all rights to vacation, personal and sick days accrued by employees of the Company and the Company Subsidiaries under any plans, policies, programs and arrangements of the Company and its ERISA Affiliates through and including the Effective Time. Until the first anniversary of the Effective Time, Parent shall provide, and cause the Surviving Corporation to provide, employee benefits under employee benefit plans to the employees and former employees of the Company and the Company Subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to Company Plans on the date of this Agreement. Nothing herein shall prohibit any changes to any Company Plan that are (i) required by law (including, without limitation, any applicable qualification requirements of Section 401(a) of the Code); (ii) necessary as a technical matter to reflect the transactions contemplated hereby; or (iii) required for the Surviving Corporation to provide for or permit investment in its securities or Parent’s securities. Furthermore, nothing herein shall require Parent to (x) continue, or cause the Surviving Corporation to continue, any particular Company Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits (including severance pay and benefits) as provided in this Section 6.9(a)) or (y) honor, or cause the Surviving Corporation to honor, any Company Plan that is a stock option, stock purchase, stock appreciation right or other equity based or related plan, policy, program, arrangement or agreement. This Section 6.9 is not intended to, and shall not be interpreted to, create any right of continued employment for any employee of the Company or the Company Subsidiaries.

     (b) With respect to any employee benefit plans in which any employees of the Company or the Company Subsidiaries first become eligible to participate, on or after the Effective Time, and in which the Company employees did not participate prior to the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and the Company Subsidiaries under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan; (ii) provide each employee of the Company and the Company Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such employees for all purposes (including, without limitation, purposes of eligibility to participate, vesting, and, entitlement to

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benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any such new plan in which such employees may be eligible to participate after the Effective Time, and (iv) with respect to flexible spending accounts, provide each employee of the Company and the Company Subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided that (x) the foregoing shall not apply to the extent it would result in duplication of benefits and (y) the foregoing shall be subject to any term or condition of any such employee benefit plan imposed by a third party insurer or plan administrator.

     Section 6.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required or permitted to cause any dispositions of shares of Company Common Stock (including options or other derivative securities with respect to shares of Company Common Stock) that occur or are deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

     Section 6.11 Rights Agreement. Neither the Company nor the Company’s Board of Directors shall (a) amend the Company Rights Agreement, (b) redeem any of the Company Rights or (c) take any action with respect to, or make any determination under, the Company Rights Agreement, except (x) as approved in writing by Parent; provided, however, that if any person has commenced or publicly announced the intent to commence a tender offer or exchange offer upon the successful consummation of which such person, together with its Affiliates and Associates (as such terms are defined in the Company Rights Agreement) would be the Beneficial Owner (as that term is defined in the Company Rights Agreement) of 20% or more of the outstanding Company Common Stock, Parent will not unreasonably withhold or delay its consent to a request from the Company’s Board of Directors to cause a date other than the tenth business day after such commencement or public announcement to be the Distribution Date (as such term is defined in the Company Rights Agreement), (y) in connection with a termination of this Agreement pursuant to Section 8.1(c)(i) or (z) to make a determination in the good faith judgment of the Company’s Board of Directors that a person or entity has inadvertently become a Beneficial Owner (as that term is defined in the Company Rights Agreement) of 20% or more of the outstanding Company Common Stock pursuant to Section 1(a)(ii) of the Company Rights Agreement.

ARTICLE VII

CONDITIONS

     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

     (a) the Company Stockholders’ Approval shall have been obtained;

     (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; and

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     (c) any waiting period (and any extension thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

     Section 7.2 Conditions to Obligations of Parent and Subsidiary. The obligations of Parent and Subsidiary to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by Parent:

     (a) the representations and warranties of the Company contained in this Agreement (i) that are qualified as to Company Material Adverse Effect or materiality shall be true and correct in all respects as of the Closing Date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all respects as of such earlier date), (ii) that are not so qualified shall be true and correct in all material respects as of the Closing Date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date) and (iii) that are set forth in Section 4.2(a), 4.2(b)(iii), 4.2(c) or 4.2(d) (solely with respect to the first and third sentences thereof) shall be true and correct in all respects as of the Closing Date;

     (b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

     (c) (i) all Indebtedness of the Company and the Company Subsidiaries shall have been satisfied in full, (ii) all mortgages, security interests, Liens and other encumbrances securing such Indebtedness shall have been released, and (iii) all of the Company’s obligations under Section 6.7 shall have been satisfied in full; provided, however, that the requirements of this clause (iii) shall be deemed satisfied if the aggregate unpaid amount as of the Closing of all obligations referred to in Section 6.7 is less than $75,000; for purposes hereof, “Indebtedness” means (A) all obligations of the Company or any of the Company Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (B) all obligations of the Company or any of the Company Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of the Company or any of the Company Subsidiaries upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), and (D) all guarantees by the Company or any of the Company Subsidiaries of Indebtedness of other persons; and

     (d) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions contained in Sections 7.2(a) through (c) have been satisfied.

     Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by the Company:

     (a) the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects as of the Closing Date;

     (b) Parent and Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing; and

     (c) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions provided in Sections 7.3(a) and (b) have been satisfied.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company (subject to the applicable provisions of the DGCL):

     (a) by mutual written consent of the Company and Parent, by action of their respective Boards of Directors;

     (b) by either the Company or Parent, if:

     (i) the Merger has not occurred on or before July 15, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, or materially contributed to the failure to hold the Closing on or before the Termination Date;

     (ii) any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction which makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(ii) unless that party first shall have used its reasonable best efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of such order, decree, ruling, judgment, decision, order or injunction; or

     (iii) the Company Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders (including any adjournment thereof);

     (c) by the Company:

     (i) in accordance with Section 6.6(b), but only if the Company is in compliance with Section 6.6(b), including having paid the Termination Fee as required thereby; or

     (ii) if (A) there shall have been a breach in any material respect of any representation or warranty in this Agreement of Parent or Subsidiary or (B) Parent or Subsidiary shall not have performed or complied in any material respect with any material covenant or material agreement contained in this Agreement, in either case such that the condition set forth in Section 7.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date; or

     (d) by Parent, if:

     (i) the Company shall have breached in any material respect any of its obligations under Section 6.6, or the Company’s Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, regardless of whether such withdrawal or modification is permitted under Section 6.6(b), it being understood that neither (x) disclosure of any Acquisition

31

Proposal that is not being recommended by the Board of Directors of the Company or any committee thereof nor (y) disclosure of any other facts or circumstances that is not accompanied by a statement that the Board of Directors of the Company or any committee thereof has withdrawn or modified its previous approval or recommendation of the Merger and this Agreement, shall be considered to be a withdrawal or modification of such approval or recommendation; or

     (ii) (A) there shall have been a breach in any material respect of any representation or warranty in this Agreement of the Company or (B) the Company shall not have performed or complied in any material respect with any material covenant or material agreement contained in this Agreement, in either case such that the condition set forth in Section 7.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date.

     Section 8.2 Effect of Termination.

     (a) In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors, other than the last sentence of Section 6.5(a), Section 6.7, this Section 8.2 and Article IX, all of which shall survive, and except to the extent that such termination results from a willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof. Under any and all circumstances, the Company shall not be liable to Parent and Merger Sub for more than $10,000,000 in the aggregate (including, without limitation, any expense reimbursed or fee paid pursuant to Section 8.2(b), (c) and (d)), and Parent and Merger Sub shall not be liable to the Company for more than $5,000,000 in the aggregate, with respect to any and all damages, claims, losses, liabilities, judgments, obligations, costs and expenses of whatever kind and nature arising from or relating in any way to the willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof; provided, however, no party shall have any liability arising from the willful or intentional breach of any of the representations, warranties, covenants or agreements contained in this Agreement or a failure or refusal to consummate the transactions contemplated hereby unless such party shall have received written notice of a claim therefor within 30 days of the termination of this Agreement. The limitation of monetary liabilities set forth in this Section 8.2(a) shall not restrict any party’s right to the remedies set forth in Section 9.9 or the enforcement of such remedies.

     (b) The Company agrees that if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), 8.1(b)(ii), 8.1 (b)(iii), 8.1(c)(i), 8.1(d)(i) or 8.1(d)(ii), then the Company shall reimburse Parent for all out-of-pocket fees and expenses incurred by or on behalf of or borne by Parent in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements payable to Parent’s financing sources and any of its or their respective legal counsel and accountants); provided, however, that the aggregate amount of such reimbursement shall not exceed $2,000,000 and provided, further however, that if this Agreement is terminated pursuant to Section 8.1(d)(ii) as a result of a breach of a representation or warranty of the Company, which representation or warranty is true and correct as of the date of this Agreement but thereafter ceases to be true and correct due to an occurrence or circumstance beyond the reasonable control of the Company, the aggregate amount of such reimbursement shall not exceed $1,000,000. The reimbursement shall be paid by wire transfer of immediately available funds promptly, but in no event later than five business days after Parent’s submission to the Company of a statement therefor; provided, however, that if this

32

Agreement is terminated pursuant to Section 8.1(b)(ii), such reimbursement shall be paid only if, and only at the time, the Company consummates an Acquisition Proposal that would have required payment of a fee pursuant to the first sentence of Section 8.2(d).

     (c) The Company agrees that if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii), 8.1(c)(i) or 8.1(d)(i) (but in the case of termination pursuant to Section 8.1(b)(iii) only if the Company’s Board of Directors or any committee thereof shall not have reaffirmed its approval or recommendation of the Merger or this Agreement within a reasonable time after Parent requested such a reaffirmation (and at least five business days prior to the Stockholders Meeting or any re-convening thereof)), then the Company shall pay to Parent, or as directed by Parent, a fee equal to $1,000,000 (the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds (i) in the case of a termination by the Company pursuant to Section 8.1(b)(iii) or 8.1(c)(i), on the date of such termination and (ii) in the case of a termination by Parent pursuant to Section 8.1(b)(iii) or 8.1(d)(i) promptly, but in no event later than two business days after, it first becomes due.

     (d) The Company agrees that if (i) after the date of this Agreement and prior to any termination of this Agreement pursuant to Section 8.1, an Acquisition Proposal by a third party has been made to the Company or its Board of Directors or any committee thereof, or has been made directly to the Company’s stockholders generally, or has been publicly disclosed or announced, and (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i), 8.1(c)(i), 8.1(d)(i) or 8.1(d)(ii) and within one year after the termination the Company shall approve or consummate or enter into an Acquisition Agreement with respect to any Acquisition Proposal (for purposes of this Section 8.2(d) only, all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) with any third party (whether or not such Acquisition Proposal or third party is the Acquisition Proposal or third party referred to in clause (i) of this Section 8.2(d)), then upon consummation of such Acquisition Proposal (but if such Acquisition Agreement is a letter of intent, then only if such consummation occurs within 18 months after this Agreement is terminated) the Company shall pay to Parent, or as directed by Parent, a fee equal to (A) in the case of a termination by Parent or the Company pursuant to Section 8.1(c)(i) or 8.1(d)(i), $1,000,000 or (B) in the case of a termination by Parent or the Company pursuant to Section 8.1(b)(i) or 8.1(d)(ii), $2,000,000. The Company agrees that if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii) and within one year after the termination the Company shall approve or consummate or enter into an Acquisition Agreement with respect to an Acquisition Proposal with any third party, then upon consummation of such Acquisition Proposal (but if such Acquisition Agreement is a letter of intent, then only if such consummation occurs within 18 months after this Agreement is terminated) the Company shall pay to Parent, or as directed by Parent, a fee equal to (x) $2,000,000 if no Termination Fee is payable pursuant to Section 8.2(c) or (y) $1,000,000 if a Termination Fee has been paid pursuant to Section 8.2(c). The fee shall be paid by wire transfer of immediately available funds promptly, but in no event later than the date of consummation of such Acquisition Proposal. Under no circumstance shall the Company be required to pay more than one fee pursuant to Section 8.2(c) or more than one fee pursuant to this Section 8.2(d), or be required to pay fees and expense reimbursements under Sections 8.2(b), 8.2(c) and 8.2(d) in excess of $4,000,000 in the aggregate.

     (e) The Company acknowledges that the agreements contained in Sections 8.2(b), 8.2(c) and 8.2(d) are cumulative and not exclusive of each other, and are an integral part of this Agreement and that, without those agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay any amount when due pursuant to Section 8.2(b), 8.2(c) or 8.2(d), the Company shall also pay to Parent its costs and expenses (including reasonable attorneys fees and expenses) incurred in enforcing payment of any such amount.

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     (f) Parent and Subsidiary acknowledge and agree that the right to receive the expense reimbursement, fees, costs and expenses described in Sections 8.2(b), 8.2(c), 8.2(d) and 8.2(e) shall be their exclusive remedies under this Agreement following termination, except to the extent otherwise provided in Section 8.2(a).

     Section 8.3 Amendment. This Agreement may not be amended except by action authorized by the respective Boards of Directors of Parent and the Company and taken before or after the Company Stockholders’ Approval is obtained and prior to the time of the Merger Filing; provided, however, that after the Company Stockholders’ Approval is obtained, no such amendment may be made which would reduce the amount or change the kind of consideration to be received by the holders of Company Common Stock upon consummation of the Merger or alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the Company’s stockholders.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

     Section 9.1 Non-Survival. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time, none of the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. None of the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive the Effective Time except for those covenants or agreements that by their terms apply or are to be performed in whole in part after the Effective Time, and except that this Article IX shall survive the Effective Time.

     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

If to Parent or Subsidiary, to:

c/o Thomas Weisel Capital Partners, LLC
390 Park Avenue, 17th Floor
New York, New York 10022
Telephone: (212) 271-3700
Facsimile: (212) 271-3749
Attention: Douglas M. Karp

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with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Telephone: (203) 324-1400
Facsimile: (203) 327-2669
Attention: John T. Capetta

If to the Company, to:

Trover Solutions, Inc.
1600 Watterson Tower
Louisville, Kentucky 40218
Telephone: (502) 454-1340
Facsimile: (502) 454-1065
Attention: Jill L. Force, Chairman, Special Committee of the Board of Directors

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
200 Park Avenue
New York, New York 10166
Telephone: (212) 878-8000
Facsimile: (212) 878-8375
Attention: John A. Healy

     All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt thereof by the addressee, (ii) in the case of overnight delivery, on the first business day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt and (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

     Section 9.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN THAT STATE.

     Section 9.4 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in this Agreement nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.8 are for the benefit of, and shall be enforceable by, each person who at the Effective Time is a current or former director or officer of the Company.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect.

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     Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.7 Interpretation; Certain Definitions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation and (c) reference to any Article or Section means such Article or Section of this Agreement. As used in this Agreement, “business day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York City, New York are permitted or required by law or executive order to be closed for the conduct of regular banking business; “knowledge of the Company” and similar phrases mean the actual knowledge of any of the executive officers of the Company and of the Company Subsidiaries, or of any of the direct reports to the Chief Executive Officer of the Company; and except where the context otherwise requires, “person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department, agency or subdivision thereof. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted the provision.

     Section 9.8 Jurisdiction. Each of the Company, Parent and Subsidiary hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Court”) for any litigation between them arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court and agrees not to plead or claim in any court that such litigation brought in the Delaware Court has been brought in an inconvenient forum.

     Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity, without having to post any bond or to prove actual damages.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.11 Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representations, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

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[Signature Page Follows]

37

IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

TSI HOLDING CO., INC.
By:	/s/ Geoffrey S. Raker
	Name:	Geoffrey S. Raker
	Title:	Vice President

TSI ACQUISITION CO., INC.
By:	/s/ Geoffrey S. Raker
	Name:	Geoffrey S. Raker
	Title:	Vice President

TROVER SOLUTIONS, INC.
By:	/s/ Patrick B. McGinnis
	Name:	Patrick B. McGinnis
	Title:	Chairman and Chief Executive Officer

Signature Page to Merger Agreement

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APPENDIX B

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

(HOULIHAN LOKEY HOWARD & ZUKIN LOGO)

HOULIHAN LOKEY HOWARD & ZUKIN

FINANCIAL ADVISORS

www.hlhz.com

February 19, 2004

Board of Directors
Trover Solutions, Inc.
1930 Bishop Lane
Watterson Tower, Suite 1500
Louisville, KY 40218

Members of the Board:

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) in the proposed merger (the “Merger”) of Trover Solutions, Inc. (the “Company”) with and into TSI Acquisition Co., Inc. (“Subsidiary”), a wholly owned subsidiary of TSI Holding Co., Inc. (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of February 19, 2003, by and among Parent, Subsidiary and the Company (the “Merger Agreement”). In the Merger, each issued and outstanding share of Common Stock other than shares of Common Stock (i) owned directly or indirectly by Parent, Subsidiary or the Company, (ii) held in treasury or (iii) as to which dissenters’ demands for appraisal rights have been properly exercised and perfected, will be converted into the right to receive $7.00 in cash, without interest.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 1998 though 2002, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003, and the Company’s unaudited financial statements for the year ended December 31, 2003, all of which the Company’s management has identified as the most current financial information available with respect to the Company;

2.	reviewed the Merger Agreement, in the form in which it was executed;

3.	met with the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

Chicago • 123 North Wacker Drive, 4th Floor • Chicago, Illinois 60606 • tel. 312.456.4700 • fax.312.346.0951

L o s   A n g e l e s      N e w  Y o r k     S a n  F r a n c i s c o      W a s h i n g t o n ,  D . C .      M i n n e a p o l i s     D a l l a s     A t l a n t a

Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

4.	reviewed earnings estimates of the Company prepared by management of the Company with respect to the Company for the three fiscal years ending December 31, 2006;

5.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

6.	reviewed certain other publicly available financial data for certain selected companies that we deem similar to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Merger;

7.	reviewed other documents executed by the parties and forms of certain documents to be delivered at the closing of the Merger; and

8.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and the good-faith judgment of senior management of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We express no opinion with respect to such forecasts and projections or the assumptions on which they are based.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have neither reviewed the books and records of the Company nor made any physical inspection or independent appraisal of any of the properties or assets of the Company. We have assumed that the Merger will be consummated on the terms set forth therein, without waiver or modification of any material terms. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Subsequent events that could affect the conclusions set forth in this Opinion include adverse changes to the business, financial conditions, results of operations of the Company and timely consummation of the Merger. Houlihan Lokey is under no obligation to update, revise or reaffirm this Opinion.

This Opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote on the Merger. This Opinion does not address the relative merits of the Merger or any other transactions or business strategies discussed as alternatives to the Merger or your decision to proceed with the Merger.

Our Opinion addresses only the fairness from a financial point of view to the holders of the Common Stock of the Company of the consideration to be received by such holders pursuant to the Merger Agreement. We do not express any views on any other terms of the Merger Agreement and our Opinion does not address the Company’s decision to effect the Merger.

We further advise you that Houlihan Lokey Howard & Zukin Capital (“HLHZ”), an affiliate of the undersigned, was retained on or about July 1, 2003, as the Company’s financial advisor and investment banker in connection with certain aspects of the Merger; and upon the closing of the Merger, HLHZ is entitled to receive a contingent transaction fee.

This Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and is subject to the understanding that the obligations of Houlihan Lokey in connection with the Merger are solely corporate obligations, and that no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received pursuant to the Merger Agreement by the holders of the Common Stock of the Company is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than

10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

Information Regarding the Directors and Executive Officers of
Trover and the Tailwind Entities and Affiliates

Trover Solutions, Inc.

Executive Officers and Directors of Trover

Set forth below is biographical information regarding each director and executive officer of Trover based on information supplied by them. Each person identified below is a United States Citizen. The business address for each of the individuals listed below is c/o Trover Solutions, Inc., 1600 Watterson Tower, Louisville, Kentucky 40218, and the business telephone is (502) 454-1340. During the last five years, none of the Trover directors or executive officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or have been a party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Patrick B. McGinnis

Mr. McGinnis serves as Chairman, Chief Executive Officer, and a director of the Company. In 1988, Mr. McGinnis left Humana Inc., where he served as Vice President — Finance & Planning, to co-found the Company. He served as the Company’s Chief Executive Officer until August 1996, when he left the Company to become President of the Medaphis Healthcare Information Technology Company. He rejoined the Company and assumed his current responsibilities in January 1997.

William C. Ballard, Jr.

Mr. Ballard is of counsel to the law firm Greenebaum Doll & McDonald PLLC in Louisville, Kentucky. Mr. Ballard retired from his role as the Chief Financial Officer and a director of Humana Inc. in 1992, after having served the company for 22 years. Mr. Ballard serves on the boards of directors of Health Care REIT, Inc. and UnitedHealth Group.

Jill L. Force

Ms. Force has been a partner with The Allegro Group, a healthcare financial advisory firm, since November 1999. From May 2000 to December 2001 she served as Chief Financial Officer for Rehab Designs of America Corporation, a privately-held healthcare company (“RDA”) as part of a turn-around project completed in December 2001. RDA filed a voluntary bankruptcy petition under Chapter 11 of the Federal bankruptcy laws in February 2001. Ms. Force was employed by Vencor, Inc. (“Vencor”) from 1989 to 1999, most recently as Senior Vice President, General Counsel and Corporate Secretary. Vencor filed a voluntary bankruptcy petition under Chapter 11 of the Federal bankruptcy laws in September 1999.

John H. Newman

Mr. Newman is a senior partner in the international law firm of Sidley Austin Brown & Wood LLP. He joined the firm in 1972 and became a partner in 1980. Based in New York City, Mr. Newman’s legal practice is concentrated on the representation of domestic and international issuers and underwriters in the capital formation process.

Lauren N. Patch

Mr. Patch is a business consultant with Patch & Associates LLC and with Patch Nyhan Enterprises, LLC. Since August 2003, Mr. Patch has served as Chief Executive Officer and President of 4MyBenefits, Inc. Since February 2004, Mr. Patch has also served as Chief Executive Officer and President of Tristate Insurance Managers, LLC and as Vice President of Tristate Medical Insurance Co., Risk Retention Group. From September 2001 until January

2003 Mr. Patch served as Chief Executive Officer of Wyncom, Inc., a provider of leadership education and training. Mr. Patch also served, from June 2000 to July 2001, as a consultant to and Interim Chief Executive Officer of InsurePoint.com. From January 1991 to February 2000 Mr. Patch served as Chief Executive Officer and President of The Ohio Casualty Insurance Company, a Fortune 1000 company in the insurance and financial services sectors. He is a past director of Wyncom, Inc., Ohio Casualty Corporation, First Financial Bancorp and the Insurance Services Office, and a currently serves on the board of directors of Tristate Medical Insurance Co., Risk Retention Group.

Chris B. Van Arsdel

Since July 2001 Mr. Van Arsdel has served as an independent consultant in the technology services industry. He served from July 2000 to July 2001 as a Senior Vice President at BancTec, Inc., where he was responsible for the company’s hardware and software products and its service organization. From 1970 to 1999, Mr. Van Arsdel served as an executive with Electronic Data Systems Corporation, responsible for technical engineering and customer service support groups.

Robert G. Bader, Jr.

Mr. Bader serves as Executive Vice President — Healthcare Sales, Marketing & Corporate Client Solutions. He assumed his current responsibilities in December 2002. Beginning in November 1999, he served as Executive Vice President — Overpayments Operations. Mr. Bader joined the Company in January 1998 as Senior Vice President — Business Development. From 1992 until 1994, Mr. Bader served as Vice President of Strategic Planning of Blue Cross Blue Shield of Kentucky. In 1994, he assumed the positions of Chief Operating and Chief Financial Officer of Acordia of Louisville, one of the operating companies of Acordia, Inc., which was a publicly traded insurance brokerage and health administrative services company until wholly acquired by Anthem, Inc. in 1997.

Mark J. Bates

Mr. Bates serves as our Executive Vice President — Healthcare Recoveries Division, Overpayments. Before joining the Company in June 1998, Mr. Bates was Director of Application Development at Humana Inc. In his 14 years at Humana Inc., he held a variety of systems management responsibilities including Director of Technical Services, Director of Customer Service, and Director of Development Support. Mr. Bates is a 1981 graduate of Rose-Hulman Institute of Technology with a B.S. in Computer Science. He is a founding member of the Computer Information Systems Corporate Partner Program and a part-time instructor at the University of Louisville School of Business.

Robert L. Jefferson

Mr. Jefferson serves as Senior Vice President — TransPaC Solutions. He assumed his current responsibilities in November 2000 after having served as Senior Vice President — Business Development since joining the Company in November 1999. From 1994 through 1999, he served as Director of Planning and Budget for AEGON USA, the domestic insurance division of AEGON’s international operations. During the period of 1979 through 1994, he headed up financial reporting and budgeting for the Agency Group division of Providian Corporation, which was subsequently acquired by AEGON.

Debra M. Murphy

Ms. Murphy serves as Executive Vice President — Healthcare Recoveries Division, Subrogation. Ms. Murphy joined the Company in 1991 as Sales and Marketing Manager. She was promoted to Director of Sales in October 1994, to Vice President — Sales in February 1996, to Senior Vice President in November 1996, to Executive Vice President — Operations in June 1998 and Executive Vice President — HRI Division in October 1999. She assumed her current responsibilities as Executive Vice President — Healthcare Recoveries Division, Subrogation in January 2002.

Douglas R. Sharps

Mr. Sharps serves as Executive Vice President — Finance & Administration, Chief Financial Officer and Secretary. Mr. Sharps joined the Company in January 1990 as Vice President and General Counsel and became Chief Financial Officer in October 1994. He is also the principal of Sharps & Associates, PSC, a law firm that provides support to the Company and handles litigated recoveries in California, Florida, Illinois, Kentucky, Texas, Virginia and Wisconsin. He assumed his current responsibilities in January 1997.

Tailwind Entities and Affiliates

The Tailwind Entities are affiliates of Thomas Weisel Partners Group LLC. The information in this Appendix D sets forth the relationship between the Tailwind Entities and Thomas Weisel Partners Group and it also sets forth certain information with respect to the entities and individuals who could be deemed to control the Tailwind Entities.

Each of the individuals identified below is a citizen of the United States. During the last five years, none of the individuals or entities identified below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order (1) enjoining such entity or person from future violations of, or prohibiting activities subject to, federal or state securities laws or (2) finding any violation with respect to such laws.

TSI Acquisition Co., Inc.

TSI Acquisition Co., Inc. is a Delaware corporation, and its business address is 390 Park Avenue, 17th Floor, New York, New York 10022 and its business telephone is (212) 271-3700. TSI Acquisition Co. is controlled by TSI Holding Co., Inc., as its sole stockholder, and by its executive officers and board of directors. Information with respect to TSI Holding Co. is set forth below in this Appendix D.

The following is a list of the executive officers and directors of TSI Acquisition Co., setting forth their principal occupation and the organization in which such employment is conducted.

Name	Title	Principal Occupation
Douglas M. Karp	President and Director	Managing Partner of Tailwind Capital Partners LLC

Geoffrey S. Raker	Vice President, Secretary and Director	Managing Director of Tailwind Capital Partners LLC

Lawrence B. Sorrel	Director	Managing Partner of Tailwind Capital Partners LLC

The business address for Messrs. Karp, Raker and Sorrel is 390 Park Avenue, 17th Floor, New York, New York 10022 and their business telephone is (212) 271-3700. The material occupations, positions, offices or employment during the past five years of such individuals are as follows:

Douglas M. Karp

Mr. Karp is a Managing Partner of Tailwind Capital Partners. Between 2000 and 2003, he was Managing Partner of Pacific Partners LLC, a private equity and advisory firm. Prior to August 2000, he was a Managing Director of the private equity firm E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. He is a board member of Eon Labs, Inc., Primus Telecommunications Group, Incorporated and several private companies.

Lawrence B. Sorrel

Mr. Sorrel is a Managing Partner of Tailwind Capital Partners. Between 1998 and 2002, he was a General Partner of the private equity firm Welsh, Carson, Anderson & Stowe. Prior to May 1998, he was a Managing Director of Morgan Stanley and Morgan Stanley Capital Partners, the firm’s private equity affiliate, where he had been employed since 1986. He is a board member of Emmis Communications Corporation and several private companies.

Geoffrey S. Raker

Mr. Raker is a Managing Director of Tailwind Capital Partners, which position he has held since April 2003. Previously, Mr. Raker was a Vice President at Warburg Pincus, LLC, a private equity firm based in New York, New York, which he joined in February 2000. Prior to joining Warburg Pincus and since 1996, Mr. Raker was a Vice President in Morgan Stanley’s M&A and Public Finance Groups.

TSI Holding Co., Inc.

TSI Holding Co. is a Delaware corporation, and its business address is 390 Park Avenue, 17th Floor, New York, New York 10022 and its business telephone is (212) 271-3700. TSI Holding Co. is controlled by Thomas Weisel Capital Partners, L.P., as its majority stockholder, and by its executive officers and board of directors. Information with respect to Thomas Weisel Capital Partners is set forth below in this Appendix D.

The following is a list of the executive officers and directors of TSI Holding Co., setting forth their principal occupation and the organization in which such employment is conducted.

Name	Title	Principal Occupation
Douglas M. Karp	President and Director	Managing Partner of Tailwind Capital Partners LLC

Geoffrey S. Raker	Vice President, Secretary and Director	Managing Director of Tailwind Capital Partners LLC

Lawrence B. Sorrel	Director	Managing Partner of Tailwind Capital Partners LLC

The business address for Messrs. Karp, Raker and Sorrel is 390 Park Avenue, 17th Floor, New York, New York 10022 and their business telephone is (212) 271-3700. The material occupations, positions, offices or employment during the past five years of Messrs. Karp, Raker and Sorrel are set forth above under TSI Acquisition Co.

Thomas Weisel Capital Partners, L.P.
TWP CEO Founders’ Circle (QP), L.P.
TWP CEO Founders’ Circle (AI), L.P.
Thomas Weisel Capital Partners Employee Fund, L.P.

Each of Thomas Weisel Capital Partners, L.P., TWP CEO Founders’ Circle (QP), L.P., TWP CEO Founders’ Circle (AI), L.P., and Thomas Weisel Capital Partners Employee Fund, L.P. is a Delaware limited partnership, and its business address is 390 Park Avenue, 17th Floor, New York, New York 10022 and its business telephone is (212) 271-3700. Each of Thomas Weisel Capital Partners, TWP CEO Founders’ Circle (QP), TWP CEO Founders’ Circle (AI) and Thomas Weisel Capital Partners Employee Fund is controlled by Tailwind Capital Partners LLC, as its general partner. Information with respect to Tailwind Capital Partners is set forth below in this Appendix D.

Tailwind Capital Partners LLC

Tailwind Capital Partners LLC is a Delaware limited liability company, and its business address is 390 Park Avenue, 17th Floor, New York, New York 10022 and its business telephone is (212) 271-3700. Tailwind Capital Partners LLC is controlled by Thomas Weisel Capital Management LLC, as its managing member, and by its managing partners. Information with respect to Thomas Weisel Capital Management is set forth below in this Appendix D.

The following is a list of the managing partners of Tailwind Capital Partners, setting forth their principal occupation and the organization in which such employment is conducted.

Name	Principal Occupation
Douglas M. Karp	Managing Partner of Tailwind Capital Partners LLC

Lawrence B. Sorrel	Managing Partner of Tailwind Capital Partners LLC

The business address for Messrs. Karp and Sorrel is 390 Park Avenue, 17th Floor, New York, New York 10022 and their business telephone is (212) 271-3700. The material occupations, positions, offices or employment during the past five years of Messrs. Karp and Sorrel are set forth above under TSI Acquisition Co.

Thomas Weisel Capital Management LLC

Thomas Weisel Capital Management LLC is a Delaware limited liability company, and its business address is One Montgomery Tower, One Montgomery Street, San Francisco, California 94104 and its business telephone is (415) 364-2500. Thomas Weisel Capital Management is controlled by Thomas Weisel Partners Group LLC, as its managing member, and by its board of managers. Information with respect to Thomas Weisel Partners Group is set forth below in this Appendix D.

The following is a list of the members of the board of managers of Thomas Weisel Capital Management, setting forth their principal occupation and the organization in which such employment is conducted.

Name	Principal Occupation
Thomas Weisel	Chief Executive Officer and Chairman of the Executive Committee of Thomas Weisel Partners Group LLC

Mark Manson	Director of Research of Thomas Weisel Partners LLC and Member of the Executive Committee of Thomas Weisel Partners Group LLC

Douglas M. Karp	Managing Partner of Tailwind Capital Partners LLC

Lawrence B. Sorrel	Managing Partner of Tailwind Capital Partners LLC

Andrew Sessions	Managing Partner of Thomas Weisel Venture Partners, L.P.

David Baylor	Chief Administrative Officer of Thomas Weisel Partners Group LLC

The business address for Messrs. Weisel and Baylor is One Montgomery Tower, One Montgomery Street, San Francisco, California 94104 and their business telephone is (415) 364-2500. The business address for Mr. Sessions is 275 Middlefield Road, Menlo Park, California 94025 and his business telephone is (650) 688-5500. The business address for Messrs. Karp, Sorrel and Manson is 390 Park Avenue, 17th Floor, New York, New York 10022 and their business telephone is (212) 271-3700. The material occupations, positions, offices or employment during the past five years of Messrs. Karp and Sorrel are set forth above under TSI Acquisition Co. The material occupations, positions, offices or employment during the past five years of the remainder of such individuals are as follows:

Thomas Weisel

Mr. Weisel is the Chief Executive Officer and Chairman of the Executive Committee of Thomas Weisel Partners Group since October 1998.

Mark Manson

Mr. Manson is Director of Research of Thomas Weisel Partners, which position he has held since April 2001. In addition, Mr. Manson is a Member of the Executive Committee of Thomas Weisel Partners Group since January 2002. Previously he was Director of Research at CS First Boston, a securities firm in New York, New York, which he joined in November 2000. Prior to joining CS First Boston and since 1988, Mr. Manson was Director of Research at Donaldson, Lufkin & Jenrette in New York, New York.

Andrew Sessions

Mr. Sessions is a Managing Partner of Thomas Weisel Venture Partners, which position he has held since June 2000. Previously and since 1999, Mr. Sessions was Co-Head of the Technology Investment Banking Group of Thomas Weisel Partners.

David Baylor

Mr. Baylor is Chief Administrative Officer of Thomas Weisel Partners Group since November 2003. Previously, and since 1999, Mr. Baylor was General Counsel of Thomas Weisel Partners Group.

Thomas Weisel Partners Group LLC

Thomas Weisel Partners Group LLC is a Delaware limited liability company, and its business address is One Montgomery Tower, One Montgomery Street, San Francisco, California 94104 and its business telephone is (415) 364-2500. Thomas Weisel Partners Group is controlled by its executive committee.

The following is a list of the members of the executive committee of Thomas Weisel Partners Group, setting forth their principal occupation and the organization in which such employment is conducted.

Name	Principal Occupation
Thomas Weisel	Chief Executive Officer and Chairman of the Executive Committee of Thomas Weisel Partners Group LLC

Mark Manson	Director of Research of Thomas Weisel Partners LLC and Member of the Executive Committee of Thomas Weisel Partners Group LLC

Blake Jorgensen	Director of Investment Banking of Thomas Weisel Partners LLC and Member of the Executive Committee of Thomas Weisel Partners Group LLC

Tim Heekin	Director of Trading of Thomas Weisel Partners LLC and Member of the Executive Committee of Thomas Weisel Partners Group LLC

Paul Slivon	Director of Institutional Sales of Thomas Weisel Partners LLC and Member of the Executive Committee of Thomas Weisel Partners Group LLC

The business address for Messrs. Weisel, Jorgensen, Heekin and Slivon is One Montgomery Tower, One Montgomery Street, San Francisco, California 94104 and their business telephone is (415) 364-2500. The business address for Mr. Manson is 390 Park Avenue, 17th Floor, New York, New York 10022 and his business telephone is (212) 271-3700. The material occupations, positions, offices or employment during the past five years of Messrs. Weisel and Manson are set forth above under Thomas Weisel Capital Management. The material occupations, positions, offices or employment during the past five years of the remainder of such individuals are as follows:

Blake Jorgensen

Mr. Jorgensen is Director of Investment Banking and a Member of the Executive Committee of Thomas Weisel Partners Group since December 1998.

Tim Heekin

Mr. Heekin is Director of Trading and a Member of the Executive Committee of Thomas Weisel Partners Group since January 1999.

Paul Slivon

Mr. Slivon is Director of Institutional Sales and a Member of the Executive Committee of Thomas Weisel Partners Group since January 1999.